Exhibit 4.4

Execution Version

Published CUSIP Number: 65733EAC0 Term Loan CUSIP Number: 65733EAD8

$80,000,000

SECOND LIEN TERM LOAN CREDIT AGREEMENT

dated as of January 13, 2014,

by and among

NORTH ATLANTIC HOLDING COMPANY, INC.,
as Parent,

NATC HOLDING COMPANY, INC.,
as Holdings,

NORTH ATLANTIC TRADING COMPANY, INC.,
as Borrower,

THE LENDERS REFERRED TO HEREIN,
as Lenders,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
and

WELLS FARGO SECURITIES, LLC
and
JEFFERIES FINANCE LLC,
as Joint Lead Arrangers and Joint Bookrunners

i

ii

iii

iv

EXHIBITS

Exhibit A	-	Form of Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Account Designation
Exhibit D	-	Form of Notice of Prepayment
Exhibit E	-	Form of Notice of Conversion/Continuation
Exhibit F	-	Form of Officer’s Compliance Certificate
Exhibit G-1	-	Form of Assignment and Assumption
Exhibit G-2	-	Form of Affiliated Lender Assignment and Assumption
Exhibit H-1	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Lenders)
Exhibit H-2	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Participants)
Exhibit H-3	-	Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)
Exhibit H-4	-	Form of U.S. Tax Compliance Certificate (Foreign Lender Partnerships)
Exhibit I	-	Form of Guaranty and Security Agreement
Exhibit J	-	Form of Parent Guaranty Agreement
Exhibit K	-	Subordination Terms

SCHEDULES

Schedule 1.1	-	Commitments and Commitment Percentages
Schedule 4.1	-	Closing Date Security Documents and Loan Documents
Schedule 5.1	-	Jurisdictions of Organization and Qualification
Schedule 5.2	-	Subsidiaries and Capitalization
Schedule 5.6	-	Tax Matters
Schedule 5.9	-	Employee Benefit Plans
Schedule 5.12	-	Material Contracts
Schedule 5.13	-	Labor and Collective Bargaining Agreements
Schedule 5.18	-	Real Property
Schedule 5.26	-	Insurance
Schedule 6.14(d)	-	Real Property Collateral Requirements
Schedule 6.20	-	Post-Closing Matters
Schedule 7.1	-	Existing Indebtedness
Schedule 7.2	-	Existing Liens
Schedule 7.3	-	Existing Loans, Advances and Investments
Schedule 7.7	-	Transactions with Affiliates

v

SECOND LIEN TERM LOAN CREDIT AGREEMENT, dated as of January 13, 2014, by and among NORTH ATLANTIC HOLDING COMPANY, INC., a Delaware corporation, as Parent, NATC HOLDING COMPANY, INC., a Delaware corporation, as Holdings, NORTH ATLANTIC TRADING COMPANY, INC., a Delaware corporation, as Borrower, the lenders who are party to this Agreement and the lenders who may become a party to this Agreement pursuant to the terms hereof, as Lenders, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders.

STATEMENT OF PURPOSE

WHEREAS, the Borrower has requested that (i) the Lenders extend credit to the Borrower in the form of Loans under this Agreement on the Closing Date in an aggregate principal amount of $80,000,000, (ii) certain other lenders extend credit to the Borrower in the form of the ABL Facility on the Closing Date in a maximum aggregate principal amount of $40,000,000 and (iii) certain other lenders extend credit to the Borrower in the form of the First Lien Term Loan Facility on the Closing Date in a maximum aggregate principal amount of $170,000,000; and WHEREAS, subject to the terms and conditions set forth in this Agreement, the Administrative Agent and the Lenders have agreed to extend the Term Facility to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1      Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

“ABL Administrative Agent” means Wells Fargo Bank, National Association, in its capacity as administrative agent and collateral agent under the ABL Credit Agreement and the ABL Loan Documents, or any successor administrative agent and collateral agent under the ABL Loan Documents.

“ABL Credit Agreement” means that certain ABL Credit Agreement dated as of the date hereof by and among NATC Holding Company, Inc., as holdings, North Atlantic Trading Company, Inc., as a borrower, certain subsidiaries of North Atlantic Trading Company, Inc., as additional borrowers, the lenders party thereto and Wells Fargo Bank, National Association, as ABL Administrative Agent.

“ABL Facility” means the asset-based revolving credit facility established pursuant to the ABL Credit Agreement.

“ABL Intercreditor Agreement” means that certain ABL Intercreditor Agreement dated as of the date hereof by and among each Credit Party, Wells Fargo Bank, National Association, as Initial ABL Facility Agent, Wells Fargo Bank, National Association, as Initial First Lien Term Loan Facility Agent, and Wells Fargo Bank, National Association, as Initial Second Lien Term Loan Facility Agent.

“ABL Loan Documents” means the ABL Credit Agreement, the ABL Intercreditor Agreement and the other “Loan Documents” as defined in the ABL Credit Agreement (as in effect on the date hereof and as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance therewith, herewith and with the ABL Intercreditor Agreement).

“ABL Priority Collateral” has the meaning assigned to such term in the ABL Intercreditor Agreement.

“Acquired Entity” means 100% of the Equity Interests of any Person that is not already a Subsidiary or an Unrestricted Subsidiary of the Borrower, which Person shall, as a result of the acquisition of such Equity Interests, become a Wholly-Owned Domestic Subsidiary of the Borrower (or shall be merged with and into the Borrower or another Wholly-Owned Domestic Subsidiary of the Borrower; provided that (i) in the case of any such merger involving the Borrower, the Borrower shall be the surviving or continuing Person, and (ii) in the case of any such merger involving any other NATC Party, such NATC Party shall be the surviving or continuing Person).

“Administrative Agent” means Wells Fargo, in its capacity as administrative agent and collateral agent hereunder, and any successor thereto appointed pursuant to Section 9.6.

“Administrative Agent Fee Letter” means the administrative agent fee letter, dated as of January 13, 2014, between Holdings, the Borrower and the Administrative Agent.

“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 10.1(c).

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, (a) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified or (b) any Person that directly or indirectly owns ten percent (10%) or more of any class of Equity Interests of the Person specified or that is an officer or director of the Person specified.

“Affiliated Lender Assignment and Assumption” means an assignment and assumption entered into by a Lender and Standard General, and accepted by the Administrative Agent, in substantially the form attached as Exhibit G-2 or any other form approved by the Administrative Agent.

“Agent’s Liens” means the Liens granted by the Borrower and the Guarantors to the Administrative Agent under the Loan Documents securing the Obligations.

“Agreement” means this Credit Agreement.

“Anti-Terrorism Laws” has the meaning assigned thereto in Section 5.20.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities (including all Tobacco Laws and Environmental Laws) and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means (i) with respect to Base Rate Loans, 9.25% and (ii) with respect to LIBOR Rate Loans, 10.25%.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

2

“Arrangers” means Wells Fargo Securities, LLC and Jefferies Finance LLC, in their capacities as joint lead arrangers and joint bookrunners.

“Asset Disposition” means the sale, transfer, license, lease or other disposition of any Property (including any disposition of Equity Interests) by any NATC Party or any Subsidiary thereof (or the granting of any option or other right to do any of the foregoing), and any issuance of Equity Interests by the Borrower to any Person other than Holdings or by any Subsidiary of the Borrower to any Person that is not the Borrower or any Wholly-Owned Subsidiary thereof. The term “Asset Disposition” shall not include (a) the sale of inventory or any other goods or property in the ordinary course of business, (b) any other transaction permitted pursuant to Section 7.4, (c) the write-off, discount, sale or other disposition of receivables and similar obligations in the ordinary course of business and not undertaken as part of an accounts receivable financing transaction, (d) the disposition of any Hedge Agreement, (e) the disposition of Investments in cash or Cash Equivalents, (f) the transfer by any NATC Party of its assets to the Borrower or any other NATC Party, (g) the transfer by any Non-Guarantor Subsidiary of its assets to any NATC Party (provided that, in connection with any such transfer, such NATC Party shall not pay more than an amount equal to the fair market value of such assets as determined by it in good faith at the time of such transfer), (h) the transfer by any Non-Guarantor Subsidiary of its assets to any other Non-Guarantor Subsidiary and (i) any sale, transfer or disposition of property for Net Cash Proceeds which, when taken collectively with the Net Cash Proceeds of any other such sale, transfer or disposition of property that were consummated (x) since the beginning of the calendar year in which such sale, transfer or disposition is consummated, do not exceed $1,000,000 and (y) on or after the Closing Date, do not exceed $2,500,000.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.9), and accepted by the Administrative Agent, in substantially the form attached as Exhibit G-1 or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date of determination, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease Obligation.

“Auction” has the meaning assigned thereto in Section 10.9(f).

“Available Amount” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis, equal to, without duplication:

(a)      the cumulative amount of Excess Cash Flow (as defined in the First Lien Term Loan Credit Agreement as in effect on the Closing Date) of the Borrower and its Subsidiaries on a Consolidated basis for the Available Amount Reference Period not required to be applied as a prepayment of Loans pursuant to Section 2.4(b)(iv) of the First Lien Term Loan Credit Agreement (as in effect on the Closing Date); plus

(b)      the aggregate amount of capital contributions made in cash to the Borrower by Holdings from the aggregate net proceeds received by Holdings from (x) the issuance or sale of its Equity Interests (not constituting Disqualified Equity Interests) subsequent to the Closing Date (other than an issuance or sale to a Subsidiary of Holdings or an employee stock ownership plan or similar trust of Holdings or a Subsidiary of Holdings) and (y) other capital contributions received by Holdings from its shareholders subsequent to the Closing Date, provided that any amounts described in Section 7.6(a), Section 7.6(e) and Section 7.9(b)(ii), any amount designated as a Cure Amount and any amount received by Holdings or the Borrower from the proceeds of the Parent PIK Toggle Facility shall be excluded from this clause (b); plus

3

(c)      the amount of any mandatory prepayment of Loans declined by the Lenders pursuant to Section 2.4(b)(v) subsequent to the Closing Date; plus

(d)      the amount by which the principal amount of any Indebtedness of the Borrower or any of its Subsidiaries is reduced on the Borrower’s balance sheet upon the conversion or exchange (other than by Parent or any Subsidiary thereof) subsequent to the Closing Date of any such Indebtedness of the Borrower or any of its Subsidiaries incurred subsequent to the Closing Date that is convertible or exchangeable for Equity Interests of Parent (less the amount of any cash, or the fair value of any other property, distributed by the Borrower or any of its Subsidiaries upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the net cash proceeds received by the Borrower or any of its Subsidiaries from the sale or issuance of such Indebtedness (excluding net cash proceeds from sales to Parent or any Subsidiary of Parent); minus

(e)      all Restricted Payments made pursuant to Section 7.6(f) after the Closing Date and prior to such time; minus

(f)      all Investments made pursuant to Section 7.3(j) after the Closing Date and prior to such time; minus

(g)      all payments of Indebtedness made pursuant to Section 7.9(b)(iv) after the Closing Date and prior to such time.

“Available Amount Reference Period” means, as of any date of determination, the period from and including January 1, 2014 through and including the last day of the most recently completed Fiscal Year with respect to which the Administrative Agent and the Lenders have received the financial statements and audit report, together with the related Officer’s Compliance Certificate, required to be delivered pursuant to Sections 6.1(a) and 6.2(a) hereof.

“Bank Product” means any one or more of the following financial products or accommodations extended to an NATC Party or any of their respective Subsidiaries by a Bank Product Provider: (a) credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services and (f) transactions under Hedge Agreements in respect of interest rates or currencies.

“Bank Product Agreements” means those agreements entered into from time to time by an NATC Party or any of their respective Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Provider” means, subject to the limitations set forth in the ABL Credit Agreement, any lender under the ABL Credit Agreement or any of its Affiliates.

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50%, (c) LIBOR for an Interest Period of one month plus 1.00%, and (d) 2.25% per annum; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or LIBOR (provided that clause (c) shall not be applicable during any period in which LIBOR is unavailable or unascertainable).

4

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 3.1(a).

“Board of Directors” means, with respect to any Person, the Board of Directors (or equivalent governing body) of such Person or any committee of the Board of Directors (or equivalent governing body) of such Person duly authorized, with respect to any particular matter, to exercise the power of the Board of Directors (or equivalent governing body) of such Person.

“Bollore” has the meaning assigned thereto in Section 6.18.

“Bollore Distribution Agreements” means, collectively (i) the Amended and Restated Distribution and License Agreement (United States), dated as of November 30, 1992, between Bollore and the Borrower (as amended, supplemented, restated, consented to or otherwise modified from time to time), (ii) that certain Amended and Restated Distribution and License Agreement (Canada), dated as of November 30, 1992, between Bollore and the Borrower (as amended, supplemented, restated, consented to or otherwise modified from time to time) and (iii) that certain License and Distribution Agreement, dated as of March 19, 2013, between Bollore S.A. and North Atlantic Operating Company (as amended, supplemented, restated, consented to or otherwise modified from time to time).

“Borrower” means North Atlantic Trading Company, Inc., a Delaware corporation.

“Borrower Materials” has the meaning assigned thereto in Section 6.2.

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in New York, New York, are open for the conduct of their commercial banking business and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, any day that is a Business Day described in clause (a) and that is also a London Banking Day.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means, collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within one hundred twenty (120) days from the date of acquisition thereof, (b) commercial paper maturing no more than one hundred twenty (120) days from the date of creation thereof and currently having the highest short-term rating obtainable from either S&P or Moody’s, (c) certificates of deposit maturing no more than one hundred twenty (120) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a long-term rating of “A” (or equivalent) or better by a nationally recognized rating agency; provided that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank, and (d) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder.

5

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“Change in Control” means the occurrence of any of the following:

(a)      any sale, lease, exchange or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of Holdings and its Subsidiaries, other than a transaction or series of transactions in which the transferee is controlled by the Management Group (other than Standard General LP and its Affiliates);

(b)      a majority of the Board of Directors of the Borrower or of Holdings shall consist of Persons who are not Continuing Directors of the Borrower or of Holdings, as the case may be;

(c)      (i) any Person or group of related Persons (other than the Management Group) for purposes of Section 13(d) of the Exchange Act, becomes the beneficial owner of the power, directly or indirectly, to vote or direct the voting of securities having more than fifty percent (50%) of the ordinary voting power for the election of directors of Parent or (ii) any Person together with its Affiliates becomes the owner, directly or indirectly, of more than sixty-six and two-thirds (66 2/3%) of the economic interests of Parent;

(d)      Holdings shall cease to directly own all of the Equity Interests of the Borrower, free and clear of all Liens (other than any Liens granted hereunder and Permitted Liens) or Parent shall cease to directly or indirectly own all of the Equity Interests of Holdings; or

(e)      any “change in control” or similar provision under (and as set forth in) any indenture, agreement or other instrument evidencing any Indebtedness or Equity Interests in excess of $5,000,000 obligating Holdings or any of its Subsidiaries to repurchase, redeem or repay all or any part of the Indebtedness or Equity Interests provided for therein.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Class” means, when used in reference to any Loan, whether such Loan is an Initial Loan, an Extended Loan (each Extended Loan extended to the same Maturity Date and having the same terms constituting a separate Class) and, when used in reference to any Commitment, whether such Commitment is in respect of Initial Loans or Extended Loans.

“Closing Date” means the date of this Agreement.

6

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means the collateral security for the Obligations pledged or granted pursuant to the Security Documents.

“Commitment” means (a) as to any Lender, the obligation of such Lender to make a portion of the Initial Loan to the account of the Borrower hereunder on the Closing Date in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1, as such amount may be reduced or otherwise modified at any time or from time to time pursuant to the terms hereof, (b) as to any applicable Lender, such Lender’s commitment to make Extended Loans and (c) as to all Lenders, the aggregate commitment of all Lenders to make such Loans. The aggregate Commitment with respect to the Initial Loan of all Lenders on the Closing Date shall be $80,000,000.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP: (a) Consolidated Net Income for such period plus (b) the sum of the following, without duplication, to the extent deducted in determining Consolidated Net Income for such period: (i) income and franchise taxes, (ii) Consolidated Interest Expense, (iii) amortization, depreciation and other non-cash charges or non-cash losses or non-cash items decreasing Consolidated Net Income (excluding any non-cash item to the extent it represents an accrual of or reserve for cash disbursements for any subsequent period, amortization of a prepaid cash expense that was paid in a prior period or a reserve for cash charges to be taken in the future), (iv) extraordinary, non-recurring or unusual losses, (v) Transaction Costs, (vi) without duplication of any amounts added back in calculating Consolidated EBITDA pursuant to the definition of Pro Forma Basis, non-recurring one-time costs and expenses incurred in connection with operating improvements, restructurings and other similar initiatives, in each case to the extent such amounts represent, when combined with all amounts added back to Consolidated EBITDA pursuant to clause (b) of the definition of Pro Forma Basis, less than five percent (5%) of Consolidated EBITDA (determined without giving effect to this clause (vi) or such clause (b)) and (vii) product launch costs in an amount not to exceed $1,500,000 in any period of four (4) consecutive fiscal quarters less (c) the sum of the following, without duplication, to the extent included in determining Consolidated Net Income for such period: (i) interest income, (ii) any extraordinary gains and (iii) non-cash gains or non-cash items increasing Consolidated Net Income. For purposes of this Agreement, Consolidated EBITDA shall be adjusted on a Pro Forma Basis.

“Consolidated First Lien Leverage Ratio” has the meaning assigned thereto in the First Lien Term Loan Credit Agreement, as in effect on the date hereof.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date to (b) Consolidated Fixed Charges for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

7

“Consolidated Fixed Charges” means, for any period, the sum of the following determined on a Consolidated basis for such period, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP: (a) Consolidated Interest Expense, (b) scheduled principal payments with respect to Indebtedness and (c) federal, state, local and foreign income taxes paid in cash.

“Consolidated Funded Indebtedness” means, as of any date of determination with respect to the Borrower and its Subsidiaries on a Consolidated basis without duplication, the sum of (a) the outstanding principal amount of all obligations as determined in accordance with GAAP, whether current or long- term, for borrowed money (including the Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct non-contingent obligations arising in connection with letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) contingent earn-outs, hold-backs and other deferred payment of consideration in Permitted Acquisitions to the extent not fixed and payable), (e) Attributable Indebtedness in respect of Capital Lease Obligations and Synthetic Leases, (f) without duplication, all Guarantees with respect to, and Liens granted to support, outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than Holdings or any of its Subsidiaries, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which Holdings or any of its Subsidiaries is a general partner or joint venturer, unless such Indebtedness is Non-Recourse Debt.

“Consolidated Interest Expense” means, for any period, determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP, interest expense (including interest expense attributable to Capital Lease Obligations and all net payment obligations pursuant to Hedge Agreements), premium payments, debt discounts, fees, charges and related expenses with respect to any and all Indebtedness of the Borrower and its Subsidiaries for such period; provided that notwithstanding the foregoing, “Consolidated Interest Expense” (i) for the four fiscal quarters ended March 31, 2014 shall be deemed to be Consolidated Interest Expense for the fiscal quarter ended March 31, 2014 multiplied by four, (ii) for the four fiscal quarters ended June 30, 2014 shall be deemed to be Consolidated Interest Expense for the two consecutive fiscal quarters ended June 30, 2014 multiplied by two and (iii) for the four fiscal quarters ended September 30, 2014 shall be deemed to be Consolidated Interest Expense for the three consecutive fiscal quarters ended September 30, 2014 multiplied by four- thirds; provided, further, that all interest, premium payments, debt discounts, fees, charges and related expenses paid in connection with the Refinancing, including any Transaction Costs in connection therewith, shall be excluded from the calculation of Consolidated Interest Expense.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a Consolidated basis, without duplication, in accordance with GAAP; provided, that in calculating Consolidated Net Income of the Borrower and its Subsidiaries for any period, there shall be excluded (a) the net income (or loss) of any Person (other than a Subsidiary which shall be subject to clause (c) below), in which Holdings or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid in cash to Holdings or any of its Subsidiaries by dividend or other distribution during such period, (b) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or any of its Subsidiaries or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person’s assets are acquired by Holdings or any of its Subsidiaries except to the extent included pursuant to the foregoing clause (a), (c) the net income (if positive), of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to Holdings or any of its Subsidiaries of such net income (i) is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary or (ii) would be subject to any taxes payable on such dividends or distributions, but in each case only to the extent of such prohibition or taxes, (d) any gain or loss from Asset Dispositions during such period and (e) any cancellation of debt income arising from a repurchase of Loans by the Borrower pursuant to Section 10.9(f).

8

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness on such date to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

“Continuing Directors” of any Person means, as of any date of determination, any Person who (a) was a member of the Board of Directors of such Person on the Closing Date or (b) was nominated for election or elected to the Board of Directors of such Person with the affirmative vote of a majority of the Continuing Directors of such Person who were members of such Board of Directors at the time of such nomination or election.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means a deposit account control agreement or a securities account control agreement, in form and substance reasonably satisfactory to the Administrative Agent, executed and delivered by the applicable NATC Party, the Administrative Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Credit Parties” means, collectively, the Borrower, Parent, Holdings and the Subsidiary Guarantors.

“Cure Amount” has the meaning assigned thereto in Section 8.7(a).

“Cure Expiration Date” has the meaning assigned thereto in Section 8.7(a).

“Debt Issuance” means the issuance or incurrence of any Indebtedness for borrowed money by any NATC Party or any of its Subsidiaries.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 8.1 which, with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

9

“Defaulting Lender” means, subject to Section 3.13(b), any Lender that (a) has failed to (i) fund all or any portion of the Loans required to be funded by it hereunder within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.13(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Deposit Account” means any deposit account (as that term is defined in the UCC).

“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interest into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a) mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), in whole or in part, (c) provide for the scheduled payment of dividends in cash or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the latest Maturity Date in effect at the time of issuance of such Equity Interests; provided that if such Equity Interests are issued pursuant to a plan for the benefit of Holdings or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by Holdings or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States.

10

 “Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.9(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.9(b)(iii)).

“Employee Benefit Plan” means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA that is maintained for employees of any NATC Party or any ERISA Affiliate or (b) any Pension Plan or Multiemployer Plan that has at any time within the preceding seven (7) years been maintained, funded or administered for the employees of any NATC Party or any current or former ERISA Affiliate.

“Engagement Letter” means the engagement letter dated October 31, 2013 among Holdings, Wells Fargo Securities, LLC and Jefferies LLC.

“Environment” means indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata or sediment, and natural resources such as wetlands, flora and fauna or as otherwise defined in any Environmental Law.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any (a) actual or alleged noncompliance with or liability under any Environmental Law including any failure to obtain, maintain or comply with any permit issued, or any approval given, under any such Environmental Law, (b) the generation, use handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of the Environment or the protection of human health and safety, including requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“Equity Interests” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder.

“ERISA Affiliate” means any Person who together with any NATC Party or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

11

“Eurodollar Reserve Percentage” means, for any day, the percentage which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” means any of the events specified in Section 8.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes (and any Taxes similar to branch profits Taxes), in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.12(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.11(g) and (d) any United States federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of July 15, 2013, among Parent, the Borrower, certain subsidiaries of the Borrower, the lenders party thereto and Jefferies Finance LLC, as administrative agent and collateral agent.

“Existing Second Lien Notes” means the Borrower’s 11½% Second Lien Notes due 2016, issued pursuant to the Existing Second Lien Notes Indenture.

“Existing Second Lien Notes Indenture” means the Indenture, dated as of July 28, 2011, among Parent, the Credit Parties and the Existing Second Lien Notes Trustee, as in effect on the Closing Date.

“Existing Second Lien Notes Trustee” means U.S. Bank National Association, in its capacity as trustee under the Existing Second Lien Notes Indenture.

“Existing Third Lien Notes” means the Borrower’s 19% Third Lien Notes due 2017, issued pursuant to the Existing Third Lien Notes Indenture.

“Existing Third Lien Notes Indenture” means the Indenture, dated as of July 28, 2011, among Parent, the Credit Parties and the Existing Third Lien Notes Trustee, as in effect on the Closing Date.

“Existing Third Lien Notes Trustee” means U.S. Bank National Association, in its capacity as trustee under the Existing Third Lien Notes Indenture.

“Extended Loans” has the meaning assigned thereto in Section 2.5(a).

12

“Extending Lender” has the meaning assigned thereto in Section 2.5(b).

“Extension Amendment” has the meaning assigned thereto in Section 2.5(c).

“Extension Election” has the meaning assigned thereto in Section 2.5(b).

“Extension Request” has the meaning assigned thereto in Section 2.5(a).

“Extension of Credit” means the making of a Loan by a Lender.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any intergovernmental agreements with respect thereto (and any foreign legislation implemented to give effect to such intergovernmental agreements) and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.

“First Lien Term Loan Administrative Agent” means Wells Fargo Bank, National Association, in its capacity as administrative agent and collateral agent under the First Lien Term Loan Credit Agreement and the First Lien Term Loan Documents, or any successor administrative agent and collateral agent under the First Lien Term Loan Documents.

“First Lien Term Loan Credit Agreement” means that certain First Lien Term Loan Credit Agreement dated as of the date hereof by and among North Atlantic Holding Company, Inc., as parent, NATC Holding Company, Inc., as holdings, North Atlantic Trading Company, Inc., as borrower, the lenders party thereto and Wells Fargo Bank, National Association, as First Lien Term Loan Administrative Agent.

“First Lien Term Loan Documents” means the First Lien Term Loan Credit Agreement, the ABL Intercreditor Agreement, the Second Lien Intercreditor Agreement and the other “Loan Documents” as defined in the First Lien Term Loan Credit Agreement (as in effect on the date hereof and as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance therewith, herewith and with the ABL Intercreditor Agreement and the Second Lien Intercreditor Agreement).

“First Lien Term Loan Facility” means the first lien term loan facility established pursuant to the First Lien Term Loan Credit Agreement.

13

“First Lien Term Loan Termination Date” shall mean the date on which all “Obligations”, as such term is used and defined in the First Lien Term Loan Credit Agreement, are paid in full in cash (other than contingent indemnification obligations) and all Indebtedness and obligations with respect thereto are paid in full in cash and all commitments under the First Lien Term Loan Documents are terminated.

“First Tier Foreign Subsidiary” means any Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code and the Equity Interests of which are owned directly by any NATC Party.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, and all registrations and filings with or issued by, any Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation or (e) for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (whether in whole or in part).

“Guarantors” means, collectively, Parent, Holdings and the Subsidiary Guarantors.

14

“Guaranty and Security Agreement” means the second lien term loan guaranty and security agreement of even date herewith executed by the NATC Parties in favor of the Administrative Agent, for the benefit of the Secured Parties, substantially in the form of Exhibit I.

“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to public health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the disposal of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed by a Governmental Authority to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, or (f) which contain, without limitation, asbestos, polychlorinated biphenyls, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other similar master agreement.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Holdings” means NATC Holding Company, Inc., a Delaware corporation.

“Immaterial Subsidiary” means, as of any date of determination, any Subsidiary designated as an Immaterial Subsidiary by the Borrower but only if and for so long as (i) the total assets of such Subsidiary, when taken together with the total assets of all other Subsidiaries so designated as Immaterial Subsidiaries, in each case, measured as of the last day of the four (4) quarter period most recently ended for which financial statements have been delivered pursuant to Section 6.1, equal or are less than one percent (1.0%) of the total assets of the Borrower and its Subsidiaries on a Consolidated basis, (ii) the total revenue of such Subsidiary, when taken together with the total revenue of all other Subsidiaries so designated as Immaterial Subsidiaries, in each case, measured as of the last day of the four (4) quarter period most recently ended for which financial statements have been delivered pursuant to Section 6.1, equal or are less than one percent (1.0%) of total revenues of the Borrower and its Subsidiaries on a Consolidated basis and (iii) such Subsidiary does not own any Equity Interests in any Credit Party; provided that no Credit Party will be considered an Immaterial Subsidiary.

15

“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following:

(a)            all liabilities, obligations and indebtedness for borrowed money including obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;

(b)           all obligations to pay the deferred purchase price of property or services of any such Person (including all obligations under earn-out or similar agreements that appear in the liabilities section of the balance sheet of such Person), except trade payables or accrued expenses arising in the ordinary course of business not more than one hundred eighty (180) days past due, or that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person;

(c)            the Attributable Indebtedness of such Person with respect to such Person’s Capital Lease Obligations and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);

(d)           all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(e)            all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements except trade payables arising in the ordinary course of business), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including any reimbursement obligation, and banker’s acceptances issued for the account of any such Person;

(g)          all obligations of any such Person in respect of Disqualified Equity Interests;

(h)          all net obligations of such Person under any Hedge Agreements; and

(i)          all Guarantees of any such Person with respect to any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date. For the avoidance of doubt, Indebtedness shall not include indemnification or expense reimbursement obligations, or interest or fees paid or payable in respect of any obligations constituting Indebtedness; provided that any obligations or extensions of credit that finance the payment of such indemnification, reimbursement, interest and fee payment obligations shall constitute Indebtedness to the extent constituting obligations of the type set forth in clauses (a) through (i) above.

16

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned thereto in Section 10.3(b).

“Initial Loan” means the term loan made, or to be made, to the Borrower by the Lenders pursuant to Section 2.1.

“Insurance and Condemnation Event” means the receipt by any NATC Party or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective Property.

“Intercreditor Agreements” means the ABL Intercreditor Agreement, the Second Lien Intercreditor Agreement and the Pari Passu Intercreditor Agreement (if any).

“Interest Period” means, as to each LIBOR Rate Loan, the period commencing on the date such LIBOR Rate Loan is disbursed or converted to or continued as a LIBOR Rate Loan and ending on the date one (1), two (2), three (3) or six (6) months or, if agreed by all of the relevant Lenders twelve (12) months thereafter, in each case as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation and subject to availability; provided that:

(a)           the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(b)           if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(c)           any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(d)           no Interest Period for any Loan shall extend beyond the applicable Maturity Date for any Class of which such Loan is a part and Interest Periods shall be selected by the Borrower so as to permit the Borrower to make the quarterly principal installment payments pursuant to Section 2.3 without payment of any amounts pursuant to Section 3.9; and

(e)          there shall be no more than five (5) Interest Periods in effect at any time.

“IRS” means the United States Internal Revenue Service.

17

“Lender” means each Person executing this Agreement as a Lender on the Closing Date and any other Person that shall have become a party to this Agreement as a Lender pursuant to an Assignment and Assumption or an Affiliated Lender Assignment and Assumption, other than any Person that ceases to be a party hereto as a Lender pursuant to an Assignment and Assumption or an Affiliated Lender Assignment and Assumption, in each case, to the extent such Person has a Commitment and/or outstanding Loan.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit.

“LIBOR” means,

(a)           for any interest rate calculation with respect to a LIBOR Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period. If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period, and

(b)           for any interest rate calculation with respect to a Base Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for an Interest Period equal to one month (commencing on the date of determination of such interest rate) which appears on the Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day. If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page) then “LIBOR” for such Base Rate Loan shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.

Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

Notwithstanding the foregoing, in no event shall LIBOR be less than 1.25%.

“LIBOR Rate” means a rate per annum determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00 - Eurodollar Reserve Percentage

“LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 3.1(a).

18

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation or other title retention agreement relating to such asset.

“Liquidity” means the sum, without duplication, of (i) Unrestricted Cash and Cash Equivalents of the NATC Parties on deposit in, or credited to, Deposit Accounts or Securities Accounts, or any combination thereof that are subject to Control Agreements and are maintained by a branch office of the bank or securities intermediary located within the United States and (ii) amounts available to be borrowed under any revolving credit facility of the Borrower, which with respect to the ABL Credit Agreement will be the Excess Availability (as defined therein) thereunder.

“Loan Documents” means, collectively, this Agreement, each Note, the Security Documents, the Parent Guaranty, the Engagement Letter, the Administrative Agent Fee Letter, the Intercreditor Agreements, and each other document, instrument, certificate and agreement executed and delivered by the Credit Parties or any of their respective Subsidiaries in favor of or provided to the Administrative Agent or any Secured Party in connection with this Agreement or otherwise referred to herein or contemplated hereby.

“Loans” means the Initial Loans and, if applicable, the Extended Loans and “Loan” means any of such Loans.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Management Group” means one or more of the following: Thomas F. Helms, Jr., Standard General LP and its Affiliates (other than Holdings and its Subsidiaries) and the other members of the senior management of Holdings on the Closing Date.

“Material Adverse Effect” means, with respect to Holdings and its Subsidiaries and, solely with respect to clause (c), Parent, (a) a material adverse effect on the business, operations, financial condition, Property or liabilities (actual or contingent) of such Persons, taken as a whole, (b) a material impairment of the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party, (c) a material impairment of the ability of the Credit Parties other than the Borrower (taken as a whole) to perform their respective obligations under the Loan Documents to which they are a party or (d) a material adverse effect on the validity, priority or perfection of any Lien granted pursuant to the Security Documents which, individually or collectively, affects a significant portion of the Collateral. As used herein, the term “significant portion” means Collateral with a value equal to or greater than two and one-half percent (2.5%) of the total value of the Collateral or which is otherwise material to the operation of the business of Holdings and its Subsidiaries.

“Material Contract” means (a) the Bollore Distribution Agreements, (b) the ABL Credit Agreement, (c) the First Lien Term Loan Documents, (d) the Parent PIK Toggle Agreement, (e) any contract or agreement, written or oral, of any NATC Party or any of its Subsidiaries involving monetary liability of or to any such Person in an amount in excess of $10,000,000 per annum or (f) any other contract or agreement, written or oral, of any NATC Party or any of its Subsidiaries, the breach, non- performance, cancellation or failure to renew of which could reasonably be expected to have a Material Adverse Effect.

19

“Material Non-Public Information” means information which is (a) not publicly available, (b) material with respect to Holdings and its Subsidiaries or their respective securities for purposes of United States federal and state securities laws and (c) not of a type that would be publicly disclosed in connection with any issuance by Holdings or any of its Subsidiaries of debt or equity securities issued pursuant to a public offering, a Rule 144A offering or other private placement where assisted by a placement agent.

“Material Subsidiary” means any Subsidiary of Holdings other than an Immaterial Subsidiary.

“Maturity Date” means (a) with respect to the Initial Loans, the date that is six years and six months after the Closing Date and (b) with respect to any Extended Loans, the final maturity date as specified in the applicable Extension Amendment; provided that, in each case, if such day is not a Business Day, the Maturity Date shall be the Business Day immediately succeeding such day.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means the collective reference to each mortgage, deed of trust or other real property security document encumbering any real property now or hereafter owned by any NATC Party, in each case, in form and substance reasonably satisfactory to the Administrative Agent and executed by such Credit Party in favor of the Administrative Agent, for the benefit of the Secured Parties, as any such document may be amended, restated, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any NATC Party or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding seven (7) years.

“NAOC” means North Atlantic Operating Company, Inc., a Delaware corporation.

“NATC Parties” means the Credit Parties (other than Parent).

“Net Cash Proceeds” means, as applicable, (a) with respect to any Asset Disposition or Insurance and Condemnation Event, the gross cash proceeds received by any NATC Party or any of its Subsidiaries therefrom (including any cash, Cash Equivalents, deferred payment pursuant to, or by monetization of, a note receivable or otherwise, as and when received) less the sum of (i) in the case of an Asset Disposition, all income taxes and other taxes assessed by, or reasonably estimated to be payable to, a Governmental Authority by such Credit Party or Subsidiary as a result of such transaction (provided that, if such estimated taxes exceed the amount of actual taxes required to be paid in cash in respect of such Asset Disposition, the amount of such excess shall constitute Net Cash Proceeds), (ii) all out-of-pocket fees and expenses incurred in connection with such transaction or event and (iii) the principal amount of, premium, if any, and interest on any Indebtedness secured by a Lien on the asset (or a portion thereof) disposed of, which Indebtedness is required to be repaid in connection with such transaction or event, and (b) with respect to any Debt Issuance, the gross cash proceeds received by any NATC Party or any of its Subsidiaries therefrom less all out-of-pocket legal, underwriting and other fees and expenses incurred in connection therewith.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.2 and (ii) has been approved by the Required Lenders.

“Non-Extended Loans” has the meaning assigned thereto in Section 2.5(a).

“Non-Guarantor Subsidiary” means any Subsidiary of Holdings (other than the Borrower) that is not a Subsidiary Guarantor.

20

“Non-Recourse Debt” shall mean Indebtedness:

(1)         as to which neither Parent, Holdings nor any Subsidiary thereof (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor, general partner or otherwise);

(2)         no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Parent, Holdings or any of its Subsidiaries to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3)         as to which the express terms provide that there is no recourse against any of the property or assets of Parent, Holdings or any of its Subsidiaries.

“Notes” means a promissory note made by the Borrower in favor of a Lender evidencing the portion of the Loans made by such Lender, substantially in the form of Exhibit A, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Notice of Account Designation” means a written notice substantially in the form of Exhibit C.

“Notice of Borrowing” means a written notice of a requested Borrowing substantially in the form of Exhibit B.

“Notice of Conversion/Continuation” means a written notice of a requested conversion or continuation of Loans substantially in the form of Exhibit E.

“Notice of Prepayment” means a written notice of a prepayment of Loans substantially in the form of Exhibit D.

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans and (b) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Credit Parties and each of their respective Subsidiaries to the Lenders, the Administrative Agent or any Indemnitee, in each case under any Loan Document, of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against any Credit Party or any Subsidiary thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Offer Loans” has the meaning assigned thereto in Section 10.9(f).

“Officer’s Compliance Certificate” means a certificate of the chief financial officer or the treasurer of the Borrower substantially in the form of Exhibit F.

21

“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of Property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease Obligation.

“Original Loans” has the meaning assigned thereto in Section 2.5(a).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.12(b)).

“Parent” means North Atlantic Holding Company, Inc., a Delaware corporation.

“Parent Guaranty” means the term loan guaranty agreement of even date herewith executed by Parent in favor of the Administrative Agent, for the benefit of the Secured Parties, substantially in the form of Exhibit J.

“Parent PIK Toggle Agreement” means that certain Parent PIK Toggle Note dated as of the date hereof by Parent and accepted by Standard General Master Fund, L.P.

“Parent PIK Toggle Facility” means the PIK toggle facility in an aggregate principal amount of $45,000,000 as of the Closing Date established pursuant to the Parent PIK Toggle Agreement.

“Pari Passu Intercreditor Agreement” means an intercreditor agreement substantially in the form of the Pari Passu Intercreditor Agreement attached as Exhibit J to the First Lien Term Loan Credit Agreement as in effect on the date hereof, with appropriate changes to reflect the parties thereto and obligations thereunder.

“Participant” has the meaning assigned thereto in Section 10.9(d).

“Participant Register” has the meaning assigned thereto in Section 10.9(d).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained, funded or administered for the employees of any NATC Party or any ERISA Affiliate or (b) has at any time within the preceding seven (7) years been maintained, funded or administered for the employees of any NATC Party or any current or former ERISA Affiliates.

22

“Permitted Acquisition” means any acquisition by the Borrower or any Subsidiary Guarantor in the form of the acquisition of (a) all or substantially all of the assets, business or a line of business of any other Person or (b) an Acquired Entity; provided, that such acquisition meets all of the following requirements:

(a)          the Person or business to be acquired shall be in a line of business permitted pursuant to Section 7.11;

(b)          no later than five (5) Business Days (or such shorter period as may be agreed to by the Administrative Agent in its sole discretion) prior to the proposed closing date of such acquisition, the Borrower shall have delivered to the Administrative Agent an officer’s certificate signed by the chief financial officer or treasurer of the Borrower demonstrating, in form and substance reasonably satisfactory to the Administrative Agent, that the Consolidated Total Leverage Ratio calculated on a Pro Forma Basis (as of the proposed closing date of the acquisition and after giving effect thereto and any Indebtedness incurred in connection therewith) shall be no greater than 5.00 to 1.00;

(c)          no Default or Event of Default shall have occurred and be continuing both before and after giving effect to such acquisition and any Indebtedness incurred in connection therewith;

(d)          after giving effect to the acquisition, the Borrower shall have at least $10,000,000 of Liquidity; and

(e)          the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer certifying that all of the requirements set forth above have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition.

“Permitted Liens” means the Liens permitted pursuant to Section 7.2.

“Permitted Prior Liens” means (x) with respect to pledged Equity Interests, Liens permitted pursuant to Section 7.2(j)(x) and (q) and (y) with respect to other assets, Liens permitted pursuant to Section 7.2(b), (c), (d), (e), (f), (g), (h), (i)(y), (j), (k), (l), (m), (n), (q) and, to the extent set forth in the ABL Intercreditor Agreement, (p).

“Permitted Protest” means the right of Holdings or any of its Subsidiaries to protest (administratively, judicially or otherwise) any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien) or rental payment; provided that (a) a reserve with respect to such obligation is established on Holdings’ or its Subsidiaries’ books and records in such amount as is required under GAAP and (b) any such protest is instituted promptly and prosecuted diligently by Holdings or its Subsidiary, as applicable, in good faith.

23

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, restructuring, replacement or extension of any Indebtedness (such modified, refinanced, refunded, renewed, restructured, replaced or extended Indebtedness, the “Refinanced Indebtedness”) of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness except by an amount (the “Additional Principal Amount”) equal to unpaid accrued interest and premium thereon plus other amounts owing or unpaid related to such Refinanced Indebtedness, and fees and expenses incurred in connection with such modification, refinancing, refunding, renewal, restructuring, replacement or extension and by an amount equal to any existing commitments unutilized thereunder (provided that (x) in the case of a single Permitted Refinancing of Indebtedness under the First Lien Term Loan Facility pursuant to Section 7.1(m)(ii), the principal amount thereof may exceed the sum of the principal amount of such Refinanced Indebtedness and the Additional Principal Amount by an amount not to exceed $15,000,000 so long as the aggregate principal amount of Indebtedness incurred pursuant to Section 7.1(m) after giving effect to such Permitted Refinancing does not exceed the sum of $165,000,000 and the Additional Principal Amount at any time outstanding and (y) in the case of any Permitted Refinancing of Indebtedness under the ABL Loan Documents (or any Permitted Refinancing thereof) pursuant to Section 7.1(l)(i), the principal and/or committed amount thereof may exceed the principal and/or committed amount of such Refinanced Indebtedness so long as the sum of the aggregate principal amount of Indebtedness and any undrawn commitments incurred pursuant to Section 7.1(l) after giving effect to such Permitted Refinancing does not exceed $55,000,000 at any time outstanding), (b) the final maturity date and weighted average life thereof shall not be prior to or shorter than that applicable to the Refinanced Indebtedness, (c) at the time of incurrence thereof and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (d) if such Refinanced Indebtedness is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms no less favorable to the Lenders than those contained in the documentation governing the Refinanced Indebtedness or otherwise reasonably acceptable to the Administrative Agent, (e) if such Refinanced Indebtedness is unsecured, such modification, refinancing, refunding, renewal, replacement or extension shall be unsecured, (f) if such Refinanced Indebtedness is secured, (i) such modification, refinancing, refunding, renewal, replacement or extension shall be secured by substantially the same or less Collateral as secured such Refinanced Indebtedness on terms no less favorable to the Administrative Agent or the Secured Parties and (ii) the Liens to secure such modification, refinancing, refunding, renewal, replacement or extension shall not have a priority more senior than the Liens securing such Refinanced Indebtedness and, if subordinated to any other Liens on such Property, shall be subordinated to the Liens in favor of the Administrative Agent for the benefit of the Secured Parties on terms no less favorable to the Administrative Agent or the Secured Parties than those contained in the documentation governing the Refinanced Indebtedness and (g) (i) there shall be no obligor in respect of such modification, refinancing, refunding, renewal, replacement or extension that is not a Credit Party, (ii) if the Borrower is the primary obligor of the Refinanced Indebtedness, no Credit Party other than the Borrower shall be the primary obligor thereof and (iii) if Holdings is the primary obligor of the Refinanced Indebtedness, no Credit Party other than Holdings shall be the primary obligor thereof.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” has the meaning assigned thereto in Section 6.2.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Pro Forma Basis” means, for purposes of calculating Consolidated EBITDA for any period during which one or more Specified Transactions occurs, that such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the applicable period of measurement and:

24

(a)          all income statement items (whether positive or negative) attributable to the Property or Person disposed of in a Specified Disposition shall be excluded and all income statement items (whether positive or negative) attributable to the Property or Person acquired in a Permitted Acquisition shall be included (provided that such income statement items to be included are reflected in financial statements or other financial data based upon reasonable assumptions and calculations which are expected to have a continuous impact); and

(b)          non-recurring costs, extraordinary expenses and other pro forma adjustments attributable to such Specified Transaction (including cost savings or other operating improvements and acquisition synergies) may be included to the extent that such costs, expenses or adjustments:

(i)          are reasonably expected to be realized within twelve (12) months of such Specified Transaction as set forth in reasonable detail on a certificate of a Responsible Officer of Holdings delivered to the Administrative Agent;

(ii)          are, in each case, reasonably identifiable, factually supportable, and expected to have a continuing impact on the operations of the Borrower and its Subsidiaries; and

(iii)        when combined with all amounts added back to Consolidated EBITDA pursuant to clause (vi) of the definition thereof, represent less than five percent (5%) of Consolidated EBITDA (determined without giving effect to this clause (b) or such clause (vi));

provided that the foregoing costs, expenses and adjustments shall be without duplication of any costs, expenses or adjustments that are already included in the calculation of Consolidated EBITDA or clause (a) above.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Equity Interests.

“Public Lenders” has the meaning assigned thereto in Section 6.2.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.

“Refinanced Indebtedness” has the meaning assigned thereto in the definition of Permitted Refinancing.

“Refinancing” means (i) the payment in full and discharge of all Indebtedness and other obligations (other than contingent indemnification obligations not then due) outstanding under the Existing Credit Agreement, the termination of the commitments thereunder and the release of all guarantees therefor and security therefor, (ii) the consummation of the early settlement of the tender offers, (iii) the satisfaction and discharge of all outstanding Existing Second Lien Notes and the release of all guarantees therefor and security therefor to the extent any Existing Second Lien Notes remain outstanding after the earlier of the early settlement of the tender offers and the final settlement of the tender offers, (iv) the satisfaction and discharge of all outstanding Existing Third Lien Notes and the release of all guarantees therefor and security therefor to the extent any Existing Third Lien Notes remain outstanding after the earlier of the early settlement of the tender offers and the final settlement of the tender offers and (v) the payment of fees and expenses incurred in connection therewith.

“Register” has the meaning assigned thereto in Section 10.9(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

25

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating in, into, onto or through the Environment or from or through any facility, property or equipment.

“Relevant Percentage” means, with respect to any Lender at any time, the percentage of the total outstanding principal balance of the Loans represented by the outstanding principal balance of such Lender’s Loans.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than fifty percent (50)% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Responsible Officer” means, as to any Person, the chief executive officer, president, chief operating officer, chief financial officer, vice president - finance, controller, treasurer or assistant treasurer of such Person or any other officer of such Person designated in writing by the Borrower and reasonably acceptable to the Administrative Agent. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Restricted Payment” has the meaning assigned thereto in Section 7.6.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time.

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource- center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, (b) a Person named on the lists maintained by the United Nations Security Council available at http://www.un.org/sc/committees/list_compend.shtml, or as otherwise published from time to time, (c) a Person named on the lists maintained by the European Union available at http://eeas.europa.eu/cfsp/sanctions/consol-list_en.htm, or as otherwise published from time to time, (d) a Person named on the lists maintained by Her Majesty’s Treasury available at http://www.hm- treasury.gov.uk/fin_sanctions_index.htm, or as otherwise published from time to time, or (e) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Second Lien Intercreditor Agreement” means that certain Second Lien Intercreditor Agreement dated as of the date hereof by and among each Credit Party, Wells Fargo Bank, National Association, as Initial First Lien Term Loan Facility Agent, and Wells Fargo Bank, National Association, as Initial Second Lien Term Loan Facility Agent.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.5, any other holder from time to time of any Obligations and, in each case, their respective successors and permitted assigns.

26

“Securities Account” means a securities account (as that term is defined in the UCC).

“Security Documents” means the collective reference to the Guaranty and Security Agreement, the Mortgages and each other agreement or writing pursuant to which any NATC Party pledges, grants or perfects a security interest in any Property or assets securing the Obligations.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property and assets of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the property and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Disposition” means any disposition of all or substantially all of the assets or Equity Interests of any Subsidiary of Holdings or any division, business unit, product line or line of business.

“Specified Transactions” means (a) any Specified Disposition and (b) any Permitted Acquisition.

“Standard General” means Standard General LP and/or its Affiliates (other than Holdings and its Subsidiaries), as applicable.

“Subordinated Indebtedness” means the collective reference to any Indebtedness incurred by Holdings or any of its Subsidiaries that is subordinated in right and time of payment to the Obligations on terms and conditions substantially as set forth in Exhibit K hereto.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Equity Interests having ordinary voting power to elect a majority of the Board of Directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency); provided that, notwithstanding the foregoing (except for purposes of the definition of Unrestricted Subsidiary contained herein), no Unrestricted Subsidiary shall be deemed to be a Subsidiary of Holdings, the Borrower or any of their respective other Subsidiaries for purposes of this Agreement and the other Loan Documents. Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of Holdings.

“Subsidiary Guarantors” means, collectively, all direct and indirect Subsidiaries of Holdings (other than the Borrower and any Foreign Subsidiary to the extent that and for so long as the guaranty by (or pledge of any assets or Equity Interests (other than up to sixty-five percent (65%) of the voting Equity Interests and one hundred percent (100%) of the non-voting Equity Interests of a First Tier Foreign Subsidiary) of) such Foreign Subsidiary would have a material adverse tax consequence for the Borrower or result in a violation of Applicable Laws) in existence on the Closing Date or which become a party to the Guaranty and Security Agreement pursuant to Section 6.14.

27

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“Term Facility” means the term loan facility established pursuant to Article II (including any new term loan facility established pursuant to Section 2.5).

“Term Loan Priority Collateral” has the meaning assigned thereto in the ABL Intercreditor Agreement.

“Termination Event” means the occurrence of any of the following which, individually or in the aggregate, has resulted or could reasonably be expected to result in liability of any NATC Party in an aggregate amount in excess of the Threshold Amount: (a) a “Reportable Event” described in Section 4043 of ERISA for which the thirty (30) day notice requirement has not been waived by the PBGC, or (b) the withdrawal of any NATC Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303 of ERISA, or (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or plan in endangered or critical status with the meaning of Sections 430, 431 or 432 of the Code or Sections 303, 304 or 305 of ERISA, or (h) the partial or complete withdrawal of any NATC Party or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability could be asserted by such plan, or (i) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (j) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA, or (k) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any NATC Party or any ERISA Affiliate.

“Threshold Amount” means $15,000,000.

“Tobacco Laws” means all statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals and interpretations that are administered or enforced by the TTB or any other Governmental Authority that administers or enforces the importation, exportation, manufacture, sale or distribution of green or processed tobacco, tobacco products, cigarette papers and tubes or electronic cigarettes.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and outstanding Loans of such Lender at such time.

28

“Transaction Costs” means all transaction fees, charges, premiums, expenses, tender and consent fees and premiums and other amounts related to the Transactions and any Permitted Acquisitions (including any financing fees, merger and acquisition fees, call premiums, legal fees and expenses, due diligence fees or any other fees and expenses in connection therewith), in each case to the extent paid within three (3) months of the closing of the Term Facility or such Permitted Acquisition, as applicable.

“Transactions” means, collectively, (a) the Refinancing, (b) the initial Extensions of Credit on the Closing Date and (c) the payment of the Transaction Costs incurred in connection with the foregoing.

“TTB” means the Alcohol and Tobacco Tax and Trade Bureau, United States Department of the Treasury.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“United States” means the United States of America.

“Unrestricted Cash” means, as of any date of determination, the aggregate amount of cash and Cash Equivalents of Holdings or any of its Subsidiaries properly classified as “unrestricted cash” for purposes of GAAP as at such date and excluding (x) cash and Cash Equivalents held by any such Person to the extent that the payment or distribution by such Person of such cash or Cash Equivalents to the Borrower is not permitted by the terms of such Person’s articles of incorporation (or corporate charter or other similar organizational documents) or bylaws (or other similar documents) or any agreement, instrument or Applicable Law and (y) cash and Cash Equivalents of such Person that are subject to any Lien in favor of any Person other than (i) the Administrative Agent for the benefit of the Secured Parties, (ii) the ABL Administrative Agent for the benefit of the secured parties under the ABL Facility or (iii) the First Lien Term Loan Administrative Agent for the benefit of the secured parties under the First Lien Term Loan Facility.

“Unrestricted Subsidiary” shall mean any newly formed or existing Subsidiary of Holdings (other than the Borrower) that is designated by the Borrower after the Closing Date as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent and shall include any Subsidiary of such Unrestricted Subsidiary; provided that the Borrower shall only be permitted to designate a Subsidiary as an Unrestricted Subsidiary so long as (a) no Default or Event of Default then exists or would result therefrom, (b) such Unrestricted Subsidiary does not own any Equity Interests in, or have any Lien on any property of, Parent, Holdings or any Subsidiary of Parent or Holdings other than a Subsidiary of the Unrestricted Subsidiary, (c) any Indebtedness and other obligations of such Unrestricted Subsidiary constitute Non-Recourse Debt, (d) such Subsidiary is not party to any agreement, contract, arrangement or understanding with Parent, Holdings or any Subsidiary of Parent or Holdings (other than an Unrestricted Subsidiary) unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Parent, Holdings or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Parent or Holdings, (e) such Subsidiary is a Person with respect to which neither Parent, Holdings nor any of their respective Subsidiaries (other than an Unrestricted Subsidiary) has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results, (f) such Subsidiary has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Parent, Holdings or any Subsidiary of Parent or Holdings (other than an Unrestricted Subsidiary), (g) Holdings’ and its other Subsidiaries’ (other than such Unrestricted Subsidiary and its Subsidiaries) aggregate Investments in all Unrestricted Subsidiaries made after the Closing Date do not exceed that amount permitted by Section 7.3(j) at such time and (h) as of any date of determination (i) the total assets of such Unrestricted Subsidiary, when taken together with the total assets of all other Unrestricted Subsidiaries so designated as Unrestricted Subsidiaries, in each case, measured as of the last day of the four (4) quarter period most recently ended for which financial statements have been delivered pursuant to Section 6.1, equal or are less than $5,000,000 on a Consolidated basis and (ii) the total revenue of such Unrestricted Subsidiary, when taken together with the total revenue of all other Unrestricted Subsidiaries so designated as Unrestricted Subsidiaries, in each case, measured as of the last day of the four (4) quarter period most recently ended for which financial statements have been delivered pursuant to Section 6.1, equal or are less than $5,000,000 on a Consolidated basis. With respect to any Subsidiary that is not newly created when it is designated as an Unrestricted Subsidiary, the Borrower will be deemed to have made an Investment pursuant to Section 7.3(j) in such Subsidiary on the date of such designation in an amount equal to the fair market value of any assets owned by such Subsidiary on the date of such designation.

29

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned thereto in Section 3.11(g).

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“Wholly-Owned” means, with respect to a Subsidiary, that all of the Equity Interests of such Subsidiary are, directly or indirectly, owned or controlled by Holdings and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than Holdings and/or one or more of its Wholly-Owned Subsidiaries).

“Withholding Agent” means any Credit Party and the Administrative Agent.

SECTION 1.2      Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form and (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.

SECTION 1.3      Accounting Terms.

(a)         All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 6.1(a), except as otherwise specifically prescribed herein; provided that obligations relating to a lease that was accounted for by a Person as an operating lease as of the Closing Date and any similar lease entered into after the Closing Date by such Person shall be accounted for as obligations relating to an operating lease and not as a Capital Lease Obligation. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at one hundred percent (100%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

30

(b)         If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

SECTION 1.4      UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

SECTION 1.5      Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.6      References to Agreement and Laws. Unless otherwise expressly provided herein, (a) any definition or reference to formation documents, governing documents, agreements (including the Loan Documents) and other contractual documents or instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) any definition or reference to any Applicable Law, including the Code, ERISA, the Exchange Act, the PATRIOT Act, the Securities Act of 1933, the UCC, the Investment Company Act of 1940, the Interstate Commerce Act, the Trading with the Enemy Act of the United States or any of the foreign assets control regulations of the United States Treasury Department, shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.7      Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.8      Guarantees. Unless otherwise specified, the amount of any Guarantee shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee.

31

SECTION 1.9      Covenant Compliance Generally. For purposes of determining compliance under Sections 7.1, 7.2, 7.3, 7.5 and 7.6, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating Consolidated Net Income in the most recent annual financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 6.1(a). Notwithstanding the foregoing, for purposes of determining compliance with Sections 7.1, 7.2 and 7.3, with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no breach of any basket contained in such Sections shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.9 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

ARTICLE II

TERM LOAN FACILITY

SECTION 2.1      Initial Loan. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each Lender severally agrees to make the Initial Loan to the Borrower on the Closing Date in a principal amount equal to such Lender’s Commitment as of the Closing Date. Notwithstanding the foregoing, if the total Commitment as of the Closing Date is not drawn on the Closing Date, the undrawn amount shall automatically be cancelled.

SECTION 2.2      Procedure for Advance of Loans. The Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing prior to 11:00 a.m. on the Closing Date requesting that the Lenders make the Initial Loan as a Base Rate Loan on such date (provided that the Borrower may request, no later than three (3) Business Days prior to the Closing Date, that the Lenders make the Initial Loan as a LIBOR Rate Loan if the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 3.9 of this Agreement). Upon receipt of such Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Not later than 1:00 p.m. on the Closing Date, each Lender will make available to the Administrative Agent for the account of the Borrower, at the Administrative Agent’s Office in immediately available funds, the amount of such Initial Loan to be made by such Lender on the Closing Date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of the Initial Loan in immediately available funds by wire transfer to such Person or Persons as may be designated by the Borrower in writing.

SECTION 2.3      Repayment of Loans.

(a)         Extended Loans. The Borrower shall repay the aggregate outstanding principal amount of each Extended Loan (if any) as determined pursuant to, and in accordance with, Section 2.5 and the applicable Extension Amendment.

(b)         Repayment at Maturity. If not sooner paid, the Loans of each Class, together with accrued interest thereon, shall be paid in full on the Maturity Date in respect thereof.

32

SECTION 2.4       Prepayments of Loans.

(a)         Optional Prepayments. The Borrower shall have the right at any time and from time to time, without premium or penalty (other than any premium payable pursuant to Section 2.4(c) below), to prepay the Loans, in whole or in part, upon delivery to the Administrative Agent of a Notice of Prepayment not later than 11:00 a.m. (i) on the same Business Day as each Base Rate Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, specifying the date and amount of repayment, whether the repayment is of LIBOR Rate Loans or Base Rate Loans or a combination thereof, and if a combination thereof, the amount allocable to each, and to which Class (or Classes) of Loans the repayment should be applied and if such repayment is to be applied to more than one Class of Loans, the amount allocable to each. Each optional prepayment of the Loans hereunder (in amounts less than all of the outstanding Loans) shall be in an aggregate principal amount of at least $5,000,000 or any whole multiple of $1,000,000 in excess thereof and shall be applied to the outstanding principal installments of the applicable Classes of Loans selected by the Borrower as directed by the Borrower. Each repayment of LIBOR Rate Loans shall be accompanied by any amount required to be paid pursuant to Section 3.9 hereof. A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the applicable Lenders of each Notice of Prepayment. Notwithstanding the foregoing, any Notice of Prepayment delivered in connection with any refinancing of all or a portion of the Term Facility with the proceeds of any other incurrence of Indebtedness may be, if expressly so stated to be, contingent upon the consummation of such incurrence and may be revoked by the Borrower in the event such refinancing is not consummated; provided that the delay or failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 3.9.

(b)         Mandatory Prepayments.

(i)         Debt and Equity Issuances. Subject to clause (vii) below, the Borrower shall make mandatory principal prepayments of the Loans in the manner set forth in clause (iv) below (x) in an amount equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Debt Issuance, other than any Debt Issuance permitted pursuant to Section 7.1 (other than Section 7.1(n)) and (y) in an amount equal to one hundred percent (100%) of the aggregate proceeds of any Cure Amount. Such prepayments shall be made within three (3) Business Days after the date of receipt of the Net Cash Proceeds of any such Debt Issuance or the proceeds of any such Cure Amount, as applicable.

(ii)        Asset Dispositions. Subject to clause (vii) below, the Borrower shall make mandatory principal prepayments of the Loans in the manner set forth in clause (iv) below in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Asset Disposition (other than (x) any Asset Disposition permitted pursuant to, and in accordance with, clauses (a) through (e) of Section 7.5 and (y) until the ABL Facility or any Permitted Refinancing thereof that is bound by the ABL Intercreditor Agreement and constitutes “ABL Obligations” thereunder is no longer in effect, any disposition of ABL Priority Collateral). Such prepayments shall be made within three (3) Business Days after the date of receipt of the Net Cash Proceeds of any such Asset Disposition by such Credit Party or any of its Subsidiaries; provided that, so long as no Event of Default has occurred and is continuing, no prepayment shall be required under this Section 2.4(b)(ii) to the extent that such Net Cash Proceeds are reinvested in assets that constitute Term Loan Priority Collateral (or other assets useful in such Credit Party’s or such Subsidiary’s business in an amount not to exceed $10,000,000 in the aggregate) within twelve (12) months after receipt of such Net Cash Proceeds; provided, further, that any portion of such Net Cash Proceeds not actually reinvested within such twelve (12) month period shall be prepaid in accordance with this Section 2.4(b)(ii) on or before the last day of such twelve (12) month period.

33

(iii)       Insurance and Condemnation Events. Subject to clause (vii) below, the Borrower shall make mandatory principal prepayments of the Loans in the manner set forth in clause (iv) below in an amount equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Insurance and Condemnation Event (other than, until the ABL Facility or any Permitted Refinancing thereof that is bound by the ABL Intercreditor Agreement and constitutes “ABL Obligations” thereunder is no longer in effect, any Insurance and Condemnation Event in respect of ABL Priority Collateral) to the extent that the aggregate Net Cash Proceeds from all Insurance and Condemnation Events received from the Closing Date through the applicable date of determination exceeds $5,000,000. Such prepayments shall be made within three (3) Business Days after the date of receipt of Net Cash Proceeds of any such Insurance and Condemnation Event by such Credit Party or any of its Subsidiaries; provided that, so long as no Event of Default has occurred and is continuing, no prepayment shall be required under this Section 2.4(b)(iii) to the extent that such Net Cash Proceeds are reinvested in assets that constitute Term Loan Priority Collateral (or other assets useful in such Credit Party’s or such Subsidiary’s business in an amount not to exceed $10,000,000 in the aggregate) within twelve (12) months after receipt of such Net Cash Proceeds; provided, further, that any portion of such Net Cash Proceeds not actually reinvested within such twelve (12) month period shall be prepaid in accordance with this Section 2.4(b)(iii) on or before the last day of such twelve (12) month period.

(iv)        Notice; Manner of Payment. Upon the occurrence of any event triggering a prepayment requirement under any of clauses (i) through (iii) above, the Borrower shall promptly deliver a Notice of Prepayment to the Administrative Agent and upon receipt of such notice, the Administrative Agent shall promptly so notify the Lenders. Except as otherwise provided in any Extension Amendment (which may provide that the Class of Loans that is the subject of such amendment may receive a less than, but not greater than, pro rata allocation of such application), each prepayment of the Loans under this Section 2.4(b) shall be applied ratably among the Initial Loans and any Extended Loans pursuant to Section 2.3.

(v)          Waiver of Mandatory Prepayments. Notwithstanding the foregoing provisions of this Section 2.4(b), (A) any Lender may waive, by written notice to Borrower and the Administrative Agent on or before the date on which such mandatory prepayment would otherwise be required to be made hereunder, the right to receive its amount of such mandatory prepayment of the Loans, (B) if any Lender or Lenders elect to waive the right to receive the amount of such mandatory prepayment, all of the amount that otherwise would have been applied to mandatorily prepay the Loans of such Lender or Lenders shall be applied to the prepay the Loans of the remaining non-waiving Lender or Lenders on a pro rata basis, based on the respective principal amounts of their outstanding Loans, and (C) to the extent there are any prepayment amounts remaining after the foregoing application, such amounts may be retained by the Borrower.

(vi)        No Reborrowings. Amounts prepaid under the Term Facility pursuant to this Section 2.4(b) may not be reborrowed. Each prepayment of LIBOR Rate Loans shall be accompanied by any amount required to be paid pursuant to Section 3.9.

(vii)       Application Override. Notwithstanding anything in this Section 2.4(b) to the contrary, until the First Lien Term Loan Termination Date, (i) no mandatory prepayments of outstanding Loans that would otherwise be required to be made under this Section 2.4(b) shall be required to be made, except with respect to any portion (if any) of the proceeds of any event giving rise to any mandatory prepayment under Section 2.4(b) of the First Lien Term Loan Credit Agreement that have been refused by the lenders under the First Lien Term Loan Credit Agreement in accordance with Section 2.4(b)(vi) of the First Lien Term Loan Credit Agreement, and (ii) the references to three (3) Business Days following the event giving rise to such mandatory prepayment in clauses (i), (ii) and (iii) of this Section 2.4(b) shall be deemed to be the third Business Day next following the date of determination that the proceeds of the event giving rise to such mandatory prepayment shall be required to be applied to prepayments of the Loans in accordance with this Section 2.4(b).

34

(c)         Call Premium. In the event that all or any portion of the Loans are voluntarily prepaid pursuant to Section 2.4(a), refinanced, mandatorily prepaid pursuant to Section 2.4(b)(i) through (iii) or in connection with a Change in Control or any other Event of Default or mandatorily assigned by a Non-Consenting Lender pursuant to Section 3.12 in connection with a matter requiring the consent of all or all affected Lenders, the Borrower shall pay to the Administrative Agent on the date of such prepayment, refinancing or assignment for the ratable account of each applicable Lender, a fee in an amount equal to, (i) a prepayment premium of 3.0% of the amount of the Loans being prepaid, refinanced or assigned, in the event such prepayment, refinancing or assignment occurs on or prior to the first anniversary of the Closing Date, (ii) a prepayment premium equal to 2.0% of the amount of the Loans being prepaid, refinanced or assigned, in the event such prepayment, refinancing or assignment occurs after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date or (iii) a prepayment premium equal to 1.0% of the amount of the Loans being prepaid, refinanced or assigned, in the event such prepayment, refinancing or assignment occurs after the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date.

SECTION 2.5      Extension of Maturity Date.

(a)         Requests for Extension. So long as no Default or Event of Default has occurred and is continuing (after giving effect to any amendments and/or waivers that are or become effective on the date of the relevant extension), the Borrower may at any time and from time to time request that all or a portion of any Class of Loans then outstanding selected by the Borrower (such Loans, the “Original Loans”) be converted to a separate Class of Loans to extend the maturity date thereof and to provide for other terms permitted by this Section 2.5 (any portion thereof that has been so extended, the “Extended Loans” and the remainder not so extended, the “Non-Extended Loans”). Prior to entering into any Extension Amendment with respect to any Original Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each Lender who has Original Loans of the Class for which an extension is so proposed) in such form as approved from time to time by the Borrower and the Administrative Agent (each, an “Extension Request”) setting forth the terms of the proposed Extended Loans, which terms shall be identical to those applicable to the Original Loans, except as otherwise permitted by this Section 2.5; provided that (w) the maturity date of Extended Loans may be later than the Maturity Date of the Original Loans, (x) Extended Loans may have different amortization payments than the corresponding Original Loans; provided that the weighted average life to maturity of such Extended Loans shall be no shorter than the weighted average life to maturity of the Original Loans from which they were converted, (y) the initial yield (including margins, fees and premiums) of the Extended Loans may be higher or lower than the initial yield (including margins, fees and premiums) of the Original Loans and (z) the Extended Loans may participate on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) than the Initial Loans in any prepayment hereunder.

(b)         The Borrower shall provide the applicable Extension Request at least seven (7) Business Days prior to the date on which the applicable Lenders are requested to respond (or such later date as the Administrative Agent may agree). Any Lender (an “Extending Lender”) wishing to have all or a portion of its Original Loans that are the subject of an Extension Request converted to Extended Loans shall notify the Administrative Agent (such notice to be in such form as approved from time to time by the Borrower and the Administrative Agent) (each, an “Extension Election”) on or prior to the date specified in such Extension Request (which shall in any event be no less than three (3) Business Days (or such shorter period as may be agreed to by the Administrative Agent in its sole discretion) prior to the effectiveness of the applicable Extension Amendment) of the amount of its Original Loans that it has elected to convert into Extended Loans; provided that each Lender may elect or decline, in its sole discretion, to convert its Original Loans into Extended Loans. In the event that the aggregate amount of the applicable Original Loans subject to Extension Elections exceeds the amount of the applicable Original Loans requested to be extended pursuant to the Extension Request, the applicable Original Loans subject to such Extension Elections shall be converted to Extended Loans on a pro rata basis based on the amount of the applicable Original Loans included in each such Extension Election.

35

(c)         Subject to the requirements of this Section 2.5, so long as (x) no Default or Event of Default has occurred and is continuing (after giving effect to any amendments and/or waivers that are or become effective on the date that such Extended Loans are established) and (y) before and after giving effect to the conversion of Original Loans to Extended Loans each of the conditions set forth in Section 4.2 shall be satisfied to the extent required by the relevant Extension Amendment governing such Extended Loans, Extended Loans may be established pursuant to a supplement (which shall set forth the effective date of such extension) to this Agreement (which, except to the extent otherwise expressly contemplated by this Section 2.5(c), shall require the consent only of the Lenders who elect to make the Extended Loans established thereby) in such form as approved from time to time by the Borrower and the Administrative Agent in the reasonable exercise of its discretion (each, an “Extension Amendment”) executed by the Credit Parties, the Administrative Agent and the Extending Lenders. In connection with any Extension Amendment:

(i)         the Borrower shall deliver opinions of counsel reasonably acceptable to the Administrative Agent as to any matters reasonably requested by the Administrative Agent; and

(ii)        the NATC Parties and the Administrative Agent shall enter into such amendments to the Security Documents as may be requested by the Administrative Agent (which shall not require any consent from any Lender) in order to ensure that the Extended Loans are provided with the benefit of the applicable Security Documents on a pari passu basis with the other Obligations and shall deliver such other documents and certificates in connection therewith as may be reasonably requested by the Administrative Agent.

(d)         The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the applicable Credit Parties as may be necessary or advisable in order to effectuate the transactions contemplated by this Section 2.5. Each Extension Amendment shall be binding on the Lenders, the Credit Parties and the other parties hereto. In addition to any other terms and changes required or permitted by this Section 2.5, each Extension Amendment establishing a Class of Extended Loans shall amend the scheduled amortization payments provided under Section 2.3 with respect to the related Non-Extended Loans to reduce each scheduled installment for such Non-Extended Loans to an aggregate amount equal to the product of (1) the original aggregate amount of such installment with respect to the corresponding Original Loans, multiplied by (2) a fraction, the numerator of which is the aggregate principal amount of such related Non-Extended Loans and (y) the denominator of which is the aggregate principal amount of such Original Loans prior to the effectiveness of such Extension Amendment (it being understood that the amount of any installment payable with respect to any individual Non-Extended Loan shall not be reduced as a result thereof without the consent of the holder of such individual Non-Extended Loan). This Section 2.5(d) shall supersede any provisions in Section 10.2 to the contrary.

36

ARTICLE III

GENERAL LOAN PROVISIONS

SECTION 3.1      Interest.

(a)         Interest Rate Options. Subject to the provisions of this Section 3.1, at the election of the Borrower, the Loans shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) the LIBOR Rate plus the Applicable Margin (provided that the LIBOR Rate shall not be available until three (3) Business Days (or four (4) Business Days with respect to a LIBOR Rate based on a twelve (12) month Interest Period) after the Closing Date unless the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 3.9 of this Agreement). The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 3.2.

(b)         Default Rate. If (A) any Event of Default has occurred and is continuing or (B) any principal of or interest on any Loan or any fee or other amount payable hereunder is not paid when and as due (whether at maturity, by reason of acceleration or otherwise), (i) all outstanding amounts constituting principal shall bear interest (A) in the case of LIBOR Rate Loans, at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans or (B) in the case of Base Rate Loans, at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans from the date of such non-payment or Event of Default until such overdue amount is paid in full or such Event of Default is no longer continuing, as applicable, (ii) any other amount then due and payable shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans from the date of such non-payment or Event of Default until such amount is paid in full and (iii) all accrued and unpaid interest shall be due and payable on demand of the Administrative Agent.

(c)         Interest Payment and Computation. Interest on each Base Rate Loan shall be due and payable in arrears on the last Business Day of each calendar quarter commencing with the fiscal quarter ending March 31, 2014; and interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed. Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any Debtor Relief Law.

(d)         Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

37

SECTION 3.2      Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time following the third (3rd) Business Day after the Closing Date all or any portion of any outstanding Base Rate Loans in a principal amount equal to $5,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more LIBOR Rate Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $3,000,000 or a whole multiple of $1,000,000 in excess thereof into Base Rate Loans or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form of a Notice of Conversion/Continuation not later than 11:00 a.m. three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan; provided that, if the Borrower wishes to request LIBOR Rate Loans having an Interest Period of twelve months in duration, such notice must be received by the Administrative Agent not later than 11:00 a.m. four (4) Business Days prior to the requested date of such conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the applicable Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. If the Borrower fails to give a timely Notice of Conversion/Continuation prior to the end of the Interest Period for any LIBOR Rate Loan, then the applicable LIBOR Rate Loan shall be converted to a Base Rate Loan. Any such automatic conversion to a Base Rate Loan shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Rate Loan. If the Borrower requests a conversion to, or continuation of, LIBOR Rate Loans, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. The Administrative Agent shall promptly notify the affected Lenders of such Notice of Conversion/Continuation.

SECTION 3.3      Fees.

(a)         Closing Fee. The Borrower shall pay on the Closing Date to the Administrative Agent, for the account of each Lender party to the Credit Agreement as a Lender on the Closing Date, as fee compensation for the funding of such Lender’s Loans, a closing fee in an amount equal to 2.0% of the stated principal amount of such Lender’s Loans, payable to such Lender from the proceeds of its Loan as and when funded on the Closing Date. Such closing fee will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter.

(b)         Administrative and Other Fees. The Borrower shall pay to the Arrangers and the Administrative Agent, for their own respective accounts, fees in the amounts and at the times specified in the Engagement Letter and the Administrative Agent Fee Letter.

38

SECTION 3.4       Manner of Payment. Each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts payable to the Lenders under this Agreement shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders entitled to such payment in Dollars, in immediately available funds and shall be made without any set off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 8.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each such Lender at its address for notices set forth herein its Relevant Percentage in respect of the Term Facility (or other applicable share as provided herein) of such payment and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent of the Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 3.9, 3.10, 3.11 or 10.3 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to the definition of Interest Period, if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment. Notwithstanding the foregoing, if there exists a Defaulting Lender each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 3.13(a)(ii).

SECTION 3.5       Evidence of Indebtedness. The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

SECTION 3.6       Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 3.9, 3.10, 3.11 or 10.3) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing to them; provided that:

(i)         if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii)        the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant.

39

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation, other than to Holdings or any of its Subsidiaries or Affiliates (as to which the provisions of this paragraph shall apply, unless such assignment is be made to Standard General or the Borrower pursuant to Section 10.9 (including Section 10.9(f) or Section 10.9(g), as applicable)).

SECTION 3.7      Administrative Agent’s Clawback.

(a)         Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender (i) in the case of Base Rate Loans, not later than 12:00 noon on the date of any proposed borrowing and (ii) in the case of any other Loans, prior to the proposed date of any borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the daily average Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b)         Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(c)         Nature of Obligations of Lenders Regarding Extensions of Credit. The obligations of the Lenders under this Agreement to make the Loans are several and are not joint or joint and several. The failure of any Lender to make available its Relevant Percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Relevant Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Relevant Percentage of such Loan available on the borrowing date.

40

SECTION 3.8      Changed Circumstances.

(a)         Circumstances Affecting LIBOR Rate Availability. In connection with any request for a LIBOR Rate Loan or a conversion to or continuation thereof, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining the LIBOR Rate for such Interest Period with respect to a proposed LIBOR Rate Loan or (iii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period, then the Administrative Agent shall promptly give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan shall be suspended, and the Borrower shall either (A) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan together with accrued interest thereon (subject to Section 3.1(d)), on the last day of the then current Interest Period applicable to such LIBOR Rate Loan; or (B) convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as of the last day of such Interest Period.

(b)         Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the affected Lenders to make LIBOR Rate Loans, and the right of the Borrower to convert any Loan of such Lenders to a LIBOR Rate Loan or continue any Loan of such Lenders as a LIBOR Rate Loan shall be suspended and thereafter the Borrower may select only Base Rate Loans for such Loans and (ii) if any of such Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto, the applicable Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period.

SECTION 3.9      Indemnity. The Borrower hereby indemnifies each of the Lenders against any loss or expense (including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain a LIBOR Rate Loan or from fees payable to terminate the deposits from which such funds were obtained) which may arise from or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrower to borrow, continue or convert to a LIBOR Rate Loan on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Relevant Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

41

SECTION 3.10      Increased Costs.

(a)           Increased Costs Generally. If any Change in Law shall:

(i)         impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate);

(ii)        subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)       impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or other Recipient, the Borrower shall promptly pay to any such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)         Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender the Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)         Certificates for Reimbursement. A certificate of a Lender or such other Recipient setting forth the amount or amounts necessary to compensate such Lender, such other Recipient or any of their respective holding companies, as the case may be, as specified in Section 3.10(a) or (b) and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or such other Recipient, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

42

(d)         Delay in Requests. Failure or delay on the part of any Lender or such other Recipient to demand compensation pursuant to this Section 3.10 shall not constitute a waiver of such Lender’s or such other Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender or any other Recipient pursuant to this Section 3.10 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or such other Recipient, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or such other Recipient’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 3.11      Taxes.

(a)         Defined Terms. For purposes of this Section 3.11, the term “Applicable Law” includes FATCA.

(b)         Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.11), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)         Payment of Other Taxes by the Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)         Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.11) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

(e)         Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.9(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 3.11(e).

43

(f)          Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 3.11, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)          Status of Lenders.

(i)         Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.11(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)         Without limiting the generality of the foregoing:

(A)          Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;

(B)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)         in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

44

(2)         executed originals of IRS Form W-8ECI;

(3)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4)         to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)          if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

45

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)           Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.11 (including by the payment of additional amounts pursuant to this Section 3.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.11 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.11(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.11(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.11(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.11(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)           Survival. Each party’s obligations under this Section 3.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 3.12     Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office. If any Lender requests compensation under Section 3.10, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.11, then such Lender shall, at the request of the Borrower, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.10 or Section 3.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

46

(b)           Replacement of Lenders. If any Lender requests compensation under Section 3.10, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.11, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.12(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.9), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.10 or Section 3.11) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)            the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.9;

(ii)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including any amounts under Section 2.4(c));

(iii)          in the case of any such assignment resulting from a claim for compensation under Section 3.10 or payments required to be made pursuant to Section 3.11, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)          such assignment does not conflict with Applicable Law; and

(v)           in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Lender as a Defaulting Lender or a Non-Consenting Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.9. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one (1) Business Day after receipt of such notice, such Lender shall be deemed to have complied with such requirements. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 3.13      Defaulting Lenders.

(a)           Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)           Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 10.2.

(ii)           Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

47

(b)           Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments under the Term Facility, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE IV

CONDITIONS OF CLOSING AND BORROWING

SECTION 4.1      Conditions to Closing and Initial Extensions of Credit. The obligation of the Lenders to make the Initial Loans is subject to the satisfaction of each of the following conditions:

(a)           Executed Loan Documents. This Agreement, the ABL Intercreditor Agreement, the Second Lien Intercreditor Agreement, a Note in favor of each Lender requesting a Note, the Guaranty and Security Agreement, the Parent Guaranty and the other Security Documents set forth on Schedule 4.1, together with any other applicable Loan Documents set forth on Schedule 4.1, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto and shall be in full force and effect.

(b)           Closing Certificates; Etc. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i)           Officer’s Certificate. A certificate from a Responsible Officer of the Borrower to the effect that (A) the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty is true and correct in all respects; (B) after giving effect to the Transactions, no Default or Event of Default has occurred and is continuing; (C) since December 31, 2012, no event has occurred or condition arisen, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect; and (D) each of the Credit Parties, as applicable, has satisfied each of the conditions set forth in Section 4.1 and Section 4.2.

48

(ii)           Certificate of Secretary of each Credit Party. A certificate of a Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation (or equivalent), as applicable, of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, (B) the bylaws or other governing document of such Credit Party as in effect on the Closing Date, (C) resolutions duly adopted by the Board of Directors (or other governing body) of such Credit Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 4.1(b)(iii).

(iii)          Certificates of Good Standing. Certificates as of a recent date of the good standing of each Credit Party under the laws of its jurisdiction of incorporation, organization or formation (or equivalent), as applicable.

(iv)          Opinions of Counsel. Opinions of (A) Milbank, Tweed, Hadley & McCloy LLP, counsel to the Credit Parties and (B) Hall Booth Smith, P.C., local Tennessee counsel to the Credit Parties, in each case addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, the Loan Documents and such other matters as the Administrative Agent shall request (which such opinions shall expressly permit reliance by permitted successors and assigns of the Administrative Agent and the Lenders).

(c)           Personal Property Collateral.

(i)           Filings and Recordings. The Administrative Agent shall have received all filings and recordations that are necessary to perfect the security interests of the Administrative Agent, on behalf of the Secured Parties, in the Collateral and the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that upon such filings and recordations such security interests constitute valid and perfected first priority Liens thereon (subject to Permitted Prior Liens).

(ii)           Pledged Collateral. The Administrative Agent (or its bailee or agent pursuant to the Second Lien Intercreditor Agreement) shall have received (A) original stock certificates or other certificates evidencing the certificated Equity Interests pledged pursuant to the Security Documents, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof and (B) each original promissory note pledged pursuant to the Security Documents together with an undated allonge for each such promissory note duly executed in blank by the holder thereof.

(iii)          Lien Search. The Administrative Agent shall have received the results of a Lien search (including a search as to judgments, bankruptcy, tax and intellectual property matters), in form and substance reasonably satisfactory thereto, made against the Credit Parties under the UCC (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the UCC should be made to evidence or perfect security interests in any assets of such Credit Party and in each jurisdiction in which federal tax liens against such Credit Party should be filed, in each case indicating among other things that the assets of each such Credit Party are free and clear of any Lien (except for Permitted Liens).

49

(iv)          Property and Liability Insurance. The Administrative Agent shall have received, in each case in form and substance reasonably satisfactory to the Administrative Agent, evidence of property, business interruption and liability insurance covering each NATC Party, evidence of payment of all insurance premiums for the current policy year of each policy (with appropriate endorsements naming the Administrative Agent as lender’s loss payee (other than as any such casualty insurance policy may relate to inventory) on all policies for property hazard insurance and as additional insured on all policies for liability insurance), and if requested by the Administrative Agent, copies of such insurance policies.

(v)           Other Collateral Documentation. The Administrative Agent shall have received any documents reasonably requested thereby or as required by the terms of the Security Documents to evidence its security interest in the Collateral.

(d)           Financial Matters.

(i)           Financial Statements of the Borrower. The Administrative Agent shall have received (A) the audited Consolidated balance sheet of the Borrower and its Subsidiaries and the related audited statements of income and retained earnings and cash flows for the three most recently completed Fiscal Years ended at least ninety (90) days prior to the Closing Date and (B) unaudited Consolidated balance sheet of the Borrower and its Subsidiaries and the related unaudited interim statements of income and retained earnings and cash flows for each interim fiscal quarter ended since the last audited financial statements referred to in clause (A) above and at least forty-five (45) days prior to the Closing Date, in each case, showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in management’s discussion and analysis, the financial condition and results of operations of Parent and its Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Parent.

(ii)           Financial Projections. The Administrative Agent shall have received pro forma Consolidated financial statements for the Borrower and its Subsidiaries, and projections prepared by management of the Borrower, of balance sheets, income statements and cash flow statements on a quarterly basis for the first two years following the Closing Date and on an annual basis for each year thereafter through the fifth anniversary of the Closing Date.

(iii)          Financial Condition/Solvency Certificate. Holdings shall have delivered to the Administrative Agent a certificate, in form and substance satisfactory to the Administrative Agent, and certified as accurate by the chief financial officer of Holdings, that (A) after giving effect to the Transactions, the Borrower is Solvent and the Credit Parties (on a consolidated basis) are Solvent and (B) the financial projections delivered to the Administrative Agent pursuant to Section 4.1(d)(ii) represent the good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the Borrower and its Subsidiaries.

(iv)          Payment at Closing. The Borrower shall have paid or made arrangements to pay contemporaneously with closing (A) to the Administrative Agent, the Arrangers and the Lenders the fees set forth or referenced in Section 3.3 and any other accrued and unpaid fees or commissions due hereunder, (B) all fees, charges and disbursements of counsel to the Administrative Agent and the Arrangers (directly to such counsel) to the extent accrued and unpaid prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (to the extent set forth in the Engagement Letter) and (C) to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

50

(e)          Concurrent Transactions.

(i)           ABL Facility. The conditions to effectiveness of the ABL Credit Agreement shall have been satisfied, the ABL Credit Agreement shall be in full force and effect and the Borrower shall have borrowed no greater than $24,000,0000 in aggregate principal amount of loans and other extensions of credit thereunder.

(ii)           First Lien Term Loan Facility. Prior to or substantially simultaneously with the initial Borrowing on the Closing Date, the Borrower shall have borrowed $170,000,000 in aggregate principal amount of loans under the First Lien Term Loan Credit Agreement and concurrently consummated the transactions under the First Lien Term Loan Credit Agreement.

(iii)          Parent PIK Toggle Facility. Prior to or substantially simultaneously with the initial Borrowing on the Closing Date, Parent shall have borrowed $45,000,000 in aggregate principal amount of loans under the Parent PIK Toggle Agreement and the Administrative Agent shall have received an executed copy of the Parent PIK Toggle Agreement in form and substance satisfactory to the Administrative Agent.

(iv)          Refinancing. Prior to or substantially simultaneously with the initial Borrowing on the Closing Date, the Refinancing shall have been consummated with all Liens and guarantees in favor of the existing lenders, noteholders and other creditors being unconditionally terminated or released and, without limiting the foregoing, the Administrative Agent shall have received payoff letters or a trustee’s acknowledgment, as applicable, in form and substance satisfactory to it evidencing such repayment, termination and release.

(f)           Miscellaneous.

(i)           Notice of Account Designation. The Administrative Agent shall have received a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made on or after the Closing Date are to be disbursed.

(ii)          PATRIOT Act, Etc. Parent, Holdings, the Borrower and each of the Subsidiary Guarantors shall have provided to the Administrative Agent and the Lenders, at least three (3) Business Days prior to the Closing Date, the documentation and other information requested by the Administrative Agent at least ten (10) Business Days prior to the Closing Date in order to comply with requirements of the PATRIOT Act, applicable “know your customer” and anti-money laundering rules and regulations.

(iii)          General. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent.

Without limiting the generality of the provisions of the last paragraph of Section 9.3, for purposes of determining compliance with the conditions specified in this Section 4.1, the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

51

SECTION 4.2      Conditions to All Extensions of Credit. The obligations of the Lenders to make any Extensions of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing date:

(a)           Accuracy of Representations and Warranties. The representations and warranties made by any Credit Party in this Agreement and the other Loan Documents shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, on and as of such borrowing date, with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date).

(b)           No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on the borrowing date with respect to such Loan or after giving effect to the Loans to be made on such date.

(c)           Notices. The Administrative Agent shall have received a Notice of Borrowing or Notice of Conversion/Continuation, as applicable, from the Borrower in accordance with Section 2.2 or Section 3.2, as applicable.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, each of Holdings and the Borrower hereby represents and warrants to the Administrative Agent and the Lenders both before and after giving effect to the transactions contemplated hereunder, which representations and warranties shall be deemed made on the Closing Date and as otherwise set forth in Section 4.2, that:

SECTION 5.1      Organization; Power; Qualification. Each Credit Party and each Subsidiary thereof (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has the power and authority to own its Properties and to carry on its business as now being and hereafter proposed to be conducted and (c) is duly qualified and authorized to do business in each jurisdiction in which the character of its Properties or the nature of its business requires such qualification and authorization except in jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect. The jurisdictions in which each NATC Party and each Subsidiary thereof are organized and qualified to do business as of the Closing Date are described on Schedule 5.1.

52

SECTION 5.2      Ownership. Each Subsidiary of each NATC Party as of the Closing Date is listed on Schedule 5.2. As of the Closing Date, (x) the capitalization of each NATC Party and its Subsidiaries consists of the number of shares, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 5.2 and (y) Holdings and the Borrower have no Unrestricted Subsidiaries. All outstanding shares have been duly authorized and validly issued and are fully paid and non-assessable and not subject to any preemptive or similar rights, except as described in Schedule 5.2. The shareholders or other owners, as applicable, of each NATC Party and its Subsidiaries and the number of shares owned by each as of the Closing Date are described on Schedule 5.2. As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or require the issuance of Equity Interests of any NATC Party or any Subsidiary thereof, except as described on Schedule 5.2.

SECTION 5.3      Authorization; Enforceability. Each Credit Party and each Subsidiary thereof has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of each Credit Party and each Subsidiary thereof that is a party thereto, and each such document constitutes the legal, valid and binding obligation of each Credit Party and each Subsidiary thereof that is a party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal Debtor Relief Laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

SECTION 5.4      Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by each Credit Party and each Subsidiary thereof of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby or thereby do not and will not, by the passage of time, the giving of notice or otherwise, (a) require any Governmental Approval or violate any material Applicable Law (including all Tobacco Laws) relating to any Credit Party or any Subsidiary thereof, (b) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of any Credit Party or any Subsidiary thereof, (c) conflict with, result in a breach of or constitute a default under any indenture or other debt instrument, or under any other material agreement or other material instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, (d) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Permitted Liens or (e) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement other than (i) consents, authorizations, filings or other acts or consents for which the failure to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) filings under the UCC, (iii) filings with the United States Copyright Office and/or the United States Patent and Trademark Office and (iv) Mortgage filings with the applicable county recording office or register of deeds.

SECTION 5.5      Compliance with Law; Governmental Approvals. Each NATC Party and each Subsidiary thereof (a) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to its knowledge, threatened attack by direct or collateral proceeding, (b) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties and (c) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law except in each such case where the failure to have, comply or file could not reasonably be expected to have a Material Adverse Effect.

53

SECTION 5.6      Tax Returns and Payments. Each NATC Party and each Subsidiary thereof has duly filed or caused to be filed all federal, state, local and other tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable (other than any amount the validity of which is the subject of a Permitted Protest and other than as could not reasonably be expected to have a Material Adverse Effect). Such returns accurately reflect in all material respects all liability for taxes of any NATC Party or any Subsidiary thereof for the periods covered thereby. As of the Closing Date, except as set forth on Schedule 5.6, there is no ongoing audit or examination or, to its knowledge, other investigation by any Governmental Authority of the tax liability of any NATC Party or any Subsidiary thereof. No Governmental Authority has asserted any Lien or other claim against any NATC Party or any Subsidiary thereof with respect to unpaid taxes which has not been discharged or resolved (other than (a) any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of the relevant NATC Party or Subsidiary and (b) Permitted Liens). The charges, accruals and reserves on the books of each NATC Party and each Subsidiary thereof in respect of federal, state, local and other taxes for all Fiscal Years and portions thereof since the organization of any NATC Party or any Subsidiary thereof are in the judgment of Holdings and the Borrower adequate, and neither Holdings nor the Borrower anticipates any additional taxes or assessments for any of such years.

SECTION 5.7      Intellectual Property Matters. Each NATC Party and each Subsidiary thereof owns or possesses rights to use all material franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and other rights with respect to the foregoing which are currently being used in the conduct of its business. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and no NATC Party nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations, except as could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.8      Environmental Matters.

(a)           There has been no Release of Hazardous Materials on, at, under or from (i) any property owned, leased or operated by any NATC Party or any Subsidiary thereof, (ii) to the knowledge of Holdings or the Borrower, any property formerly owned, leased or operated by it or any of its Subsidiaries, or (iii) at any other location arising out of the conduct or current or prior operations of any NATC Party or any Subsidiary thereof, that could, in any such case, reasonably be expected to require investigation, remedial activity or corrective action or cleanup or reasonably be expected to result in any NATC Party or any Subsidiary thereof incurring liability under Environmental Law that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, nor are there any facts, circumstances or conditions arising out of the current or former operations or owned, operated or leased facilities of any NATC Party or any Subsidiary thereof that could result in such liability;

(b)           Each NATC Party and each Subsidiary thereof and their respective properties and operations are in compliance, and have been in compliance, in all material respects with all applicable Environmental Laws, including obtaining and maintaining all permits required under applicable Environmental Laws to carry on their respective businesses. There is no contamination at, under or about such properties or such operations which could materially interfere with the continued operation of such properties or materially impair the fair saleable value thereof;

54

(c)           No NATC Party nor any Subsidiary thereof has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws or permits required under Environmental Laws that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, nor does any NATC Party or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened;

(d)           Hazardous Materials have not been transported or disposed of to or from the properties currently or formerly owned, leased or operated by any NATC Party or any Subsidiary thereof in material violation of, or in a manner or to a location which could give rise to material liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to material liability under, any applicable Environmental Laws; and

(e)           No Environmental Claim is pending, or, to the knowledge of Holdings or the Borrower, threatened, for which any NATC Party or any Subsidiary thereof is or may reasonably expected to be named as a party, nor are there any Environmental Claims, consent decrees or orders, administrative orders or other administrative or judicial requirements outstanding under any applicable Environmental Law with respect to any NATC Party or any Subsidiary thereof, with respect to any real property owned, leased or operated by any NATC Party or any Subsidiary thereof or operations of any NATC Party or any Subsidiary thereof that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 5.9     Employee Benefit Matters.

(a)           As of the Closing Date, no NATC Party nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans other than those identified on Schedule 5.9;

(b)           Each NATC Party and each ERISA Affiliate is in compliance with all applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect. To the knowledge of Holdings or the Borrower, each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired. No liability has been incurred by any NATC Party or any ERISA Affiliate which remains unsatisfied for any taxes or penalties assessed with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that could not reasonably be expected to have a Material Adverse Effect;

(c)           As of the Closing Date, no Pension Plan has been terminated, nor has any Pension Plan become subject to funding based benefit restrictions under Section 436 of the Code, nor has any funding waiver from the IRS been received or requested with respect to any Pension Plan, nor has any NATC Party or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Sections 412 or 430 of the Code, Section 302 of ERISA or the terms of any Pension Plan on or prior to the due dates of such contributions under Sections 412 or 430 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

55

(d)           Except where the failure of any of the following representations to be correct could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no NATC Party nor any ERISA Affiliate has: (i) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (ii) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (iii) failed to make a required contribution or payment to a Multiemployer Plan, or (iv) failed to make a required installment or other required payment under Sections 412 or 430 of the Code;

(e)           No Termination Event has occurred or is reasonably expected to occur, except as could not reasonably be expected to have a Material Adverse Effect;

(f)           Except where the failure of any of the following representations to be correct could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to its knowledge, threatened concerning or involving (i) any employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by any NATC Party or any ERISA Affiliate, (ii) any Pension Plan or (iii) any Multiemployer Plan; and

(g)           No NATC Party nor any Subsidiary thereof is a party to any contract, agreement or arrangement that could, solely as a result of the delivery of this Agreement or the consummation of transactions contemplated hereby, result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code, except as could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.10      Margin Stock. No NATC Party nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors. Following the application of the proceeds of each Extension of Credit, not more than twenty-five percent (25%) of the value of the assets (either of the Borrower only or of Holdings and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 7.2 or Section 7.5 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness in excess of the Threshold Amount will be “margin stock”.

SECTION 5.11      Government Regulation. No NATC Party nor any Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940) and no NATC Party nor any Subsidiary thereof is, or after giving effect to any Extension of Credit will be, subject to regulation under the Interstate Commerce Act, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.

SECTION 5.12      Material Contracts; Customers and Suppliers.

(a)           Schedule 5.12 sets forth a complete and accurate list of all Material Contracts of each NATC Party and each Subsidiary thereof in effect as of the Closing Date. Other than as set forth in Schedule 5.12, as of the Closing Date, each such Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof. To the extent requested by the Administrative Agent, each NATC Party and each Subsidiary thereof has delivered to the Administrative Agent a true and complete copy of each Material Contract required to be listed on Schedule 5.12 or any other Schedule hereto. As of the Closing Date, no NATC Party nor any Subsidiary thereof nor, to its knowledge, any other party thereto is in breach of or in default under any Material Contract; and

56

(b)           There exists no actual or, to the knowledge of Holdings or the Borrower, threatened termination, cancellation or limitation of, or modification to or change in the business relationship between (i) any NATC Party or Subsidiary, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any NATC Party or Subsidiary are individually or in the aggregate material to the business or operations of such NATC Party or Subsidiary, (ii) any NATC Party or Subsidiary, on the one hand, and any material supplier thereof other than Bollore, on the other hand or (iii) any NATC Party or Subsidiary, on the one hand, and Bollore, on the other hand; and, to the knowledge of Holdings or the Borrower, there exists no present state of facts or circumstances that could give rise to or result in any such termination, cancellation, limitation, modification or change, except in the case of clauses (i), (ii) and (iii) above, for any threatened termination, cancellation or limitation of, or modification to or change in any of the above mentioned business relationships, that could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.13      Employee Relations. As of the Closing Date, no NATC Party nor any Subsidiary thereof is party to any collective bargaining agreement, nor has any labor union been recognized as the representative of its employees except as set forth on Schedule 5.13. There is (i) no unfair labor practice complaint pending or, to the knowledge of Holdings or the Borrower, threatened against Holdings or any of its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against Holdings or any of its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a Material Adverse Effect, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against Holdings or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect, or (iii) to the knowledge of Holdings or the Borrower, no union representation question existing with respect to the employees of Holdings or any of its Subsidiaries and no union organizing activity taking place with respect to any of the employees of Holdings or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect. None of Holdings or any of its Subsidiaries has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law which remains unpaid or unsatisfied. The hours worked and payments made to employees of Holdings and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from Holdings or any of its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Holdings or such Subsidiary, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.14      Burdensome Provisions. The NATC Parties and their respective Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect. No Subsidiary is party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Equity Interests to Holdings, the Borrower or any other Subsidiary or to transfer any of its assets or properties to Holdings, the Borrower or any other Subsidiary in each case other than as permitted by Section 7.10(b) or (c).

57

SECTION 5.15      Financial Statements. The audited and unaudited financial statements delivered pursuant to Section 4.1(d)(i) are complete and correct in all material respects and fairly present in all material respects on a Consolidated basis the assets, liabilities and financial position of the Borrower and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements and the absence of footnotes from unaudited financial statements). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. Such financial statements show all material indebtedness and other material liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments, and Indebtedness, in each case, to the extent required to be disclosed under GAAP. The projections delivered pursuant to Section 4.1(d)(ii) were prepared in good faith on the basis of the assumptions stated therein, which assumptions are believed to be reasonable in light of then existing conditions except that such financial projections and statements shall be subject to normal year end closing and audit adjustments (it being recognized by the Lenders that projections are not to be viewed as facts and that the actual results during the period or periods covered by such projections may vary from such projections and that such variations may be material).

SECTION 5.16      No Material Adverse Change. Since December 31, 2012, there has been no material adverse change in the business, operations, financial condition, Property or liabilities (actual or contingent) of Holdings and its Subsidiaries, taken as a whole, and no event has occurred or condition arisen, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 5.17      Solvency. The Borrower is Solvent and the Credit Parties, on a consolidated basis, are Solvent.

SECTION 5.18      Title to Properties. As of the Closing Date, the real property listed on Schedule 5.18 constitutes all of the real property that is owned, leased, subleased or used by any NATC Party or any of its Subsidiaries. Each NATC Party and each Subsidiary thereof has such title to the real property owned or leased by it as is necessary to the conduct of its business and valid and legal title to all of its personal property and assets, except those which have been disposed of by the NATC Parties and their Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder.

SECTION 5.19      Litigation. There are no actions, suits or proceedings pending nor, to its knowledge, threatened against or in any other way relating adversely to or affecting any NATC Party or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

SECTION 5.20      Anti-Terrorism; Anti-Money Laundering; Etc. No Credit Party nor any of its Subsidiaries or, to their knowledge, any of their Related Parties (i) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), (ii) is in violation of (A) the Trading with the Enemy Act, (B) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto or (C) the PATRIOT Act (collectively, the “Anti-Terrorism Laws”), (iii) is a Sanctioned Person or (iv) is in violation of the Foreign Corrupt Practices Act of 1977. No part of the proceeds of any Extension of Credit hereunder will be unlawfully used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country, or in any other manner that will result in any violation by any Person (including any Lender, the Arrangers or the Administrative Agent) of any Anti-Terrorism Laws.

58

SECTION 5.21      Absence of Defaults. No event has occurred or is continuing (a) which constitutes a Default or an Event of Default or (b) which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by any NATC Party or any Subsidiary thereof under (i) any Material Contract or (ii) any judgment, decree or order to which any NATC Party or any Subsidiary thereof is a party or by which any NATC Party or any Subsidiary thereof or any of their respective properties may be bound or which would require any NATC Party or any Subsidiary thereof to make any payment under such judgment, decree or order that, in any case under this clause (b), could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.22      Senior Indebtedness Status. The Obligations of each Credit Party and each Subsidiary thereof under this Agreement and each of the other Loan Documents (x) ranks, and shall continue to rank, at least senior in priority of payment to all Subordinated Indebtedness and pari passu in right of payment with all senior Indebtedness of each such Person and (y) is designated as “Senior Indebtedness” (or any comparable designation) under all instruments and documents, now or in the future, evidencing Subordinated Indebtedness of such Person.

SECTION 5.23      Disclosure. Holdings and/or its Subsidiaries have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which any NATC Party and any Subsidiary thereof are subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No financial statement, material report, material certificate or other material written information furnished by or on behalf of any NATC Party or any Subsidiary thereof to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken together as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being recognized by the Lenders that projections are not to be viewed as facts and that the actual results during the period or periods covered by such projections may vary from such projections and that such variations may be material).

SECTION 5.24      Flood Hazard Insurance. With respect to each parcel of real property required to be subject to a Mortgage, the Administrative Agent has received (a) such flood hazard certifications, notices and confirmations thereof, and effective flood hazard insurance policies as are described in Schedule 6.14(d) with respect to real property collateral on the Closing Date, (b) all flood hazard insurance policies required hereunder have been obtained and remain in full force and effect, and the premiums thereon have been paid in full, and (c) except as the Borrower has previously given written notice thereof to the Administrative Agent, there has been no redesignation of any real property into or out of a special flood hazard area.

SECTION 5.25      Use of Proceeds. The Borrower will use the proceeds of the Loans only for the purposes specified in Section 6.15.

59

SECTION 5.26      Insurance. The properties of the NATC Parties and their Subsidiaries are insured with financially sound and reputable insurance companies in such amounts, with such deductibles and covering such risks (including workers’ compensation, public liability, business interruption and property damage insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable NATC Party or Subsidiary operates. Schedule 5.26 sets forth a description of all such insurance currently maintained (excluding title, group health and disability, and similar types of insurance) by or on behalf of the NATC Parties and the Subsidiaries as of the Closing Date. As of the Closing Date, each insurance policy listed on Schedule 5.26 is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

SECTION 5.27      Security Documents.

(a)           The Guaranty and Security Agreement creates in favor of the Administrative Agent, for the benefit of the Secured Parties, legal, valid, continuing and enforceable security interests in the Collateral (as defined in the Guaranty and Security Agreement).

(b)           The financing statements delivered to the Administrative Agent on the Closing Date are in appropriate form and have been or will be filed in the offices specified in Schedule 9 of the Guaranty and Security Agreement. Upon such filings, the Administrative Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the NATC Parties in, all Collateral that may be perfected by filing, recording or registering a financing statement or analogous document (including the proceeds of such Collateral subject to the limitations relating to such proceeds in the UCC), prior and superior in right to any other Person, except for Permitted Prior Liens.

(c)           When the Pledged Interests (as defined in the Guaranty and Security Agreement) constituting Certificated Securities (as defined in the UCC) is delivered to the Administrative Agent (or its bailee or agent pursuant to the Second Lien Intercreditor Agreement), the Administrative Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the NATC Parties in, such Pledged Interests, prior and superior in right to any other Person, except for Permitted Prior Liens.

(d)           When the Guaranty and Security Agreement (or a short form intellectual property security agreement) is filed in the United States Patent and Trademark Office and the United States Copyright Office and when financing statements, releases and other filings in appropriate form are filed in the offices specified in Schedule 9 of the Guaranty and Security Agreement, the Administrative Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the applicable NATC Parties in the Intellectual Property (as defined in the Guaranty and Security Agreement) in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications and copyrights acquired by the Loan Parties after the Closing Date), except for Permitted Prior Liens.

(e)           When control agreements in form and substance reasonably satisfactory to the Administrative Agent are executed and delivered to the Administrative Agent, (i) the Administrative Agent shall have “control” (within the meaning of Section 9-104 of the UCC) over all Deposit Accounts (as defined in the Guaranty and Security Agreement) and (ii) the Administrative Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the applicable NATC Parties in the Deposit Accounts (as defined in the Guaranty and Security Agreement).

60

ARTICLE VI

AFFIRMATIVE COVENANTS

Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash and the Commitments terminated, each NATC Party (and, with respect to Section 6.4, Parent) will, and will cause each of its Subsidiaries to:

SECTION 6.1      Financial Statements and Budgets. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a)           Annual Financial Statements. As soon as practicable and in any event within ninety (90) days after the end of each Fiscal Year commencing with the Fiscal Year ended December 31, 2013, an audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows, including the notes thereto, and a report containing management’s discussion and analysis of such financial statements, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year, and showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in management’s discussion and analysis, the financial condition and results of operations of the Borrower and its Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Holdings. Such annual financial statements shall be audited by McGladrey LLP or an independent certified public accounting firm of recognized national standing acceptable to the Administrative Agent, and accompanied by a report and unqualified opinion thereon by such certified public accountants prepared in accordance with generally accepted auditing standards that is not subject to any “going concern” or similar qualification or exception or any qualification as to the scope of such audit or with respect to accounting principles followed by Holdings or any of its Subsidiaries not in accordance with GAAP.

(b)           Quarterly Financial Statements. As soon as practicable and in any event within forty-five (45) days after the end of the first three (3) fiscal quarters of each Fiscal Year (commencing with the fiscal quarter ended March 31, 2014 an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income, retained earnings and cash flows and a report containing management’s discussion and analysis of such financial statements for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in management’s discussion and analysis, the financial condition and results of operations of the Borrower and its Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Holdings.

61

(c)           Annual Business Plan and Budget. As soon as practicable and in any event within sixty (60) days after the end of each Fiscal Year, a business plan and operating and capital budget of the Borrower and its Subsidiaries for the ensuing four (4) fiscal quarters following the end of such Fiscal Year, such plan to be prepared in accordance with GAAP and to include, on a quarterly basis, the following: a quarterly operating and capital budget, a projected income statement, statement of cash flows and balance sheet and a report containing management’s discussion and analysis of such budget with a reasonable disclosure of the key assumptions and drivers with respect to such budget, accompanied by a certificate from a Responsible Officer of Holdings to the effect that such budget contains good faith estimates (utilizing assumptions believed to be reasonable at the time of delivery of such budget) of the financial condition and operations of the Borrower and its Subsidiaries for such period.

SECTION 6.2      Certificates; Other Reports. Deliver to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a)           at each time financial statements are delivered pursuant to Sections 6.1(a) or (b), a duly completed Officer’s Compliance Certificate signed by the chief financial officer or treasurer of the Borrower;

(b)           promptly upon receipt thereof, copies of all material reports, if any, submitted to any NATC Party, any Subsidiary thereof or any of their respective boards of directors by their respective independent public accountants in connection with their auditing function, including any management report and any management responses thereto;

(c)           promptly after the furnishing thereof, copies of any statement or report furnished to any holder of Indebtedness of any NATC Party or any Subsidiary thereof in excess of the Threshold Amount pursuant to the terms of any indenture, loan or credit or similar agreement;

(d)           promptly after the assertion or occurrence thereof, notice of any Environmental Claim or other action or proceeding against or of any noncompliance by any NATC Party or any Subsidiary thereof with any Environmental Law that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any Property described in the Mortgages to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law;

(e)           promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act), as from time to time reasonably requested by the Administrative Agent or any Lender;

(f)           promptly after being furnished or received, copies of all notices, reports, certificates, documents and other information furnished to or received from the ABL Administrative Agent or the First Lien Term Loan Administrative Agent, any lenders under the ABL Facility or any lenders under the First Lien Term Loan Facility or any other agent or representative of such lenders or holders (including any amendments, waivers, supplements, modifications, notices or other documents relating to any default or potential default thereunder, but in any event excluding routine notices, reports and certificates of an administrative nature);

(g)           within five (5) Business Days after submission to TTB, copies of any TTB Form 5000.24 (Excise Tax Return), TTB Form 5210.5 (Report – Manufacturer of Tobacco Products or Cigarette Papers and Tubes), TTB Form 5220.6 (Monthly Report – Tobacco Products or Processed Tobacco Importer), and TTB Form 5250.1 (Report – Manufacturer of Processed Tobacco);

(h)           within five (5) Business Days after a Responsible Officer of any NATC Party obtains actual knowledge thereof, copies of any notices with respect to product recalls that any NATC Party receives from any Governmental Authority;

62

(i)           promptly after any officer of Holdings or any of its Subsidiaries obtains knowledge thereof, notice of any litigation commenced or claim instituted after the Closing Date against Holdings or any of its Subsidiaries demanding damages in excess of, or if adversely determined reasonably likely to result in liability to Holdings or any of its Subsidiaries in excess of, $5,000,000 and notice of any other litigation or claim against Holdings or any of its Subsidiaries that is reasonably likely to result in liability to Holdings or any of its Subsidiaries in excess of $5,000,000;

(j)           promptly after the occurrence thereof, notice of (i) any amendment or modification to any Material Contract (and, with respect to any such material amendment or modification, if requested by the Administrative Agent or the Required Lenders, a copy of the documentation governing such amendment or modification promptly after such request), (ii) the provision or receipt of any material notice under any Material Contract and (iii) any default under, or any breach or violation of, any Material Contract;

(k)           such other information regarding the operations, business affairs and financial condition of any NATC Party or any Subsidiary thereof as the Administrative Agent or any Lender may reasonably request; and

(l)           promptly after the occurrence thereof, notice of any default or event of default with respect to any Indebtedness of any NATC Party with an aggregate principal amount in excess of $5,000,000.

Documents required to be delivered pursuant to Section 6.1(a) or (b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Section 10.1; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, SyndTrak Online or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive Material Non-Public Information with respect to the Borrower or its Affiliates or its or their securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any Material Non-Public Information (although it may be sensitive and proprietary) with respect to the Borrower or its Affiliates or its or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.10); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.

63

SECTION 6.3      Notice of Litigation and Other Matters. Promptly (but in no event later than five (5) days after any Responsible Officer of any NATC Party obtains knowledge thereof) notify the Administrative Agent in writing of (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a)           the occurrence of any Default or Event of Default;

(b)           (i) the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or before any arbitrator against or involving any NATC Party or any Subsidiary thereof or any of their respective properties, assets or businesses in each case that if adversely determined could reasonably be expected to result in a Material Adverse Effect and (ii) the commencement of any material proceeding or investigation by or before the TTB against or involving any NATC Party or any Subsidiary thereof or any of their respective properties, assets or businesses;

(c)            any notice of any violation received by any NATC Party or any Subsidiary thereof from any Governmental Authority (including any notice of non-compliance with Environmental Laws) that could reasonably be expected to result in a Material Adverse Effect;

(d)           any labor controversy that has resulted in a strike or other work action against any NATC Party or any Subsidiary thereof;

(e)           any attachment, judgment, lien, levy or order exceeding $5,000,000 that may be assessed against or threatened against any NATC Party or any Subsidiary thereof;

(f)           any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which Holdings or any of its Subsidiaries is a party or by which Holdings or any Subsidiary thereof or any of their respective properties may be bound which could reasonably be expected to have a Material Adverse Effect; and

(g)           (i) any unfavorable determination letter from the IRS regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by any NATC Party or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by any NATC Party or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) Holdings or the Borrower obtaining knowledge or reason to know that any NATC Party or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA which, in the case of this clause (iv), could reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to Section 6.3 (other than Section 6.3(h)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.3(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

64

SECTION 6.4      Preservation of Corporate Existence and Related Matters. Except as permitted by Section 7.4, preserve and maintain its separate corporate existence and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation or other entity and authorized to do business in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.

SECTION 6.5      Maintenance of Property and Licenses.

(a)           Protect and preserve all Properties necessary in and material to its business, including copyrights, patents, trade names, service marks and trademarks; maintain in good working order and condition, ordinary wear and tear excepted, all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such Property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner, in each case in this Section 6.5(a), except as such action or inaction could not reasonably be expected to result in a Material Adverse Effect.

(b)           Maintain, in full force and effect in all material respects, each and every license, permit, certification, qualification, approval or franchise issued by any Governmental Authority (each a “License”) required for each of them to conduct their respective businesses as presently conducted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.6      Insurance. Maintain insurance with financially sound and reputable insurance companies against at least such risks and in at least such amounts as are customarily maintained by similar businesses that are similarly situated and located and as may be required by Applicable Law and as are required by any Security Documents (including hazard and business interruption insurance). All such insurance shall (a) provide that no cancellation or material modification thereof shall be effective until at least thirty (30) days after receipt by the Administrative Agent of written notice thereof, except as reasonably determined by the Administrative Agent in writing, (b) name the Administrative Agent as an additional insured party thereunder and (c) in the case of each casualty insurance policy, name the Administrative Agent as lender’s loss payee. On the Closing Date and from time to time thereafter deliver to the Administrative Agent upon its request information in reasonable detail as to the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby. Without limiting the foregoing, Holdings and the Borrower shall and shall cause each appropriate NATC Party to (i) maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that is subject to a Mortgage, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994, (ii) furnish to the Administrative Agent evidence of renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof and (iii) furnish to the Administrative Agent prompt written notice of any redesignation of any such improved real property into or out of a special flood hazard area. If Holdings or its Subsidiaries fails to maintain such insurance, the Administrative Agent may arrange for such insurance, but at the Borrower’s expense and without any responsibility on the Administrative Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. The Borrower shall give the Administrative Agent prompt notice of any loss exceeding $1,000,000 covered by its or its Subsidiaries’ casualty or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the sole right (subject to the Intercreditor Agreements) to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

65

SECTION 6.7      Accounting Methods and Financial Records. Maintain a system of accounting, and keep proper books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance in all material respects with the regulations of any Governmental Authority having jurisdiction over it or any of its Properties.

SECTION 6.8      Payment of Taxes and Other Obligations. (a) Pay and perform all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its Property, except to the extent the validity of such taxes, assessments or governmental charges are the subject of a Permitted Protest, (b) pay and perform all other Indebtedness, obligations and liabilities in accordance with customary trade practices and (c) file all applicable tax returns with respect to it and its properties, except where the failure to pay or perform such items described in clauses (a), (b) or (c) of this Section 6.8 could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.9      Compliance with Laws and Approvals. Observe and remain in compliance with all Applicable Laws (including Tobacco Laws and Anti-Terrorism Laws) and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.10      Environmental Laws. In addition to and without limiting the generality of Section 6.9, (a) comply with, and use commercially reasonable efforts to ensure such compliance by all tenants and subtenants with, all applicable Environmental Laws and obtain, comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws and (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws or by a Governmental Authority, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws, except in each case as could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.11      Compliance with ERISA. In addition to and without limiting the generality of Section 6.9, (a) except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (ii) not take any action or fail to take action the result of which could reasonably be expected to result in a liability to the PBGC or to a Multiemployer Plan, (iii) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (iv) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (b) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.

SECTION 6.12     Compliance with Material Contracts. Comply in all respects with each Material Contract, except as could not reasonably be expected to have a Material Adverse Effect.

66

SECTION 6.13          Visits and Inspections. Permit representatives of the Administrative Agent or, after the occurrence and during the continuance of an Event of Default, any Lender, from time to time upon prior reasonable notice and at such times during normal business hours, all at the expense of the Borrower, to visit and inspect its properties; inspect, audit and make copies of its books, records and files, including management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects; provided that, excluding any such visits and inspections during the continuance of an Event of Default, the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year at the Borrower’s expense; provided, further, that upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or any Lender may do any of the foregoing at the expense of the Borrower at any time during normal business hours. Upon the request of the Administrative Agent or the Required Lenders, participate in a meeting of the Administrative Agent and Lenders once during each Fiscal Year, which meeting will be held at the Borrower’s corporate offices (or by conference call or at such other location as may be agreed to by the Borrower and the Administrative Agent) at such time as may be agreed by the Borrower and the Administrative Agent.

SECTION 6.14          Additional Collateral; Additional Subsidiaries; Real Property.

(a)          Additional Collateral. With respect to any Property acquired after the Closing Date by any NATC Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject, promptly (and in any event within thirty (30) days after the acquisition thereof; provided that the Administrative Agent may extend such time period by (x) an additional thirty (30) days in its sole discretion and (y) an unlimited number of days thereafter with the consent of the Required Lenders) (i) execute and deliver to the Administrative Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent shall deem reasonably necessary or advisable to grant to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such Property under Applicable Law (and applicable foreign law unless the Required Lenders shall determine in their sole discretion that the cost of complying with such applicable foreign law is excessive in relation to the value of the security to be afforded thereby) subject to no Liens other than Permitted Liens and no senior Liens other than Permitted Prior Liens, (ii) to the extent requested by the Administrative Agent, deliver customary and reasonable opinions of counsel to the Borrower in form and substance, and from counsel, reasonably acceptable to the Administrative Agent, and (iii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Documents in accordance with all applicable legal requirements, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent. Subject to the limitations set forth herein and in the other Loan Documents, the Borrower and the other NATC Parties shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Documents against such after-acquired Properties, all in form, content and scope reasonably satisfactory to the Administrative Agent.

67

(b)           Additional Subsidiary Guarantors. Promptly after the creation or acquisition of any Domestic Subsidiary or any Foreign Subsidiary that satisfies the definition of Subsidiary Guarantor (and, in any event, within thirty (30) days after such creation or acquisition; provided that the Administrative Agent may extend such time period by (x) an additional thirty (30) days in its sole discretion and (y) an unlimited number of days thereafter with the consent of the Required Lenders) cause such Person to (i) become a Subsidiary Guarantor by delivering to the Administrative Agent a duly executed supplement to the Guaranty and Security Agreement, a joinder to each of the Intercreditor Agreements and such other documents as the Administrative Agent shall deem reasonably appropriate for such purpose, (ii) grant a security interest in all Collateral (subject to the exceptions specified in the Guaranty and Security Agreement) owned by such Subsidiary by delivering to the Administrative Agent a duly executed supplement to each applicable Security Document or such other documents as the Administrative Agent shall deem reasonably appropriate for such purpose and comply with the terms of each applicable Security Document, (iii) deliver to the Administrative Agent such opinions, documents and certificates referred to in Section 4.1 as may be reasonably requested by the Administrative Agent, (iv) deliver to the Administrative Agent (or its bailee or agent pursuant to the Second Lien Intercreditor Agreement) such original certificated Equity Interests or other certificates and stock or other transfer powers evidencing the Equity Interests of such Person, (v) deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Person and (vi) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(c)           Additional Foreign Subsidiaries. Notify the Administrative Agent promptly after any Person becomes a First Tier Foreign Subsidiary, and promptly thereafter (and, in any event, within forty- five (45) days after such notification; provided that the Administrative Agent may extend such time period by (x) an additional fifteen (15) days in its sole discretion and (y) an unlimited number of days thereafter with the consent of the Required Lenders), cause (i) the applicable NATC Party to deliver to the Administrative Agent Security Documents pledging sixty-five percent (65%) of the total outstanding voting Equity Interests (and one hundred percent (100%) of the non-voting Equity Interests) of any such new First Tier Foreign Subsidiary, which Security Documents shall be governed by the law of the jurisdiction of organization of such First Tier Foreign Subsidiary, and a consent thereto executed by such new First Tier Foreign Subsidiary (including, if applicable, delivering to the Administrative Agent (or its bailee or agent pursuant to the Second Lien Intercreditor agreement) original certificated Equity Interests (or the equivalent thereof pursuant to the Applicable Laws and practices of any relevant foreign jurisdiction) evidencing the Equity Interests of such new First Tier Foreign Subsidiary, together with an appropriate undated stock or other transfer power for each certificate duly executed in blank by the registered owner thereof), (ii) such Person to deliver to the Administrative Agent such opinions, documents and certificates referred to in Section 4.1 as may be reasonably requested by the Administrative Agent, (iii) such Person to deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with regard to such Person and (iv) such Person to deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent. For the avoidance of doubt, no guaranty by (or pledge of any of the assets or Equity Interests (other than up to sixty-five percent (65%) of the voting Equity Interests and one hundred percent (100%) of the non-voting Equity Interests of a First Tier Foreign Subsidiary) of) any First Tier Foreign Subsidiary shall be required to the extent such guaranty or pledge would have a material adverse tax consequence for the Borrower or result in a violation of Applicable Laws.

(d)           Real Property Collateral. (i) Promptly after the acquisition by any NATC Party of any fee owned real property with a fair market value in excess of $5,000,000 that is not subject to the existing Security Documents (and, in any event, within ten (10) days after such acquisition), notify the Administrative Agent and (ii) promptly thereafter (and in any event, within sixty (60) days of such acquisition, as such time period may be extended by the Administrative Agent with the consent of the Required Lenders), deliver to the Administrative Agent such mortgages, deeds of trust, flood insurance certificates, title insurance policies, environmental reports, surveys and other documents reasonably requested by the Administrative Agent necessary to grant and perfect a first priority Lien (subject to Permitted Prior Liens) on such real property in favor of the Administrative Agent, for the benefit of the Secured Parties, all in form and substance reasonably acceptable to the Administrative Agent, including those certificates, documents and information listed on Schedule 6.14(d).

68

(e)          Merger Subsidiaries. Notwithstanding the foregoing, to the extent any new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to a Permitted Acquisition, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transaction, such new Subsidiary shall not be required to take the actions set forth in Section 6.14(b) or (c), as applicable, until the consummation of such Permitted Acquisition (at which time, the surviving entity of the respective merger or amalgamation transaction shall be required to so comply with Section 6.14(b) or (c), as applicable, within fifteen (15) days of the consummation of such Permitted Acquisition, as such time period may be extended by (x) an additional forty-five (45) days with the consent of the Administrative Agent and (y) an unlimited number of days thereafter with the consent of the Required Lenders).

(f)          Exclusions. The provisions of this Section 6.14 shall not apply to assets as to which the Required Lenders and the Borrower shall reasonably determine that the costs and burdens of obtaining a security interest therein or perfection thereof outweigh the value of the security afforded thereby.

(g)          ABL Loan Documents and First Lien Term Loan Documents. Notwithstanding anything herein to the contrary, the Borrower and the other NATC Parties shall execute and deliver to the Administrative Agent, for the benefit of the Secured Parties, mortgages, charges, deeds of trust, deposit account control agreements, collateral access agreements and other security documents to the extent provided to the ABL Administrative Agent or the First Lien Term Loan Administrative Agent or executed in respect of the ABL Obligations (as defined in the ABL Intercreditor Agreement) or the First Lien Obligations (as defined in the Second Lien Intercreditor Agreement).

SECTION 6.15          Use of Proceeds. The Borrower shall use the proceeds of the Extensions of Credit to (i) consummate the Refinancing and (ii) pay fees, commissions and expenses in connection with the Transactions.

SECTION 6.16          [Reserved].

SECTION 6.17          Further Assurances. Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which the Administrative Agent or the Required Lenders may reasonably request to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the NATC Parties; and provide to the Administrative Agent, from time to time upon the reasonable request of the Administrative Agent, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

SECTION 6.18          License Agreements. Maintain in effect the Bollore Distribution Agreements with Bollore Technologies S.A. (“Bollore”) and Bollore S.A. (as applicable) during the term of this Agreement.

SECTION 6.19           Maintenance of Company Separateness. Holdings and the Borrower will, and will cause each of their respective Subsidiaries to, satisfy in all material respects customary company formalities, including, as applicable, (i) the holding of regular board of directors’ and shareholders’ meetings or action by directors or shareholders without a meeting, (ii) the maintenance of separate company records and (iii) the maintenance of separate bank accounts in its own name, except in each case as could not reasonably be expected to cause the separate company existence thereof to be ignored or the assets and liabilities thereof to be substantively consolidated as set forth in the following sentence. Neither Holdings, the Borrower nor any of their respective Subsidiaries shall take any action, or conduct its affairs in a manner, which is likely to result in the company existence of Holdings, the Borrower or any of their respective Subsidiaries being ignored, or in the assets and liabilities of Holdings, the Borrower or any of their respective Subsidiaries being substantively consolidated with one another or with those of any other such Person in a bankruptcy, reorganization or other insolvency proceeding.

69

SECTION 6.20           Post-Closing Matters. Execute and deliver the documents and complete the tasks set forth on Schedule 6.20, in each case within the time limits specified on such schedule.

ARTICLE VII

NEGATIVE COVENANTS

Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash and the Commitments have terminated, in the case of Section 7.17, Parent will not, in the case of Section 7.14, Holdings will not, and in the case of each other provision of this Article VII, Holdings and the Borrower will not, and (in the case of each such other provision, other than Section 7.14) will not permit any of their respective Subsidiaries to (and, in the case of Section 7.6, to the extent set forth therein, will not permit any of their respective Unrestricted Subsidiaries to):

SECTION 7.1          Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except:

(a)           the Obligations;

(b)           Indebtedness and obligations owing under Hedge Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;

(c)           Indebtedness existing on the Closing Date and listed on Schedule 7.1, and any Permitted Refinancing thereof;

(d)          Indebtedness of the Borrower and its Subsidiaries incurred in connection with Capital Lease Obligations and purchase money Indebtedness in an aggregate amount not to exceed $5,000,000 at any time outstanding;

(e)           Indebtedness of a Person existing at the time such Person became a Subsidiary or assets were acquired from such Person in connection with an Investment permitted pursuant to Section 7.3, to the extent that (i) such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or the acquisition of such assets, (ii) neither Holdings nor any Subsidiary thereof (other than such Person or any other Person that such Person merges with or that acquires the assets of such Person) shall have any liability or other obligation with respect to such Indebtedness and (iii) the aggregate outstanding principal amount of such Indebtedness does not exceed $10,000,000 at any time outstanding;

(f)           Guarantee obligations of any NATC Party (other than Holdings, except with respect to Indebtedness permitted pursuant to subsections (l), (m) and (n) of this Section 7.1) with respect to Indebtedness permitted pursuant to subsections (a) through (d), (i), (l), (m) and (n) of this Section 7.1;

(g)           unsecured intercompany Indebtedness:

(i)          owed by any NATC Party to another NATC Party (other than Holdings);

70

(ii)         owed by any NATC Party to any Non-Guarantor Subsidiary (provided that such Indebtedness shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent); and

(i)          owed by any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary;

(h)          Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;

(i)           unsecured Subordinated Indebtedness of the Borrower; provided that, in the case of each incurrence of such unsecured Indebtedness, (i) no Default or Event of Default shall have occurred and be continuing or would be caused by the incurrence of such unsecured Indebtedness, (ii) the Administrative Agent shall have received satisfactory written evidence that the Consolidated Total Leverage Ratio would not be greater than 5.00 to 1.00 on a Pro Forma Basis after giving effect to the issuance of any such unsecured Indebtedness and (iii) such unsecured Indebtedness will not have a shorter weighted average life to maturity than the remaining weighted average life to maturity of any Class of Loans outstanding at the time such unsecured Indebtedness is incurred or a maturity date earlier than the date that is six (6) months after the latest Maturity Date then in effect at the time such unsecured Indebtedness is incurred;

(j)           Indebtedness of the Borrower and its Subsidiaries under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, or arising from Guarantees to suppliers, lessors, licensees, contractors, franchises or customers of obligations (other than Indebtedness), in each case, incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing;

(k)          Indebtedness of the Borrower or any Subsidiary thereof not otherwise permitted pursuant to this Section 7.1 in an aggregate principal amount not to exceed $20,000,000 at any time outstanding;

(l)           (i) Indebtedness consisting of (x) loans or letters of credit of any NATC Party under the ABL Loan Documents in an aggregate principal amount not to exceed $50,000,000 at any time outstanding, plus (y) additional loans of any NATC Party in an aggregate principal amount not to exceed $5,000,000 at any time outstanding in the form of overadvances, protective overadvances and other extensions of credit in connection with the ABL Loan Documents and, in the case of each of clauses (x) and (y), any Permitted Refinancing thereof; provided that, in the case of any Permitted Refinancing thereof, the agent or lenders party to such refinanced, refunded or extended Indebtedness agree in writing to be bound by the terms of the ABL Intercreditor Agreement; and (ii) Indebtedness owing under Bank Product Agreements or otherwise in connection with Bank Products to the extent constituting ABL Obligations (as defined in the ABL Intercreditor Agreement);

(m)         (i) Indebtedness of any NATC Party under the First Lien Term Loan Facility in an aggregate principal amount not to exceed (A) $170,000,000 minus (B) the aggregate principal amount of repayments and prepayments of loans under the First Lien Term Loan Facility and (ii) and any Permitted Refinancing thereof; provided that, in the case of any Permitted Refinancing thereof, the agent or lenders party to such refinanced, refunded or extended Indebtedness agree in writing to be bound by the terms of the Second Lien Intercreditor Agreement and (if then in effect) the ABL Intercreditor Agreement;

71

(n)          Indebtedness constituting a Permitted Refinancing of all or any portion of the Loans; provided that (i) (x) any such Indebtedness in the form of loans or other credit facilities shall be unsecured, and (y) if such Indebtedness is secured, it shall constitute debt securities and shall be secured on a pari passu basis with the Obligations, (ii) such Indebtedness will not have a shorter weighted average life to maturity than the remaining weighted average life to maturity of any Class of Loans outstanding at the time such Indebtedness is incurred or a maturity date earlier than the latest Maturity Date then in effect at the time such Indebtedness is incurred, (iii) if such Indebtedness is secured, the Required Lenders shall have consented thereto and the agent or lenders party to such Indebtedness shall execute and deliver to the Administrative Agent the Pari Passu Intercreditor Agreement (or become a party to such agreement if it is already in effect) and become party to the other Intercreditor Agreements to the extent then in effect and (iv) the other terms and conditions of such Indebtedness (excluding pricing and optional prepayment or redemption terms) are substantially similar to, or less favorable to the investors providing such Indebtedness, than those applicable to the Term Facility (except for covenants or other provisions applicable only to periods after the date that is ninety-one (91) days after the latest Maturity Date in effect at the time such Indebtedness is incurred) as certified by the chief financial officer or treasurer of the Borrower;

provided that neither Holdings nor the Borrower shall permit any Unrestricted Subsidiary to incur any Indebtedness other than Non-Recourse Debt.

SECTION 7.2          Liens. Create, incur, assume or suffer to exist any Lien on or with respect to any of its Property, whether now owned or hereafter acquired, except:

(a)          Liens created pursuant to the Loan Documents;

(b)          Liens in existence on the Closing Date and described on Schedule 7.2, and the replacement, renewal or extension thereof (including Liens incurred, assumed or suffered to exist in connection with any refinancing, refunding, renewal or extension of Indebtedness pursuant to Section 7.1(c) (solely to the extent that such Liens were in existence on the Closing Date and described on Schedule 7.2)); provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond that in existence on the Closing Date, except for products and proceeds of the foregoing;

(c)          Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) (i) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or (ii) which do not have priority over Agent’s Liens and in respect of which the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests;

(d)          the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which (i) are not overdue for a period of more than thirty (30) days, or if more than thirty (30) days overdue, no action has been taken to enforce such Liens and such Liens are being contested in good faith by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP and (ii) do not, individually or in the aggregate, materially impair the use thereof in the operation of the business of Holdings or any of its Subsidiaries;

(e)          deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance and other types of social security or similar legislation, or to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business, in each case, so long as no foreclosure sale or similar proceeding has been commenced with respect to any portion of the Collateral on account thereof;

72

(f)          encumbrances in the nature of (i) zoning restrictions, easements and rights or restrictions of record on the use of real property and (ii) minor defects or irregularities in title, in each case, which do not materially detract from the value of such property or impair the use thereof in the ordinary conduct of business;

(g)          Liens arising from the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to operating leases entered into in the ordinary course of business of Holdings and its Subsidiaries;

(h)          Liens securing Indebtedness permitted under Section 7.1(d); provided that (i) such Liens shall be created substantially simultaneously with the acquisition, repair, improvement or lease, as applicable, of the related Property, (ii) such Liens do not at any time encumber any property other than the Property financed by such Indebtedness and (iii) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original price for the purchase, repair improvement or lease amount (as applicable) of such Property at the time of purchase, repair, improvement or lease (as applicable);

(i)           Liens (x) securing judgments for the payment of money not constituting an Event of Default under Section 8.1(l) or (y) securing appeal or other surety bonds relating to such judgments;

(j)           Liens on Property (x) of any Subsidiary which are in existence at the time that such Subsidiary is acquired pursuant to a Permitted Acquisition and (y) of Holdings or any of its Subsidiaries existing at the time such Property is purchased or otherwise acquired by Holdings or such Subsidiary pursuant to a transaction permitted pursuant to this Agreement; provided that, with respect to each of the foregoing clauses (x) and (y), (A) such Liens are not incurred in connection with, or in anticipation of, such Permitted Acquisition, purchase or other acquisition, (B) such Liens are applicable only to the assets acquired (or the assets of the Subsidiary acquired), (C) such Liens do not attach to any other Property of Holdings or any of its Subsidiaries and (D) the Indebtedness secured by such Liens is permitted under Section 7.1(e) of this Agreement;

(k)          Liens on assets of Foreign Subsidiaries; provided that (i) such Liens do not extend to, or encumber, assets that constitute Collateral, and (ii) such Liens extending to the assets of any Foreign Subsidiary secure only Indebtedness incurred by such Foreign Subsidiary pursuant to Section 7.1(c), (e) or (k);

(l)           (i) Liens of a collecting bank arising in the ordinary course of business under Section 4- 210 of the UCC in effect in the relevant jurisdiction (or Section 4-208 of the UCC in effect in the State of New York) and (ii) Liens of any depositary bank in connection with statutory, common law and contractual rights of set-off and recoupment with respect to any deposit account of Holdings or any Subsidiary thereof;

(m)          (i) contractual or statutory Liens of landlords to the extent relating to the property and assets relating to any lease agreements with such landlord, and (ii) contractual Liens of suppliers (including sellers of goods) or customers granted in the ordinary course of business to the extent limited to the property or assets relating to such contract;

(n)         any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business which do not (i) interfere in any material respect with the business of Holdings or its Subsidiaries or materially detract from the value of the relevant assets of Holdings or its Subsidiaries or (ii) secure any Indebtedness;

73

(o)          Liens not otherwise permitted hereunder on assets other than the Collateral securing Indebtedness or other obligations in the aggregate principal amount not to exceed $2,500,000 at any time outstanding;

(p)          Liens securing (x) Indebtedness under the ABL Loan Documents or any refinancing, refunding or extension thereof incurred pursuant to Section 7.1(l)(i) and (y) obligations in respect of Bank Products incurred pursuant to Section 7.1(l)(ii); provided that, in each case, such Liens are subject to the terms of the ABL Intercreditor Agreement;

(q)         Liens securing Indebtedness under the First Lien Term Loan Facility or any refinancing, refunding or extension thereof incurred pursuant to Section 7.1(m); provided that such Liens are subject to the terms of, the Second Lien Intercreditor Agreement and (if then in effect) the ABL Intercreditor Agreement; and

(r)          Liens securing Indebtedness incurred pursuant to Section 7.1(n) to the extent such Indebtedness is in the form of debt securities; provided that such Liens are subject to the terms of the Intercreditor Agreements (in the case of the ABL Intercreditor Agreement and the Second Lien Intercreditor Agreement, to the extent then in effect).

SECTION 7.3           Investments. Purchase, own, invest in or otherwise acquire (in one transaction or a series of transactions), directly or indirectly, any Equity Interests, interests in any partnership or joint venture (including the creation or capitalization of any Subsidiary), evidence of Indebtedness or other obligation or security, all or substantially all of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of Property in, any other Person (all the foregoing, “Investments”) except:

(a)           (i)          Investments existing on the Closing Date in Subsidiaries existing on the Closing Date;

(ii)         Investments existing on the Closing Date (other than Investments in Subsidiaries existing on the Closing Date) and described on Schedule 7.3;

(iii)        Investments made after the Closing Date by any NATC Party in any other NATC Party (other than Holdings);

(iv)        Investments made after the Closing Date by any Non-Guarantor Subsidiary in any other Non-Guarantor Subsidiary; and

(v)         Investments made after the Closing Date by any Non-Guarantor Subsidiary in any NATC Party;

(b)          Investments in cash and Cash Equivalents;

(c)          deposits made in the ordinary course of business to secure the performance of leases or other obligations as permitted by Section 7.2;

(d)          Hedge Agreements permitted pursuant to Section 7.1;

74

(e)          Investments made after the Closing Date by the Borrower or any Subsidiary thereof in the form of Permitted Acquisitions to the extent that any Person or Property directly or indirectly acquired in such acquisition becomes a part of the Borrower or a Subsidiary Guarantor or is required to become and becomes (whether or not such Person is a Wholly-Owned Subsidiary) a Subsidiary Guarantor in the manner contemplated by Section 6.14;

(f)           Investments in the form of loans and advances to officers, directors and employees in the ordinary course of business in an aggregate amount not to exceed at any time outstanding $250,000 (determined without regard to any write-downs or write-offs of such loans or advances);

(g)          Investments made after the Closing Date in the form of Restricted Payments permitted pursuant to Section 7.6;

(h)          Guarantee obligations permitted pursuant to Section 7.1;

(i)          Investments made by the Borrower or any of its Subsidiaries after the Closing Date in Affiliates of Holdings or any of its Subsidiaries not otherwise permitted pursuant to this Section 7.3 in an aggregate amount not to exceed $7,500,000 at any time outstanding; provided that, immediately before and immediately after giving pro forma effect to any such Investments, no Default or Event of Default shall have occurred and be continuing;

(j)           Investments made by the Borrower or any of its Subsidiaries after the Closing Date not otherwise permitted pursuant to this Section 7.3 in an aggregate amount equal to the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this Section 7.3(j), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of the Available Amount immediately prior to such election and the amount thereof elected to be so applied; provided that (w) no Default or Event of Default exists or would result therefrom, (x) at the time that any such Investment is made (and immediately after giving effect thereto), the Borrower shall be in compliance with the financial covenants contained in Section 7.15, determined on a Pro Forma Basis for the calculation period most recently ended on or prior to the date of the respective Investment, (y) at the time of the making of such Investment and after giving effect thereto, the Borrower shall have at least $10,000,000 of Liquidity and (z) prior to the making of such Investment, the Borrower shall have delivered to the Administrative Agent a certificate executed by a Responsible Officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (w) through (y), and containing the calculations (in reasonable detail) required by preceding clauses (x) and (y); and

(k)           intercompany Indebtedness permitted under Section 7.1(g).

For purposes of determining the amount of any Investment outstanding for purposes of this Section 7.3, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired (without adjustment for subsequent increases or decreases in the value of such Investment) less any amount realized in respect of such Investment upon the sale, collection or return of capital in respect thereof (not to exceed the original amount invested).

For the purpose of this Section 7.3, (i) “Investments” shall include the portion (proportionate to Holdings’ equity interest in a Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary (provided, however, that upon a redesignation of such Unrestricted Subsidiary as a Subsidiary, Holdings shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) Holdings’ “Investment” in such Unrestricted Subsidiary at the time of such redesignation less (y) the portion (proportionate to Holdings’ equity interest in such Unrestricted Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is so redesignated a Subsidiary) and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as evidenced by a resolution of the Board of Directors of Holdings certified by a Responsible Officer of Holdings in an officers’ certificate to the Administrative Agent.

75

SECTION 7.4           Fundamental Changes. Merge, consolidate or enter into any similar combination with, or enter into any Asset Disposition of all or substantially all of its assets (whether in a single transaction or a series of transactions) with, any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

(a)           (i) any Wholly-Owned Subsidiary of Holdings (other than the Borrower) may be merged, amalgamated or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving entity) or (ii) any Wholly-Owned Subsidiary of Holdings (other than the Borrower) may be merged, amalgamated or consolidated with or into any Wholly-Owned Subsidiary Guarantor (provided that the Wholly-Owned Subsidiary Guarantor shall be the continuing or surviving entity or simultaneously with such transaction, the continuing or surviving entity shall become a Wholly- Owned Subsidiary Guarantor and the Borrower shall comply with Section 6.14 in connection therewith);

(b)          (i) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary and (ii) any Non-Guarantor Subsidiary that is a Domestic Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary that is a Domestic Subsidiary;

(c)          any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to the Borrower or any Wholly-Owned Subsidiary Guarantor; provided that, with respect to any such disposition by any Non-Guarantor Subsidiary, the consideration for such disposition shall not exceed the fair market value of such assets;

(d)          (i) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to any Wholly-Owned Non-Guarantor Subsidiary and (ii) any Non-Guarantor Subsidiary that is a Domestic Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to any Wholly-Owned Non-Guarantor Subsidiary that is a Domestic Subsidiary;

(e)          any Wholly-Owned Subsidiary of the Borrower may merge with or into the Person such Wholly-Owned Subsidiary was formed to acquire in connection with any acquisition permitted hereunder (including any Permitted Acquisition permitted pursuant to Section 7.3(e)); provided that, in the case of any merger involving a Wholly-Owned Subsidiary that is a Domestic Subsidiary, (i) a Wholly-Owned Subsidiary Guarantor shall be the continuing or surviving entity or (ii) simultaneously with such transaction, the continuing or surviving entity shall become a Wholly-Owned Subsidiary Guarantor and the Borrower shall comply with Section 6.14 in connection therewith; and

(f)          any Acquired Entity may be merged, amalgamated or consolidated with or into the Borrower or any of its Subsidiaries in connection with a Permitted Acquisition in a manner consistent with the definition of “Acquired Entity”.

SECTION 7.5          Asset Dispositions. Make any Asset Disposition except:

(a)          the sale of obsolete, worn-out or surplus assets no longer used or usable in the business of Holdings or any of its Subsidiaries;

76

(b)          non-exclusive licenses and sublicenses of intellectual property rights in the ordinary course of business not interfering, individually or in the aggregate, in any material respect with the conduct of the business of Holdings and its Subsidiaries;

(c)          leases, subleases, licenses or sublicenses of real or personal property granted by Holdings or any of its Subsidiaries to others in the ordinary course of business not detracting from the value of such real or personal property or interfering in any material respect with the business of Holdings or any of its Subsidiaries;

(d)          Asset Dispositions in connection with Insurance and Condemnation Events; provided that the requirements of Section 2.4(b) are complied with in connection therewith;

(e)          Assets Dispositions in connection with transactions permitted by Section 7.4; and

(f)          Asset Dispositions not otherwise permitted pursuant to this Section 7.5; provided that (i) at the time of such Asset Disposition, no Default or Event of Default shall exist or would result from such Asset Disposition, (ii) such Asset Disposition is made for fair market value and the consideration received shall be no less than seventy-five percent (75%) in cash; provided that the amount of: (x) any liabilities (as shown on Holdings’ or the applicable Subsidiary’s most recent balance sheet) of Holdings or any Subsidiary thereof (other than contingent liabilities and liabilities that are by their terms subordinated to the Obligations or Indebtedness of Holdings or such Subsidiary that is unsecured or secured by a Lien junior in priority to the Liens securing the Obligations) that are assumed by the transferee of any such assets and with respect to which Holdings or such Subsidiary is unconditionally released from further liability and (y) any securities received by Holdings or the applicable Subsidiary from such transferee that are converted within sixty (60) days by Holdings or such Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in that conversion) will be deemed to be cash for purposes of this clause (ii), and (iii) the aggregate fair market value of all property disposed of after the Closing Date in reliance on this clause (f) shall not exceed $15,000,000.

SECTION 7.6           Restricted Payments. Declare or pay any dividend on, or make any payment or other distribution on account of, or purchase, redeem, retire or otherwise acquire (directly or indirectly), or set apart assets for a sinking or other analogous fund for the purchase, redemption, retirement or other acquisition of, any class of Equity Interests of Holdings or any Subsidiary thereof (or any Unrestricted Subsidiary thereof, to the extent an Investment was made by Holdings or a Subsidiary in such Unrestricted Subsidiary pursuant to Section 7.3 the amount of which Investment would not otherwise be permitted by this Section 7.6 to be made as a Restricted Payment by such Person), or make any distribution of cash, property or assets to the holders of shares of any Equity Interests of Holdings or any Subsidiary thereof (or any Unrestricted Subsidiary thereof, to the extent an Investment was made by Holdings or a Subsidiary in such Unrestricted Subsidiary pursuant to Section 7.3 the amount of which Investment would not otherwise be permitted by this Section 7.6 to be made as a Restricted Payment by such Person) (all of the foregoing, “Restricted Payments”); provided that any designation of a Subsidiary as an Unrestricted Subsidiary to facilitate the making of a dividend or other distribution or payment that would have been a Restricted Payment had such Unrestricted Subsidiary remained a Subsidiary shall be deemed to be a Restricted Payment for purposes of this Agreement; provided, further, that:

(a)          so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Holdings or any of its Subsidiaries may pay dividends in shares of its own Qualified Equity Interests;

77

(b)          any Subsidiary of Borrower may pay cash dividends to the Borrower or any Subsidiary Guarantor (and, if applicable, to other holders of its outstanding Qualified Equity Interests on a pro rata basis);

(c)          (i) any Non-Guarantor Subsidiary that is a Domestic Subsidiary may make Restricted Payments to any other Non-Guarantor Subsidiary that is a Domestic Subsidiary (and, if applicable, to other holders of its outstanding Equity Interests on a ratable basis) and (ii) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may make Restricted Payments to any other Non-Guarantor Subsidiary (and, if applicable, to other holders of its outstanding Equity Interests on a ratable basis);

(d)           Borrower may make cash Restricted Payments to Holdings (and Holdings may make cash Restricted Payments in a like amount to Parent) on any date in an amount not to exceed $6,000,000 in the aggregate since the Closing Date, so long as (i) no Default or Event of Default then exists or would result therefrom, (ii) at the time that any such Restricted Payment is made (and immediately after giving effect thereto), the Borrower shall be in compliance with the financial covenants contained in Section 7.15, determined on a Pro Forma Basis for the calculation period most recently ended on or prior to the date of payment of the applicable Restricted Payment, (iii) the aggregate amount of Restricted Payments made under this Section 7.6(d) shall not exceed $1,500,000 in any calendar year, (iv) such cash Restricted Payments are used exclusively (A) to pay ordinary course general administrative costs and expenses (including corporate overhead, legal or similar expenses and customary salary, bonus and other benefits payable to directors, officers and employees of Parent or Holdings), (B) to pay audit and other accounting and reporting expenses of Parent or Holdings and (C) for the payment of insurance premiums to the extent attributable to Parent or Holdings, but excluding in the case of each of clauses (A) through (C), the portion of any such amount, if any, that is attributable to the ownership or operations of any subsidiary of Parent other than Holdings and its Subsidiaries; and (v) prior to the payment of such Restricted Payment, Holdings shall have delivered to the Administrative Agent a certificate executed by a Responsible Officer of Holdings, certifying to the best of such officer’s knowledge compliance with the requirements of preceding clauses (i) through (iv), and containing the calculations (in reasonable detail) required by preceding clauses (ii) through (iv);

(e)           so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Borrower may declare and make Restricted Payments to Holdings (and Holdings may make cash Restricted Payments in a like amount to Parent) so that Parent may redeem, retire or otherwise acquire shares of its Equity Interests or options or other equity or phantom equity in respect of its Equity Interests from present or former officers, employees, directors or consultants (or their family members or trusts or other entities for the benefit of any of the foregoing) or make severance payments to such Persons in connection with the death, disability or termination of employment or consultancy of any such officer, employee, director or consultant (A) to the extent that such purchase is made with the Net Cash Proceeds of any offering of Qualified Equity Interests of or capital contributions to Holdings or Parent (provided that, in the case of any offering of Qualified Equity Interests of or capital contributions to Holdings or Parent, the Net Cash Proceeds thereof shall be immediately contributed to the Borrower) or (B) otherwise in an amount not to exceed $3,500,000 in the aggregate since the Closing Date;

(f)           so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Borrower may declare and make Restricted Payments to Holdings (and Holdings may make cash Restricted Payments in a like amount to Parent) in an aggregate amount equal to the lesser of (x) the amount of cash interest due and payable as of such date under the Parent PIK Toggle Facility in accordance with the terms thereof as in effect on the Closing Date and (y) the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this paragraph, such election to be specified in a written notice of a Responsible Officer of Holdings calculating in reasonable detail the amount of the Available Amount immediately prior to such election and the amount thereof elected to be so applied, in the case of each of clauses (x) and (y), solely to the extent that Holdings concurrently makes Restricted Payments in such amount to Parent and such Restricted Payments are concurrently used by Parent to pay such cash interest then due and payable under the Parent PIK Toggle Facility in accordance with the terms thereof as in effect on the Closing Date; provided that the Consolidated Total Leverage Ratio calculated on a Pro Forma Basis is no greater than 4.50 to 1.00; and

78

(g)           for each taxable year that the Borrower is included in the consolidated U.S. federal income tax return of Holdings or Parent, Borrower may distribute to Holdings (and, if Borrower is included in the consolidated U.S. federal income tax return of Parent for such taxable year, Holdings shall concurrently distribute to Parent) an amount in respect of such taxable year not to exceed the lesser of (i) the amount of income taxes (including U.S. federal and any state and local income taxes) actually paid or payable by Holdings or Parent, as applicable, in respect of such taxable year and (ii) the amount of income taxes (including U.S. federal and any state and local income taxes) that the Borrower and its Subsidiaries would have paid as a stand-alone consolidated group with the Borrower as parent of such group; provided that an amount equal to the amount of any such distributions is or has been used to discharge such tax obligations.

SECTION 7.7           Transactions with Affiliates. Directly or indirectly enter into any transaction, including any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with (a) any officer, director, holder of any Equity Interests in, or other Affiliate of, Holdings or any of its Subsidiaries or (b) any Affiliate of any such officer, director or holder, other than:

(i)          transactions permitted by Sections 7.3(f) and 7.6;

(ii)         transactions existing on the Closing Date and described on Schedule 7.7;

(iii)        transactions among NATC Parties;

(iv)        other transactions on terms as favorable as would be obtained by it in a comparable arm’s-length transaction with an independent, unrelated third party as determined, (x) with respect to any transaction or series of related transactions involving consideration of less than $2,500,000, in the reasonable, good faith judgment of Holdings, (y) with respect to any transaction or series of related transactions involving consideration of at least $2,500,000 and less than $5,000,000, in good faith by the Board of Directors (or equivalent governing body) of Holdings and (z) with respect to any transaction or series of related transactions involving consideration of $5,000,000 or more, in a written opinion from an independent investment banking firm of nationally recognized standing;

(v)         employment and severance arrangements (including equity incentive plans and employee benefit plans and arrangements) with their respective officers and employees in the ordinary course of business; and

(vi)        payment of customary fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers and employees of Holdings and its Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of Holdings and its Subsidiaries.

79

SECTION 7.8          Accounting Changes; Organizational Documents.

(a)          Change its Fiscal Year end, or make (without the consent of the Administrative Agent) any material change in its accounting treatment and reporting practices except as required by GAAP.

(b)          Amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) in any manner materially adverse to the rights or interests of the Lenders.

SECTION 7.9          Payments and Modifications of Certain Indebtedness.

(a)          Amend, modify, waive or supplement (or permit the modification, amendment, waiver or supplement of) any of the terms or provisions of any First Lien Term Loan Document or the documentation governing any Permitted Refinancing thereof or any Subordinated Indebtedness in any respect which would materially and adversely affect the rights or interests of the Administrative Agent and Lenders hereunder, other than as permitted by the terms of the Second Lien Intercreditor Agreement.

(b)          Cancel, forgive, make any payment or prepayment on, or redeem or acquire for value (including (x) by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due and (y) at the maturity thereof) any Subordinated Indebtedness, unsecured Indebtedness or Indebtedness (other than under the ABL Facility) secured by Liens that are junior to those securing the Obligations, except:

(i)           refinancings, refundings, renewals, extensions or exchange of any such Indebtedness permitted by Section 7.1(c), (e), (g), (i) or (k) and by any subordination provisions applicable thereto;

(ii)         payments and prepayments of any such Indebtedness made solely with the proceeds of (x) Qualified Equity Interests of Holdings or (y) Qualified Equity Interests of Parent that have been contributed to Holdings;

(iii)        the payment of regularly scheduled principal, interest, expenses and indemnities in respect of Indebtedness incurred under Section 7.1(c), (e), (g), (i) or (k) (other than any such payments prohibited by any subordination provisions applicable thereto); and

(iv)        other payments and prepayments of such Indebtedness in an aggregate amount equal to the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this paragraph, such election to be specified in a written notice of a Responsible Officer of Holdings calculating in reasonable detail the amount of the Available Amount immediately prior to such election and the amount thereof elected to be so applied; provided that (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) the Consolidated First Lien Leverage Ratio calculated on a Pro Forma Basis shall be no greater than 3.50 to 1.00, (iii) at the time that any such payment or prepayment is made (and immediately after giving effect thereto), the Borrower shall be in compliance with the financial covenants contained in Section 7.15, determined on a Pro Forma Basis for the calculation period most recently ended on or prior to the date of such payment or prepayment and (iv) after giving effect to such payment or prepayment, the Borrower shall have at least $10,000,000 of Liquidity.

80

SECTION 7.10          No Further Negative Pledges; Restrictive Agreements.

(a)          Enter into, assume or be subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, to secure the Obligations, except (i) pursuant to this Agreement and the other Loan Documents, (ii) pursuant to the Intercreditor Agreements, (iii) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 7.1(d) (provided that any such restriction contained therein relates only to the asset or assets financed thereby), (e) (provided that any such restriction contained therein relates only to the assets acquired in any such acquisition referred to therein) or (k) (provided that any such restriction contained therein relates only to the assets of Non-Guarantor Subsidiaries) and (iv) customary restrictions contained in the organizational documents of any Non-Guarantor Subsidiary as of the Closing Date.

(b)           Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any NATC Party or any Subsidiary thereof to (i) pay dividends or make any other distributions to any NATC Party or any Subsidiary on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any NATC Party or (iii) make loans or advances to any NATC Party, except in each case for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents, (B) Applicable Law or (C) Indebtedness incurred under Section 7.1(c) or (e).

(c)           Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any NATC Party or any Subsidiary thereof to (i) sell, lease or transfer any of its properties or assets to any NATC Party or (ii) act as a Credit Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extensions thereof, except in each case for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents, (B) Applicable Law, (C) any document or instrument governing Indebtedness incurred pursuant to Section 7.1(c), (d) (provided that any such restriction contained therein relates only to the asset or assets acquired in connection therewith) or (e) (provided that any such restriction contained therein relates only to the assets acquired in any such acquisition referred to therein), (D) obligations that are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of the Borrower, so long as such obligations are not entered into in contemplation of such Person becoming a Subsidiary, (E) customary restrictions contained in an agreement related to the sale of Property (to the extent such sale is permitted pursuant to Section 7.5) that limit the transfer of such Property pending the consummation of such sale, (F) customary restrictions in leases, subleases, licenses and sublicenses otherwise permitted by this Agreement so long as such restrictions relate only to the assets subject thereto and (G) customary provisions restricting assignment of any agreement entered into in the ordinary course of business.

SECTION 7.11          Nature of Business. Engage in any business other than the business conducted by the Borrower and its Subsidiaries as of the Closing Date and business activities reasonably related or ancillary thereto or that are reasonable extensions thereof.

81

SECTION 7.12          Amendments of ABL Loan Documents; Amendments of Other Documents.

(a)          Amend, modify, waive or supplement (or permit modification, amendment, waiver or supplement of) any of the terms or provisions of the ABL Loan Documents or the documents in respect of any Permitted Refinancing thereof, or enter into any Permitted Refinancing of the ABL Facility or any Permitted Refinancing thereof, in any respect which would (or if such Permitted Refinancing would) (1) increase the sum of (x) the then outstanding aggregate principal amount of the loans outstanding under the ABL Credit Agreement (including, if any, any undrawn portion of any commitment under the ABL Credit Agreement) and (y) the aggregate face amount of any letters of credit issued under the ABL Credit Agreement and not reimbursed, to an amount in excess of the aggregate amounts permitted under Section 7.1(l), (2) increase the applicable margin or similar component of the interest rate or other component of the yield with respect to loans under the ABL Loan Documents by more than 3.0% (collectively) above the yield with respect to loans under the ABL Loan Documents as in effect on the Closing Date (excluding increases resulting from (A) application of any pricing grid set forth in the ABL Loan Documents as in effect on the Closing Date, (B) the accrual of interest at the default rate under the ABL Loan Documents as in effect on the Closing Date, (C) payment of any underwriting, arrangement or similar fees that are not payable to all holders of the ABL Obligations in their capacity as lenders, or (D) payment of any amendment, waiver, structuring or other similar fees), (3) shorten the maturity date of any ABL Obligations (other than any acceleration of the maturity date as the result of any event of default under the ABL Loan Documents) or require any amortization of the ABL Obligations prior to the maturity date for such ABL Obligations (excluding any voluntary prepayment or mandatory prepayment pursuant to the ABL Loan Documents as in effect on the date hereof or in connection with the repayment of any overadvance or protective advance) or (4) increase the advance rates under the Borrowing Base (as defined in the ABL Credit Agreement) above the advance rates in effect on the Closing Date.

(b)          Amend, modify, waive or supplement (or permit the modification, amendment, waiver or supplement of) any of the terms or provisions of (i) the Bollore Distribution Agreements in any respect which would reasonably be expected to have a Material Adverse Effect or would materially and adversely affect the rights or interests of the Administrative Agent and the Lenders hereunder, without the prior written consent of the Required Lenders or (ii) any other Material Contract (other than the ABL Loan Documents) in any respect which would reasonably be expected to have a Material Adverse Effect or would materially and adversely affect the rights or interests of the Administrative Agent and the Lenders hereunder, without the prior written consent of the Administrative Agent.

SECTION 7.13           Sale Leasebacks. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any Property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other Property which it intends to use for substantially the same purpose or purposes as the Property being sold or transferred unless (a) the sale or transfer of such Property is permitted by Section 7.5 and (b) any Indebtedness or Liens arising in connection therewith are permitted by Sections 7.1 and 7.2, as the case may be.

SECTION 7.14          Limitations on Holdings.

(a)          Own or otherwise hold any Property other than (i) the Equity Interests of the Borrower, (ii) Investments permitted hereunder, (iii) minute books and other corporate books and records of Holdings and (iv) other miscellaneous non-material assets;

(b)           Have any liabilities other than (i) the liabilities under the Loan Documents, the ABL Loan Documents and the First Lien Term Loan Documents and, in each case, the documents in respect of any Permitted Refinancing thereof, (ii) tax liabilities arising in the ordinary course of business, (iii) Indebtedness permitted under Section 7.1 and customary liabilities related thereto, (iv) corporate, administrative and operating expenses in the ordinary course of business (including any liabilities arising in the ordinary course of business in respect of any Multiemployer Plan in respect of which Holdings may be an ERISA Affiliate) and (v) liabilities in respect of Investments expressly permitted pursuant to Section 7.3, Asset Dispositions expressly permitted pursuant to Section 7.5, Restricted Payments expressly permitted pursuant to Section 7.6, and transactions expressly permitted pursuant to clauses (ii), (iii), (v) and (vi) of Section 7.7; or

82

(c)          Engage in any activities or business other than (i) issuing shares of its own Qualified Equity Interests and (ii) holding the assets and incurring the liabilities described in this Section 7.14 and activities incidental and related thereto.

SECTION 7.15          Financial Covenants.

(a)          Consolidated Total Leverage Ratio. As of the last day of any fiscal quarter ending during the periods specified below, permit the Consolidated Total Leverage Ratio to be greater than the corresponding ratio set forth below.

Period	Maximum Ratio
Closing Date through March 31, 2015	6.75 to 1.00
April 1, 2015 through September 30, 2016	6.50 to 1.00
October 1, 2016 through September 30, 2017	6.25 to 1.00
October 1, 2017 through September 30, 2018	6.00 to 1.00
October 1, 2018 and thereafter	5.75 to 1.00

(b)           Consolidated Fixed Charge Coverage Ratio. As of the last day of any fiscal quarter, permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.25 to 1.00.

SECTION 7.16           Designation of Unrestricted Subsidiaries; Limitation on Creation of Subsidiaries. (a) Notwithstanding anything to the contrary contained in this Agreement, Holdings will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Closing Date any Unrestricted Subsidiary, except to the extent that (i) such establishment, creation or acquisition constitutes an Investment permitted under Section 7.3(j), (ii) such Unrestricted Subsidiary meets all of the requirements of the definition thereof and (iii) the Equity Interests of such Unrestricted Subsidiary, to the extent owned by a NATC Party, are promptly pledged pursuant to, and to the extent required by, the Guaranty and Security Agreement and the certificates, if any, representing such Equity Interests, together with stock or other appropriate powers duly executed in blank, are delivered to the Administrative Agent (or its bailee or agent pursuant to the Second Lien Intercreditor Agreement).

(b)          Notwithstanding anything to the contrary contained in this Agreement, Holdings will not directly own any Equity Interests other than (i) its own treasury securities and (ii) Equity Interests in the Borrower.

SECTION 7.17           Parent Negative Pledge. Notwithstanding anything to the contrary contained in this Agreement, Parent will not create, incur, assume or permit to exist any Lien securing any Indebtedness or other obligations of Parent on any property or asset now owned or hereafter acquired by it (other than Liens of the type described in Sections 7.2(c), (d), (e), (f), (g), (l), (m) and (n)).

83

ARTICLE VIII

DEFAULT AND REMEDIES

SECTION 8.1          Events of Default. Each of the following shall constitute an Event of Default:

(a)          Default in Payment of Principal of Loans. The Borrower shall default in any payment of principal of any Loan when and as due (whether at maturity, by reason of acceleration or otherwise).

(b)          Other Payment Default. The Borrower or any other Credit Party shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or the payment of any other Obligation, and such default shall continue for a period of three (3) Business Days.

(c)          Misrepresentation. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, in any other Loan Document, or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications shall be incorrect or misleading in any respect when made or deemed made, or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, any other Loan Document, or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications shall be incorrect or misleading in any material respect when made or deemed made.

(d)          Default in Performance of Certain Covenants. Any Credit Party shall default in the performance or observance of any covenant or agreement contained in Sections 6.1, 6.2(a), 6.3(a), 6.4 (only with respect to corporate existence) or 6.15, or Article VII.

(e)          Default in Performance of Other Covenants and Conditions. Any Credit Party shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for in this Section 8.1) or any other Loan Document and such default shall continue for a period of thirty (30) days after the earlier of (i) the Administrative Agent’s delivery of written notice thereof to the Borrower and (ii) a Responsible Officer of any Credit Party having obtained knowledge thereof.

(f)          Indebtedness Cross-Default. Any NATC Party or any Subsidiary thereof shall (i) default in the payment of any Indebtedness (other than the Loans) the aggregate principal amount (including undrawn committed or available amounts), or with respect to any Hedge Agreement, the Hedge Termination Value, of which is in excess of the Threshold Amount beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans) the aggregate principal amount (including undrawn committed or available amounts), or with respect to any Hedge Agreement, the Hedge Termination Value, of which is in excess of the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice and/or lapse of time, if required, any such Indebtedness to become due prior to its stated maturity (any applicable grace period having expired); provided that no such event under the ABL Facility or the First Lien Term Loan Facility shall constitute an Event of Default under this Section 8.1(f) until the earliest to occur of (x) the date that is sixty (60) days after such event or circumstance (but only if such event or circumstance has not been waived or cured), (y) the acceleration of the Indebtedness under the ABL Facility or the First Lien Term Loan Facility, as applicable, or the termination of any commitment thereunder and (z) the exercise of any remedies by the ABL Administrative Agent or the First Lien Term Loan Administrative Agent, as applicable, in respect of any Collateral (provided that the following shall not constitute an exercise of remedies: (A) cash sweeps that are permitted pursuant to the terms of the ABL Loan Documents relating to dominion over bank accounts, (B) the establishment of borrowing base reserves, collateral ineligibles, or other conditions for advances, (C) the changing of advance rates or advance sublimits, (D) the imposition of a default rate or late fee and (E) the cessation of lending pursuant to the provisions of the ABL Loan Documents, including upon the occurrence of a default on the existence of an overadvance, in each case, so long as the commitments under the ABL Loan Documents have not been terminated or suspended).

84

(g)          Change in Control. Any Change in Control shall occur.

(h)          Voluntary Bankruptcy Proceeding. Any Credit Party or any Material Subsidiary shall (i) commence a voluntary case under any Debtor Relief Laws, (ii) file a petition seeking to take advantage of any Debtor Relief Laws, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under any Debtor Relief Laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action authorizing any of the foregoing.

(i)          Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against any Credit Party or any Material Subsidiary in any court of competent jurisdiction seeking (i) relief under any Debtor Relief Laws, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for any Credit Party or any Material Subsidiary or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including an order for relief under such federal bankruptcy laws) shall be entered.

(j)          Failure of Agreements.

(i)          Guaranty. The obligation of any Guarantor under the guaranty contained in the Guaranty and Security Agreement or the obligation of Parent under the guaranty contained in the Parent Guaranty is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement);

(ii)         Security Documents. The Guaranty and Security Agreement or any other Loan Document that purports to create a Lien shall, for any reason, fail or cease to create a valid and perfected and, other than Permitted Prior Liens, first priority Lien in and upon any significant portion of the Collateral, except as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement; or

(iii)        Loan Documents. Any Loan Document shall at any time for any reason be declared to be invalid or unenforceable, or a proceeding shall be commenced by a Credit Party or any of its Subsidiaries, or by any Governmental Authority having jurisdiction over a Credit Party or any of its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Credit Party or any of its Subsidiaries shall deny that such Credit Party or such Subsidiary has any liability or obligation purported to be created under any Loan Document.

85

(k)          ERISA Events. The occurrence of any of the following events, in each case except as could not reasonably be expected to have a Material Adverse Effect: (i) any NATC Party or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Sections 412 or 430 of the Code, any NATC Party or any ERISA Affiliate is required to pay as contributions thereto, (ii) a Termination Event or (iii) any NATC Party or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan.

(l)           Judgment. A judgment or order for the payment of money which causes the aggregate amount of all such judgments or orders (net of any amounts paid or fully covered by independent third party insurance as to which the relevant insurance company does not dispute coverage) to exceed the Threshold Amount shall be entered against any NATC Party or any Subsidiary thereof by any court and either (i) there is a period of sixty (60) consecutive days at any time after the entry of any such judgment, order, or award during which (A) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (B) a stay of enforcement thereof is not in effect, or (ii) enforcement proceedings are commenced upon such judgment, order, or award.

SECTION 8.2          Remedies. Upon the occurrence and during the continuance of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall:

(a)          Acceleration; Termination of Term Facility. Declare the principal of and interest on the Loans at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Term Facility and the Commitments and any right of the Borrower to request borrowings thereunder; provided that, upon the occurrence of an Event of Default specified in Section 8.1(h) or (i), the Term Facility and the Commitments shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, declaration, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(b)          General Remedies. Exercise on behalf of the Secured Parties any or all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law.

SECTION 8.3          Rights and Remedies Cumulative; Non-Waiver; Etc.

(a)          The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

86

(b)          Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.2 for the benefit of all the Lenders; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.4 (subject to the terms of Section 3.6), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.2 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 3.6, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 8.4          Crediting of Payments and Proceeds. In the event that the Obligations have been accelerated pursuant to Section 8.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received on account of the Obligations and all net proceeds from the enforcement of the Obligations shall, subject to the Intercreditor Agreements, be applied by the Administrative Agent as follows:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth payable to them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law or the Intercreditor Agreements.

SECTION 8.5          Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.3 and 10.3) allowed in such judicial proceeding; and

87

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.3 and 10.3.

SECTION 8.6          Credit Bidding.

(a)          Subject to the Intercreditor Agreements, the Administrative Agent, on behalf of itself and the Lenders, with the consent (or at the direction) of the Required Lenders, shall have the right to credit bid and purchase for the benefit of the Administrative Agent and the Lenders all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with Applicable Law.

(b)          Each Lender hereby agrees that, except as otherwise provided in any Loan Document or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

SECTION 8.7          Borrower’s Right to Cure. Notwithstanding anything to the contrary contained in Sections 8.1 and 8.2:

(a)          For the purpose of determining whether an Event of Default under Section 7.15 has occurred, the Borrower may on one or more occasions designate any portion of the Net Cash Proceeds from a sale or issuance of Qualified Equity Interests of Holdings (other than to any Subsidiary of Holdings) that that is actually received by the Borrower or, without duplication, any cash contribution to the common capital of the Borrower (the “Cure Amount”) as an increase to Consolidated EBITDA for the applicable fiscal quarter; provided that (A) such amounts to be designated (i) are actually received by the Borrower after the end of such fiscal quarter and before the tenth (10th) Business Day after the date on which financial statements are required to be delivered with respect to such fiscal quarter (the “Cure Expiration Date”) and (ii) do not exceed the aggregate amount necessary to cure any Event of Default under Section 7.15 as of such date, (B) the Borrower prepays Loans pursuant to Section 2.4(b)(i)(y) and/or prepays loans under the First Lien Term Loan Facility pursuant to Section 2.4(b)(i)(y) of the First Lien Term Loan Credit Agreement, in each case in an aggregate amount equal to the Cure Amount; provided that no such prepayment shall be counted as reducing Indebtedness for the purpose of determining whether an Event of Default under Section 7.15 for the period with respect to which the applicable Cure Amount has been contributed has been cured as provided in this Section 8.7 and (C) the Borrower shall have provided notice to the Administrative Agent that such amounts are designated as a “Cure Amount” (it being understood that to the extent such notice is provided in advance of delivery of an Officer’s Compliance Certificate for the applicable period, the amount of such Net Cash Proceeds that is designated as the Cure Amount may be lower than specified in such notice to the extent that the amount necessary to cure any Event of Default under Section 7.15 is less than the full amount of such originally designated amount). The Cure Amount used to calculate Consolidated EBITDA for a given fiscal quarter shall be used and included when calculating Consolidated EBITDA for each test period that includes such fiscal quarter.

88

(b)          The parties hereby acknowledge that this Section 8.7, and any Cure Amount received by the Borrower, may not be relied upon for any purpose other than determining compliance with Section 7.15, including for purposes of determining compliance with Section 7.15 on a Pro Forma Basis when required by any other provision of this Agreement or for determining the availability of any baskets, the level of any interest margins or mandatory prepayments or for any other purpose under this Agreement.

(c)          In furtherance of Section 8.7(a), upon actual receipt and designation of the Cure Amount by the Borrower, the applicable covenant under Section 7.15 shall be deemed retroactively cured with the same effect as though there had been no failure to comply with such covenant under such Section 7.15 and any Event of Default under Section 7.15 shall be deemed not to have occurred for purposes of the Loan Documents.

(d)          (i) In each period of four consecutive fiscal quarters, there shall be at least two fiscal quarters in which no cure right set forth in this Section 8.7 is exercised and (ii) there shall be no pro forma reduction in Indebtedness with the Cure Amount for determining compliance with Section 7.15 for the fiscal quarter with respect to which such Cure Amount was made.

(e)          There may be no more than four fiscal quarters in which the cure rights set forth in this Section 8.7 are exercised during the term of the Term Facility.

ARTICLE IX

THE ADMINISTRATIVE AGENT

SECTION 9.1          Appointment and Authority.

(a)          Each of the Lenders hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except for Section 9.6, the provisions of this Article IX are solely for the benefit of the Administrative Agent and the Lenders, and neither Holdings nor any Subsidiary or Affiliate thereof shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

89

(b)          The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the NATC Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto (including to enter into additional Loan Documents or supplements to existing Loan Documents on behalf of the Secured Parties). In this connection, the Administrative Agent as “collateral agent” and any co-agents, sub-agents and attorneys- in-fact appointed by the Administrative Agent pursuant to this Article IX for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of Articles IX and X (including Section 10.3), as though such co- agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents as if set forth in full herein with respect thereto.

SECTION 9.2          Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 9.3          Exculpatory Provisions.

(a)          The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i)          shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii)          shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)          shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings or any of its Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

90

(b)          The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.2 and Section 8.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice specifying itself as a “Notice of Default” and describing such Default or Event of Default is given to the Administrative Agent by Holdings, the Borrower or a Lender.

(c)          The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 9.4          Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for Holdings or the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 9.5          Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Term Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 9.6          Resignation of Administrative Agent.

(a)          The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States; provided that, unless an Event of Default has occurred and is continuing, such successor shall be reasonably acceptable to the Borrower. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

91

(b)          If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor; provided that, unless an Event of Default has occurred and is continuing, such successor shall be reasonably acceptable to the Borrower. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)          With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

SECTION 9.7          Non-Reliance on the Arrangers, the Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Each Lender confirms that it has received a copy of this Agreement and the other Loan Documents, together with all exhibits and schedules thereto, copies of the most recent financial statements referred to in Section 6.1 or delivered pursuant to Section 4.1(d) and such other documents and information as it has deemed appropriate. Each Lender acknowledges and agrees that none of the Administrative Agent, either Arranger or any other Lender has made any representations or warranties concerning any Credit Party, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Lender has made such inquiries as it feels necessary concerning the Loan Documents, the Collateral and the Credit Parties.

92

SECTION 9.8          No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, arrangers or bookrunners shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder; provided that, the Arrangers shall be express third party beneficiaries of Sections 3.3(b), 4.1(d)(iv), 9.7, 10.3(a), 10.3(b), 10.3(e), 10.3(f), 10.16(a), this Section 9.8 and the last paragraph of Section 6.2.

SECTION 9.9          Collateral and Guaranty Matters.

(a)          Each of the Lenders irrevocably authorizes the Administrative Agent:

(i)          to release any Lien on any Collateral granted to or held by the Administrative Agent, for the benefit of the Secured Parties, under any Loan Document (A) upon the termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (B) that is sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (C) if approved, authorized or ratified in writing in accordance with Section 10.2;

(ii)          to subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien permitted pursuant to Section 7.2(h) or 7.2(p) in accordance with the terms of the Intercreditor Agreements; and

(iii)          to release any Subsidiary Guarantor from its obligations under any Loan Documents (A) if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents or (B) except after the occurrence and during the continuance of a Default or Event of Default, if such Person is a Foreign Subsidiary and the guaranty by (or pledge of any of the assets or Equity Interests (other than up to sixty-five percent (65%) of the voting Equity Interests and one hundred percent (100%) of the non-voting Equity Interests of a First Tier Foreign Subsidiary) of) such Foreign Subsidiary results in a material adverse tax consequence for the Borrower or results in a violation of Applicable Laws.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Guaranty and Security Agreement pursuant to this Section 9.9. In each case as specified in this Section 9.9, the Administrative Agent will, at the Borrower’s expense and upon delivery by the Borrower to the Administrative Agent of an officer’s certificate from a Responsible Officer certifying that such release complies with this Section 9.9, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty and Security Agreement, in each case, in accordance with the terms of the Loan Documents and this Section 9.9. In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction constituting an Asset Disposition permitted pursuant to Section 7.5, the Liens created by any of the Security Documents on such property shall be automatically released without need for further action by any person.

93

(b)          The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

ARTICLE X

MISCELLANEOUS

SECTION 10.1          Notices.

(a)          Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.1(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

If to Parent, Holdings or the Borrower:

North Atlantic Holding Company, Inc. /
NATC Holding Company, Inc. /
North Atlantic Trading Company, Inc.
5201 Interchange Way
Louisville, Kentucky 40229
Attention: General Counsel, c/o James Dobbins
Telephone No.: (502) 774-9267
Facsimile No.: (502) 774-9275
E-mail: jdobbins@natcinc.net

With copies to:

Milbank, Tweed, Hadley & McCloy LLP
One Chase Manhattan Plaza
New York, New York 10005
Attention: Blair Tyson
Telephone No.: (212) 530-5233
Facsimile No.: (212) 822-5233
E-mail: btyson@milbank.com

If to Wells Fargo, as Administrative Agent:

Wells Fargo Bank, National Association
MAC D1109 019
125 West W.T. Harris Blvd.
Charlotte, North Carolina 28262
Attention: Syndication Agency Services
Telephone No.: (704) 590-2703
Facsimile No.: (704) 590-3481

94

With copies to:

Wells Fargo Bank, National Association
MAC G0128-052
171 17th Street N.W., 5th Floor
Atlanta, Georgia 30363
Attention of: Zachariah Corn
Telephone No.: (404) 214-5082
Facsimile No.: (404) 214-3861
E-mail: zach.corn@wellsfargo.com

If to any Lender:

To the address set forth on the Register

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 10.1(b) below, shall be effective as provided in Section 10.1(b).

(b)          Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, Holdings or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, in the case of each of clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)          Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed.

(d)          Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.

95

(e)          Platform.

(i)          Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Borrower Materials available to the Lenders by posting the Borrower Materials on the Platform.

(ii)          The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Borrower Materials or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Borrower Materials. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Credit Party, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of communications through the Internet (including the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Credit Party, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).

(f)          Private Side Designation. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities Applicable Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain Material Non-Public Information with respect to the Borrower or its securities for purposes of United States Federal or state securities Applicable Laws.

SECTION 10.2          Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by Holdings and the Borrower; provided that no amendment, waiver or consent shall:

(a)          increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.2) or the amount of Loans required to be made by any Lender, in any case, without the written consent of such Lender;

(b)          waive, extend or postpone any date fixed by this Agreement or any other Loan Document for any payment (it being understood that a waiver of a mandatory prepayment under Section 2.4(b) shall only require the consent of the Required Lenders) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;

96

(c)          reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clauses (ii) and (iii) of the proviso set forth in the paragraph below) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the rate set forth in Section 3.1(b) during the continuance of an Event of Default;

(d)          change Section 3.6 or Section 8.4 in a manner that would alter the pro rata sharing of payments or order of application required thereby without the written consent of each Lender directly and adversely affected thereby;

(e)          change Section 2.4(b)(iv) in a manner that would alter the order of application of amounts prepaid pursuant thereto without the written consent of each Lender directly and adversely affected thereby;

(f)          except as otherwise permitted by this Section 10.2 change any provision of this Section 10.2 or reduce the percentages specified in the definitions of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

(g)          consent to the assignment or transfer by any Credit Party of such Credit Party’s rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 7.4), in each case, without the written consent of each Lender;

(h)          release (i) Parent, (ii) Holdings, (iii) all of the Subsidiary Guarantors or (iv) Subsidiary Guarantors comprising substantially all of the credit support for the Obligations, in any case, from the Guaranty and Security Agreement or the Parent Guaranty, as applicable (other than as authorized in Section 9.9), without the written consent of each Lender; or

(i)          release all or substantially all of the Collateral or release any Security Document (other than as authorized in Section 9.9 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender;

provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Arrangers in addition to the Lenders required above, affect the rights or duties of any Arranger under this Agreement or any other Loan Document; (iii) the Engagement Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (iv) the Administrative Agent Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (v) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by Holdings, the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 10.2 if such Class of Lenders were the only Class of Lenders hereunder at the time and (vi) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender or the amount of Loans required to be made by such Lender may not be increased or extended without the consent of such Lender.

97

Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement (including amendments to this Section 10.2) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Section 2.5 (including as applicable, (1) to permit the Extended Loans to share ratably in the benefits of this Agreement and the other Loan Documents and (2) to include the Commitments in respect of Extended Loans or outstanding Extended Loans in any determination of (i) Required Lenders or (ii) similar required lender terms applicable thereto); provided that no amendment or modification shall result in any increase in the amount of any Lender’s Commitment or any increase in any Lender’s Relevant Percentage, in each case, without the written consent of such affected Lender.

Notwithstanding anything in this Section 10.2 to the contrary, this Agreement, including this Section 10.2, may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement or to increase the size of the existing term loan facility and to permit the extensions of credit from time to time outstanding thereunder or pursuant to such increase and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement (including the rights of the lenders under additional term facilities or the Lenders providing such new loans to share ratably in prepayments pursuant to Section 2.04) and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (ii) to include, appropriately, the Lenders holding such credit facilities or new loans in any determination of the Required Lenders.

SECTION 10.3          Expenses; Indemnity.

(a)          Costs and Expenses. Holdings and the Borrower shall, and shall cause the other Credit Parties to, jointly and severally, pay, promptly following written demand therefor (i) all reasonable out of pocket expenses incurred by the Arrangers, the Administrative Agent and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent) in connection with the syndication of the Term Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out of pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Lenders) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.3, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided that, in the case of this clause (ii), in no event shall the Borrower be responsible for the fees and expenses of more than one counsel for the Administrative Agent or more than one counsel for the Lenders, collectively, in each case, with respect to any occurrence, event or matter involving a loss, claim, damage or liability for which an indemnity is otherwise required hereunder and (iii) all reasonable costs, fees and expenses of one financial advisor retained by the Lenders, collectively, at any time after (x) an Event of Default under Section 8.1(a) or 8.1(b) has occurred and is continuing or (y) any other Default or Event of Default has occurred and has been continuing for a period of at least 30 days.

98

(b)          Indemnification by the Borrower. Holdings and the Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Arrangers and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including any Environmental Claims and, for the avoidance of doubt, including costs related to orders or requirements of Governmental Authorities, investigation and response costs and consultant’s fees), penalties, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of counsel for the Indemnitees) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including the Transactions), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Credit Party or any Subsidiary thereof, or any Environmental Claim related in any way to any Credit Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including reasonable attorneys and consultant’s fees; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non- appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties; provided, further, that in no event shall that Borrower be responsible for the fees and expenses of more than (x) one counsel for the Administrative Agent or the Arrangers or more than one counsel for the Lenders and, in the case of any actual or perceived conflict of interest, additional counsel to the affected Person or group of Persons, and (y) if necessary, one local counsel in each relevant jurisdiction and special counsel and, in the case of any actual or perceived conflict of interest, additional local counsel and special counsel to the affected Person or group of Persons, in each case, with respect to any occurrence, event or matter involving a loss, claim, damage or liability for which an indemnity is otherwise required hereunder. This Section 10.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)          Reimbursement by Lenders. To the extent that Holdings or the Borrower for any reason fails to indefeasibly pay any amount required under Section 10.3(a) or (b) to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time, or if the Total Credit Exposure has been reduced to zero, then based on such Lender’s share of the Total Credit Exposure immediately prior to such reduction) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this Section 10.3(c) are subject to the provisions of Section 3.7.

99

(d)          Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrower and each other Credit Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in Section 10.3(b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)          Payments. All amounts due under this Section 10.3 shall be payable promptly after demand therefor.

(f)          Survival. Each party’s obligations under this Section 10.3 shall survive the termination of the Loan Documents and payment of the obligations hereunder.

SECTION 10.4          Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or any of its Affiliates, irrespective of whether or not such Lender or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Sections 3.13(a)(ii) and 8.4 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section 10.4 are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.5          Governing Law; Jurisdiction, Etc.

(a)          Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

100

(b)          Submission to Jurisdiction. Holdings and the Borrower each irrevocably and unconditionally agrees that it will not commence, and will not permit any Subsidiary to commence, any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.

(c)          Waiver of Venue. Holdings and the Borrower each irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.5(b). Holdings and the Borrower each hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)          Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 10.6          Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

SECTION 10.7          Reversal of Payments. To the extent any Credit Party makes a payment or payments to the Administrative Agent for the benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, other Applicable Law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

SECTION 10.8          Injunctive Relief. Each of Holdings and the Borrower recognizes that, in the event it fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, each of Holdings and the Borrower agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

101

SECTION 10.9          Successors and Assigns; Participations.

(a)          Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.9(b), (ii) by way of participation in accordance with the provisions of Section 10.9(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.9(e) (and any other attempted assignment or transfer by any party hereto or thereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.9(d) and, to the extent expressly contemplated hereby, Indemnitees and the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it); provided that, in each case, with respect to any Term Facility, any such assignment shall be subject to the following conditions:

(i)          Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Term Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in Section 10.9(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)          in any case not described in Section 10.9(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered to it by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth (5th) Business Day;

(ii)          Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Classes on a non-pro rata basis;

102

(iii)        Required Consents. No consent shall be required for any assignment except to the extent required by Section 10.9(b)(i)(B) and, in addition:

(A)          the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (z) the assignment is made in connection with the primary syndication of the Term Facility and during the period commencing on the Closing Date and ending on the date that is ninety (90) days following the Closing Date; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B)          the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv)          Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption or, in the case of any assignment by or to Standard General or the Borrower, an Affiliated Lender Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that (A) only one such fee will be payable in connection with simultaneous assignments to two or more related Approved Funds by a Lender and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)          No Assignment to Certain Persons. No such assignment shall be made to (A) Holdings, the Borrower or any of Holdings’ or the Borrower’s Subsidiaries, Unrestricted Subsidiaries or Affiliates, except as provided below in Sections 10.9(f) and 10.9(g), or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)         No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii)       Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

103

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.9(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.8, 3.9, 3.10, 3.11 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.9(d) (other than a purported assignment to a natural Person, Holdings, the Borrower or any of Holdings’ or the Borrower’s Subsidiaries or Affiliates, which shall be null and void (unless such assignment is (x) to the Borrower and complies with the provisions of this Section 10.9 (including Section 10.9(f)) or (y) to Standard General and complies with the provisions of this Section 10.9 (including Section 10.9(g))).

(c)          Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption, each Affiliated Lender Assignment and Assumption and each Extension Amendment delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.

(d)          Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, Holdings, the Borrower or any of Holdings’ or the Borrower’s Subsidiaries or Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.3(c) with respect to any payments made by such Lender to its Participant(s).

104

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.2(a), (b), (c) or (d) that directly and adversely affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.9, 3.10 and 3.11 (subject to the requirements and limitations therein, including the requirements under Section 3.11(g) (it being understood that the documentation required under Section 3.11(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.9(b); provided that such Participant (A) agrees to be subject to the provisions of Section 3.12 as if it were an assignee under Section 10.9(b); and (B) shall not be entitled to receive any greater payment under Sections 3.10 or 3.11 with respect to any participation than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.12(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 3.6 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)          Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)          Borrower Purchases. Notwithstanding anything to the contrary contained in this Section 10.9 or any other provision of this Agreement, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may repurchase outstanding Loans on the following basis:

(i)          the Borrower and the assigning Lender shall execute and deliver to the Administrative Agent an Affiliated Lender Assignment and Assumption in lieu of an Assignment and Assumption;

105

(ii)          on or prior to the date that occurs one year prior to the Maturity Date, the Borrower may conduct one or more auctions (each, an “Auction”) to repurchase all or any portion of the applicable Loans of a given Class (such Loans, the “Offer Loans”); provided that (1) the Borrower delivers to the Administrative Agent (for distribution to all Lenders) a notice of the aggregate principal amount of the Offer Loans that will be subject to such Auction no later than 12:00 noon at least five (5) Business Days (or such shorter period as may be agreed to by the Administrative Agent) in advance of a proposed consummation date of such Auction indicating (a) the date on which the Auction will conclude, (b) the maximum principal amount of the Offer Loans the Borrower is willing to purchase in the Auction and (c) the range of discounts to par at which the Borrower would be willing to repurchase the Offer Loans; (2) the maximum dollar amount of the Auction shall be no less than $10,000,000 or whole multiples of $1,000,000 in excess thereof; (3) the Borrower shall hold the Auction open for a minimum period of three (3) Business Days; (4) a Lender who elects to participate in the Auction may choose to tender all or part of such Lender’s Offer Loans; (5) the Auction shall be made to all Lenders holding such Class of Offer Loans on a pro rata basis in accordance with the respective principal amount then due and owing to such applicable Lenders; and (6) the Auction shall be conducted pursuant to such procedures as the Administrative Agent may establish which are consistent with this Section 10.9 and are reasonably acceptable to the Borrower, which procedures must be followed by a Lender in order to have its Offer Loans repurchased;

(iii)          with respect to all repurchases made pursuant to this Section 10.9(f), (1) the Borrower shall pay to the applicable selling Lender all accrued and unpaid interest, if any, on the repurchased Offer Loans to the date of repurchase of such Offer Loans; (2) such repurchases shall not be deemed to be optional prepayments pursuant to Section 2.4(a); and (3) the amount of the Loans so repurchased shall be applied on a pro rata basis to reduce the scheduled remaining installments of principal on the Offer Loans; and

(iv)          following a repurchase pursuant to this Section 10.9(f), the Offer Loans so repurchased shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold) for all purposes of this Agreement and all the other Loan Documents, including (1) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (2) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (3) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document. In connection with any Loans repurchased and cancelled pursuant to this Section 10.9(f), the Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation.

(g)          Assignments to Standard General. Any Lender may, so long as no Event of Default has occurred and is continuing, at any time, without any consent, assign all or a portion of its rights and obligations with respect to Loans under this Agreement to Standard General through open market purchases on a non-pro rata basis, subject to the following limitations:

(i)          Standard General and the assigning Lender shall execute and deliver to the Administrative Agent an Affiliated Lender Assignment and Assumption in lieu of an Assignment and Assumption;

(ii)          Standard General (A) will not receive information provided solely to Lenders by the Administrative Agent or any Lender, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II and Article III, (B) will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent and (C) will not receive advice of counsel to the Administrative Agent and the Lenders;

106

(iii)       the aggregate principal amount of Loans (as of the date of consummation of any transaction under this Section 10.9(g)) held at any one time by Standard General shall not exceed 20% of the aggregate principal amount of all Loans at such time outstanding; and

(iv)       notwithstanding anything in this Agreement or any other Loan Document to the contrary, with respect to any Loans at any time held by Standard General, Standard General shall have no right whatsoever, in its capacity as a Lender with respect to such Loans then held by it, to consent to any matter requiring the consent of the Required Lenders, each Lender, each directly and adversely affected Lender, each directly affected Lender or all Lenders, and the Administrative Agent shall automatically deem any Loan held by Standard General to be voted on a pro rata basis in accordance with the votes cast in respect of the Loans of all other Lenders in the aggregate; provided that no amendment, modification, waiver or consent shall affect Standard General (in its capacity as a Lender) in a manner that is disproportionate to the effect on the Lenders (other than Standard General),

Standard General agrees to notify the Administrative Agent promptly (and in any event within ten (10) Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent promptly (and in any event within ten (10) Business Days) if it is acquired by Standard General.

SECTION 10.10     Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by, or required to be disclosed to, any regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or in any legal, judicial, administrative or other compulsory proceeding, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document, or any action or proceeding relating to this Agreement or any other Loan Document, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.10, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (iii) to an investor or prospective investor in an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such Approved Fund, (iv) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in an Approved Fund in connection with the administration, servicing and reporting on the assets serving as collateral for an Approved Fund, or (v) to a nationally recognized rating agency that requires access to information regarding Holdings and its Subsidiaries, the Loans and the Loan Documents in connection with ratings issued with respect to an Approved Fund, (g) on a confidential basis to (i) any rating agency in connection with rating Parent, Holdings or its Subsidiaries or the Term Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Term Facility, (h) with the consent of the Borrower, (i) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.10 or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates from a third party that is not, to such Person’s knowledge, subject to confidentiality obligations to the Borrower, (k) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its subsidiaries or affiliates, (l) to the extent that such information is independently developed by such Person, or (m) for purposes of establishing a “due diligence” defense. For purposes of this Section 10.10, “Information” means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by any Credit Party or any Subsidiary thereof; provided that, in the case of information received from a Credit Party or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.10 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything to the contrary in this Agreement, the Administrative Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of the Borrower or the Credit Parties and the Commitments provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials of the Administrative Agent.

107

SECTION 10.11     Performance of Duties. Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.

SECTION 10.12     All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Term Facility has not been terminated.

SECTION 10.13     Survival.

(a)         All representations and warranties set forth in Article V and all representations and warranties contained in any certificate or any of the Loan Documents (including any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

(b)         Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article X and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

108

SECTION 10.14     Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 10.15     Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 10.16     Counterparts; Integration; Effectiveness; Electronic Execution.

(a)         Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent and/or the Arrangers, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)         Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.17     Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full and the Commitments shall have terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

SECTION 10.18     USA PATRIOT Act. The Administrative Agent and each Lender hereby notifies Holdings and the Borrower that pursuant to the requirements of the PATRIOT Act, each of them is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow the Administrative Agent and such Lender to identify each Credit Party in accordance with the PATRIOT Act.

109

SECTION 10.19     Independent Effect of Covenants. The Borrower expressly acknowledges and agrees that each covenant contained in Articles VI or VII hereof shall be given independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VI or VII if, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles VI or VII.

SECTION 10.20     Inconsistencies with Other Documents; Intercreditor Agreements.

(a)         Subject to Section 10.20(b), in the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Security Documents which imposes additional burdens on Holdings or any of its Subsidiaries or further restricts the rights of Holdings or any of its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

(b)         Notwithstanding anything to the contrary in this Agreement or in any other Loan Document: (i) the Liens granted to the Administrative Agent in favor of the Secured Parties pursuant to the Loan Documents and the exercise of any right related to any Collateral shall be subject, in each case, to the terms of the Intercreditor Agreements, (ii) in the event of any conflict between the express terms and provisions of this Agreement or any other Loan Document, on the one hand, and of the Intercreditor Agreements, on the other hand, the terms and provisions of the Intercreditor Agreements shall control and (iii) each Lender (A) authorizes the Administrative Agent to execute the Intercreditor Agreements on behalf of such Lender and to designate the “Designated Term Loan Agent” under and as defined in the ABL Intercreditor Agreement, (B) agrees to be bound by the terms of the Intercreditor Agreements and agrees that any action taken by the Designated Term Loan Agent (as defined in the ABL Intercreditor Agreement) under the ABL Intercreditor Agreement and the Administrative Agent under the Intercreditor Agreements shall be binding upon such Lender and (C) consents to the subordination of Liens provided for in the Intercreditor Agreements (to the extent set forth therein) and the other provisions of the Intercreditor Agreements.

[Signature pages follow]

110

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all as of the day and year first written above.

NORTH ATLANTIC HOLDING COMPANY, INC., as Parent

By:	/s/ Brian C. Harriss
Name:	Brian C. Harriss
Title:	Senior Vice President and Chief Financial Officer

NATC HOLDING COMPANY, INC., as Holdings

By:	/s/ Brian C. Harriss
Name:	Brian C. Harriss
Title:	Senior Vice President and Chief Financial Officer

NORTH ATLANTIC TRADING COMPANY, INC., as Borrower

By:	/s/ Brian C. Harriss
Name:	Brian C. Harriss
Title:	Senior Vice President and Chief Financial Officer

Signature Page to
North Atlantic Trading Company, Inc. Second Lien Term Loan Credit Agreement

AGENTS AND LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Lender

By:	/s/ Rob King
Name: Rob King
Title: SVP

Signature Page to
North Atlantic Trading Company, Inc. Second Lien Term Loan Credit Agreement

SCHEDULE 1.1

COMMITMENTS

Lender	Commitments	Percentage

Wells Fargo Bank, National Association	$80,000,000	100%

SCHEDULE 4.1

Closing Date Security Documents and Loan Documents

Second Lien Copyright Security Agreement, to be dated as of the Closing Date, by and among North Atlantic Operating Company, Inc., National Tobacco Company, L.P. and Wells Fargo Bank, National Association, as Administrative Agent

Second Lien Trademark Security Agreement, to be dated as of the Closing Date, by and among North Atlantic Operating Company, Inc., National Tobacco Company, L.P. and Wells Fargo Bank, National Association, as Administrative Agent

Second Lien Patent Security Agreement, to be dated as of the Closing Date, between North Atlantic Operating Company, Inc. and Wells Fargo Bank, National Association, as Administrative Agent

Blocked Account Control Agreement, to be dated as of the Closing Date, by and among North Atlantic Operating Company, Inc., National Tobacco Company, L.P., North Atlantic Trading Company, Inc., Wells Fargo Bank, National Association, as first lien term loan agent, Wells Fargo Bank, National Association, as second lien term loan agent, Wells Fargo Bank, National Association, as ABL agent and JPMorgan Chase Bank, N.A. as depositary

SCHEDULE 5.1

Jurisdictions of Organization and Qualification

Name of Obligor	Jurisdiction of Organization	Qualified to do Business	Type of Organization	Organizational I.D. Number
North Atlantic Trading Company, Inc.	Delaware	DE	Corporation	2751946
NATC Holding Company, Inc.	Delaware	DE	Corporation	5440563
North Atlantic Cigarette Company, Inc.	Delaware	DE	Corporation	3587553
North Atlantic Operating Company, Inc.	Delaware	DE, KY, TN	Corporation	2760360
National Tobacco Company, L.P.	Delaware	All	Limited Partnership	2150354
National Tobacco Finance Corporation	Delaware	CA, DC, DE, FL, GA, KY, MA, MT, NC, ND, NY, OH, PA, SD, TX	Corporation	2555524
Fred Stoker & Sons, Inc.	Tennessee	TN	Corporation	0383804
RBJ Sales, Inc.	Tennessee	TN	Corporation	0383805
Stoker, Inc.	Tennessee	TN	Corporation	0194918

SCHEDULE 5.2

Subsidiaries & Capitalization

Company	Owner	No. of Shares	Certificate No.	Percentage Ownership of Holdings
NATC Holding Company, Inc.	North Atlantic Holding Company, Inc.	10	1	100%
North Atlantic Trading Company, Inc.	NATC Holding Company, Inc.	10	V83	100%
North Atlantic Operating Company, Inc.	North Atlantic Trading Company, Inc.	100	2	100%
North Atlantic Cigarette Company, Inc.	North Atlantic Trading Company, Inc.	100	2	100%
National Tobacco Finance Corporation	North Atlantic Trading Company, Inc.	100	3	100%
National Tobacco Company, L.P.	National Tobacco Finance Corporation	1% Interest	N/A	100%
National Tobacco Company, L.P.	North Atlantic Trading Company, Inc.	99% Interest	N/A	100%
Stoker, Inc.	North Atlantic Trading Company, Inc.	1130.376	2	100%
Fred Stoker & Sons, Inc.	Stoker, Inc.	100	1	100%
RBJ Sales, Inc.	Stoker, Inc.	100	1	100%

SCHEDULE 5.6

Tax Matters

None.

SCHEDULE 5.9

ERISA Plans

Post-termination of employment coverage is provided as follows:

(I) Retiree medical or other welfare coverage under the following plans:

(a) National Tobacco Company, L.P. Group Benefits Plan, PIN 501

Anthem Blue Cross and Blue Shield (medical)

Delta Dental of Kentucky (dental)

National Guardian Life Insurance Company (Superior Vision Plan – vision)

(b) National Tobacco Company, L.P. Group Life and Disability Benefits Plan, PIN 502

Metropolitan Life Insurance Company (basic life, AD&D and optional life)

Life Insurance Company of North America (CIGNA Group Insurance – STD and LTD)

(c) Group Travel Accident Insurance, PIN 503

National Union Fire Insurance Company of Pittsburgh PA (business travel accident policy)

(II) Retirement plans:

(a) Retirement Plan for Salaried Employees of National Tobacco Company, L.P. (PIN 001)

(b) National Tobacco Company, L.P. Retirement Allowance Plan for Hourly Rated and/or Piecework Employees (PIN 002)

(c) National Tobacco Company, L.P. Retirement Savings Plan (PIN 003 – 401K Plan)

(III) Other benefits:

BMS LLC (Benefit Marketing Solutions – flexible spending plan and dependent daycare plan)

(IV) Coverage under medical or other welfare plans might, from time to time, be provided to certain employees following their termination of employment for a severance, transitional or consulting period.

SCHEDULE 5.12

Material Contracts

Amended and Restated Distribution and License Agreement, dated as of November 30, 1992, as amended, between NAOC and Bollore in regard to the territory of the United States and the District of Columbia.

Amended and Restated Distribution and License Agreement, dated as of November 30, 1992, as amended, between NAOC and Bollore in regard to the territory of Canada.

Distribution and Services Agreement, dated as of September 1, 2013 between Intrepid Brands, LLC and National Tobacco Company, L.P.

Licensing Agreement, dated as of September 1, 2013 between Intrepid Brands, LLC and National Tobacco Company, L.P.

Licensing Agreement, dated as of September 1, 2013 between Intrepid Brands, LLC and North Atlantic Operating Company, Inc.

The ABL Credit Agreement and the ABL Loan Documents.

The First Lien Term Loan Credit Agreement and the First Lien Term Loan Documents.

SCHEDULE 5.13

Labor and Collective Bargaining Agreements

None.

SCHEDULE 5.18

Real Property

Street Address (including zip code)	County/City	Nature of Interest	Nature and Use	Name and Address of Lessor	TTB Permit
257 Park Avenue South – 7th Floor New York, NY 10010- 7304	New York/New York	Lease	Office Operations	257 Park Avenue Associates 7 Penn Plaza, Suite 618 New York, NY 10001	N/A
777 Boston Post Road, 3rd Floor Darien, CT 06820	Fairfield/Darien	Lease	Office Operations	Fidelity Building Company % Gretsch Commercial Real Estate 76 Maple Tree Ave. Stamford, CT 06906	N/A
5201 Interchange Way Louisville, KY 40229	Jefferson/Louisville	Lease	Manufacturing, R&D, warehousing, distribution and administration	Exeter 5201 Interchange, LLC 140 W. Germantow n Pike, Suite 150 Plymouth Meeting, PA 19462	Yes
201 North Street Dresden, Tennessee 38255	Weakley/Dresden	Lease	Manufacturing and catalog distribution	Tagon Ventures LLC 3100 Francis Harris New Braunfels, TX 79130	Yes
Hopkins Distribution (public warehouse) 1195 Trademark Drive, #201 Reno, NV 8 PDS Inc. 1439 Dixie Highway Louisville, KY 40210952 1	Washoe/Reno	Warehouse	Warehouse	N/A	N/A

SCHEDULE 5.18

Street Address (including zip code)	County/City	Nature of Interest	Nature and Use	Name and Address of Lessor	TTB Permit
PDS Inc. 1439 Dixie Highway Louisville, KY 402109521	Jefferson/Louisville	Warehouse	Warehousing	N/A	N/A
AccuTek 1439 Dixie Highway Louisville, KY 402109521	Jefferson/Louisville	Warehouse	Warehousing	N/A	N/A
DSC Logistics (public warehouse) 7075 Caindale Drive Greensboro NC 27409	Guilford/Greensboro	Warehouse	Warehousing	N/A	N/A
Kentucky Cut Rag, 255 South Forbes Road Lexington, KY 40216	Fayette/Lexington	Warehouse	Warehousing	N/A	N/A
A.M.C. Warehouse (public warehouse) 1131 Avenue T Grand Prairie, TX 75050	Dallas/Grand Prairie	Warehouse	Warehousing	N/A	N/A
Advance Distribution ( public warehouse) 2349 Millers Lane Louisville, KY 40216	Jefferson/Louisville	Warehouse	Warehousing	N/A	N/A

SCHEDULE 5.18

Street Address (including zip code)	County/City	Nature of Interest	Nature and Use	Name and Address of Lessor	TTB Permit
Swedish Match 1121 Industrial Drive Owensboro, KY 42301	Davless/Owensboro	Warehouse	Warehousing/Distri buting	N/A	N/A
W.J. Beitler Company 3379 Stafford Street Pittsburgh, PA 15204	Allegheny/Pittsburgh	Warehouse	Warehousing	N/A	N/A
Hail and Cotton 2500 South Main Street Springfield, TN 37172	Robertson/Springfield	Processor	Warehousing processing and inventory	N/A	N/A
Alliance One (public warehouse) 605 South Taraboro Street Wilson, NC 27894	Wilson/Wilson	Warehouse	Warehousing	N/A	N/A
Norbert Dentressangle- Forsters Unit 21 Harpur Hill Business Park Buxton SK179JW UK	Buxton	Warehouse	Warehousing	N/A	N/A
Lithocraft 1502 Beeler Street New Albany, IN	Floyd/New Albany	Warehouse	Warehousing and distirbution	N/A	N/A

SCHEDULE 5.18

Street Address (including zip code)	County/City	Nature of Interest	Nature and Use	Name and Address of Lessor	TTB Permit
Lancaster Leaf Tobacco Company of Pennsylvania, Inc. P.O. Box 897 198 West Liberty Street Lancaster, PA 17608	Lancaster/Lancaster	Processor	Processing	N/A	N/A

SCHEDULE 5.26

Insurance

Type of Coverage	Provider/Carrier	Policy Period	Policy #	Policy Limit
Primary Property Policy	Travelers Indemnity Co.	01/30/13 – 01/30/14	KTK-CMB- 3420X94-0-13	$50,000,000 Deductible: $250,000
Boiler and Machinery	Federal Insurance Co.	12/01/12 - 01/30/14	76411350	$50,000,000 Deductible: $10,000
Automobile Policy	Hartford Insurance Co.	12/01/13 - 12/01/14	13UEND09107	$1,000,000 Comprehensive & Collision Deductible: $1,000
Commercial General Liability	Hartford Insurance Co.	12/01/13 - 12/01/14	13UEND08671	$1,000,000 Per Occ. $2,000,000 General Agg. Deductible: None
Products Liability	Admiral Ins. Co. Kinsale Ins. Co.	06/13/13 – 06/13/14	CA000017878-01 0100012480-0	$5,000,000 Per Occ. $6,000,000 General Agg. Deductible: $25,000
Umbrella Liability	ACE Property and Casualty Ins. Co.	12/01/13 - 12/01/14	M00530189004	$25,000,000 Occ. & Agg.

SCHEDULE 5.26

Type of Coverage	Provider/Carrier	Policy Period	Policy #	Policy Limit
Private Edge Plus (Includes D&O, EPLI & Fiduciary Liability)	National Union Fire Ins. Co.	12/01/13 - 12/01/14	014231917	D&O $10,000,000 Employment Practices Liability $2,000,000 Fiduciary Liability $1,000,000 Deductible: $5,000
Directors & Officers Liability (Side A Coverage Only)	National Union Fire Ins. Co.	12/01/13 – 12/01/14	014232032	$10,000,000 xs $10,000,000 Deductible: None
Directors & Officers Liability (Side A Coverage Only)	ACE American Insurance Co.	12/01/13 – 12/01/14	G24590409003	$10,000,000 xs $20,000,000 Deductible: None
Crime Liability	Federal Insurance Company (Chubb)	12/01/13 - 12/01/14	8137-6415	$1,000,000
Customs Bond (North Atlantic)	Western Surety Co.	01/03/13 - 01/03/14	9906ES342	$200,000
Customs Bond (National Tobacco)	Western Surety Co.	03/29/13 – 03/29/14	991380714	$800,000

SCHEDULE 6.14(d)

Real Property Collateral Requirements

None.

SCHEDULE 6.20

Post-Closing Matters

None.

Credit Agreement

SCHEDULE 7.1

Existing Indebtedness

None.

SCHEDULE 7.2

Existing Liens

Debtor	Secured Party	Filing Date	Filing Number	Description
National Tobacco Company, L.P.	NEC Financial Services, LLC	09/07/10	2010 3118100	One NEC SV8300 telephone system.
National Tobacco Company, L.P.	NEC Financial Services, LLC	09/07/10	2010 3118118	Leased goods.
National Tobacco Company, L.P.	Officeware	05/17/11	2011 1867459	Informational filing for leased goods.
National Tobacco Company, L.P.	Officeware	06/16/2011	2011 2300328	Can IR 3230
National Tobacco Company, L.P.	US Bancorp Equipment Finance, Inc.	10/18/2011	2011 4019983	90 ASUS EP121 I5-470UM 64GB 4GB W7HP EP121 B9OKS051366

SCHEDULE 7.3

Existing Loans, Advances and Investments

None.

SCHEDULE 7.7

Existing Affiliate Transactions

Distribution and Services Agreement, dated as of September 1, 2013 between Intrepid Brands, LLC and National Tobacco Company, L.P.

Licensing Agreement, dated as of September 1, 2013 between Intrepid Brands, LLC and National Tobacco Company, L.P.

Licensing Agreement, dated as of September 1, 2013 between Intrepid Brands, LLC and North Atlantic Operating Company, Inc.

Trademark License Agreement, dated as of December 20, 2005 between North Atlantic Operating Company Inc. and National Tobacco Company, L.P.

EXHIBIT A

to Second Lien Term Loan Credit Agreement

[FORM OF] NOTE

$__________________	__________, 20___

FOR VALUE RECEIVED, the undersigned, North Atlantic Trading Company, Inc., a Delaware corporation (the “Borrower”), promises to pay to _______________ (the “Lender”), at the place and times provided in the Credit Agreement referred to below, the principal sum of _______________ DOLLARS ($__________) or, if less, the unpaid principal amount of all Loans made by the Lender pursuant to that certain Second Lien Term Loan Credit Agreement, dated as of January 13, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among the Borrower, North Atlantic Holding Company, Inc., a Delaware corporation, NATC Holding Company, Inc., a Delaware corporation, the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The unpaid principal amount of this Note from time to time outstanding is payable as provided in the Credit Agreement and shall bear interest as provided in Section 3.1 of the Credit Agreement. All payments of principal and interest on this Note shall be payable in Dollars in immediately available funds as provided in the Credit Agreement.

This Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Note and on which such Obligations may be declared to be immediately due and payable.

THIS NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

The Indebtedness evidenced by this Note is senior in right of payment to all Subordinated Indebtedness referred to in the Credit Agreement.

The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Note.

IN WITNESS WHEREOF, the undersigned has executed this Note under seal as of the day and year first above written.

NORTH ATLANTIC TRADING COMPANY, INC.

By:
Name:
Title:

EXHIBIT B
to Second Lien Term Loan Credit Agreement

[FORM OF] NOTICE OF BORROWING

Dated as of: _____________

Wells Fargo Bank, National Association,
   as Administrative Agent
[MAC D 1109-019
1525 West W.T. Harris Blvd.
Charlotte, North Carolina 28262
Attention: Syndication Agency Services]

Ladies and Gentlemen:

This irrevocable Notice of Borrowing is delivered to you pursuant to Section 2.2 of the Second Lien Term Loan Credit Agreement dated as of January 13, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among North Atlantic Trading Company, Inc., a Delaware corporation (the “Borrower”), North Atlantic Holding Company, Inc., a Delaware corporation, NATC Holding Company, Inc., a Delaware corporation, the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

1.         The Borrower hereby requests that the Lenders make the Initial Loan to the Borrower in the aggregate principal amount of $___________. (Complete with an amount in accordance with Section 2.2 of the Credit Agreement.)

2.         The Borrower hereby requests that the Initial Loan be made on the following Business Day: _____________________. (Complete with a Business Day in accordance with Section 2.2(a) of the Credit Agreement.)

3.         The Borrower hereby requests that the Initial Loan bear interest at the following interest rate, plus the Applicable Rate, as set forth below:

Component of Loan[1]	Interest Rate[2]	Interest Period (LIBOR Rate only)

 4.         The aggregate principal amount of all Loans outstanding as of the date hereof (including the Loan requested herein) does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

1       Complete with the Dollar amount of that portion of the overall Loan requested that is to bear interest at the selected interest rate and/or Interest Period (e.g., for a $20,000,000 loan, $5,000,000 may be requested at the Base Rate, $8,000,000 may be requested at the LIBOR Rate with an interest period of three months and $7,000,000 may be requested at the LIBOR Rate with an interest period of one month).

2.      Complete with the Base Rate or the LIBOR Rate.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Borrowing as of the day and year first written above.

NORTH ATLANTIC TRADING COMPANY, INC.

By:
Name:
Title:

EXHIBIT C
to Second Lien Term Loan Credit Agreement

[FORM OF] NOTICE OF ACCOUNT DESIGNATION

Dated as of: _________

Wells Fargo Bank, National Association,
  as Administrative Agent
[MAC D 1109-019
1525 West W.T. Harris Blvd.
Charlotte, North Carolina 28262
Attention: Syndication Agency Services]

Ladies and Gentlemen:

This Notice of Account Designation is delivered to you pursuant to Section 4.1(f)(i) of the Second Lien Term Loan Credit Agreement dated as of January 13, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among North Atlantic Trading Company, Inc., a Delaware corporation (the “Borrower”), North Atlantic Holding Company, Inc., a Delaware corporation, NATC Holding Company, Inc., a Delaware corporation, the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

1.          The Administrative Agent is hereby authorized to disburse all Loan proceeds into the following account(s):

____________________________
ABA Routing Number: _________
Account Number: _____________

2.          This authorization shall remain in effect until revoked or until a subsequent Notice of Account Designation is provided to the Administrative Agent.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Account Designation as of the day and year first written above.

NORTH ATLANTIC TRADING COMPANY, INC.

By:
Name:
Title:

EXHIBIT D
to Second Lien Term Loan Credit Agreement

[FORM OF] NOTICE OF PREPAYMENT

Dated as of: _____________

Wells Fargo Bank, National Association,
  as Administrative Agent
[MAC D 1109-019
1525 West W.T. Harris Blvd.
Charlotte, North Carolina 28262
Attention: Syndication Agency Services]

Ladies and Gentlemen:

This irrevocable Notice of Prepayment is delivered to you pursuant to Section 2.4(a) of the Second Lien Term Loan Credit Agreement dated as of January 13, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among North Atlantic Trading Company, Inc., a Delaware corporation (the “Borrower”), North Atlantic Holding Company, Inc., a Delaware corporation, NATC Holding Company, Inc., a Delaware corporation, the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

1.         The Borrower hereby provides notice to the Administrative Agent that it shall repay the following [Base Rate Loans] and/or [LIBOR Rate Loans]: _______________. (Complete with an amount in accordance with Section 2.4 of the Credit Agreement.)

2.         The Loan(s) to be prepaid consist of: [check each applicable box]

☐	an Initial Loan

☐	an Extended Loan [(specify Class, if more than one Class of Extended Loans is outstanding)]

☐	a Refinancing Loan [(specify Class, if more than one Class of Refinancing Loans is outstanding)]

3.         The Borrower shall repay the above-referenced Loans on the following Business Day: _______________.(Complete with a date no earlier than (i) the same Business Day as of the date of this Notice of Prepayment with respect to any Base Rate Loan and (ii) three (3) Business Days subsequent to date of this Notice of Prepayment with respect to any LIBOR Rate Loan.)

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Prepayment as of the day and year first written above.

NORTH ATLANTIC TRADING COMPANY, INC.

By:
Name:
Title:

EXHIBIT E

to Second Lien Term Loan Credit Agreement

[FORM OF] NOTICE OF CONVERSION/CONTINUATION

Dated as of: _____________

Wells Fargo Bank, National Association,

as Administrative Agent

[MAC D 1109-019
1525 West W.T. Harris Blvd.
Charlotte, North Carolina 28262
Attention: Syndication Agency Services]

Ladies and Gentlemen:

This irrevocable Notice of Conversion/Continuation (this “Notice”) is delivered to you pursuant to Section 3.2 of the Second Lien Term Loan Credit Agreement dated as of January 13, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among North Atlantic Trading Company, Inc., a Delaware corporation (the “Borrower”), North Atlantic Holding Company, Inc., a Delaware corporation, NATC Holding Company, Inc., a Delaware corporation, the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

1.            The Loan to which this Notice relates is [the Initial Loan] [an Extended Loan ] [a Refinancing Loan]. (Delete as applicable.)

2.            This Notice is submitted for the purpose of: (Check one and complete applicable information in accordance with the Credit Agreement.)

☐	Converting all or a portion of a Base Rate Loan into a LIBOR Rate Loan

	Outstanding principal balance:	$
	Principal amount to be converted:	$
Requested effective date of conversion:
Requested new Interest Period:

☐	Converting all or a portion of a LIBOR Rate Loan into a Base Rate Loan

	Outstanding principal balance:	$
	Principal amount to be converted:	$
Last day of the current Interest Period:
Requested effective date of conversion:

☐	Continuing all or a portion of a LIBOR Rate Loan as a LIBOR Rate Loan

	Outstanding principal balance:	$
	Principal amount to be continued:	$
Last day of the current Interest Period:
Requested effective date of continuation:
Requested new Interest Period:

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Conversion/Continuation as of the day and year first written above.

NORTH ATLANTIC TRADING COMPANY, INC.

By:
Name:
Title:

EXHIBIT E
to Second Lien Term Loan Credit Agreement

[FORM OF] OFFICER’S COMPLIANCE CERTIFICATE

Dated as of: _____________

The undersigned1, on behalf of North Atlantic Trading Company, Inc., a Delaware corporation (the “Borrower”), hereby certifies to the Administrative Agent and the Lenders, each as defined in the Credit Agreement referred to below, as follows:

1.           This certificate is delivered to you pursuant to Section 6.2 of the Second Lien Term Loan Credit Agreement dated as of January 13, 2014 (as amended, restated, amended and restated, supplemented or modified from time to time, the “Credit Agreement”), by and among the Borrower, North Atlantic Holding Company, Inc., a Delaware corporation, NATC Holding Company, Inc., a Delaware corporation, the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

2.           I have reviewed the financial statements of the Borrower and its Subsidiaries dated as of _______________ and for the _______________ period[s] then ended and such statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and cash flows for the period[s] indicated.

3.           I have reviewed the terms of the Credit Agreement, and the related Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and the condition of the Borrower and its Subsidiaries during the accounting period covered by the financial statements referred to in Paragraph 2 above. Such review has not disclosed the existence during or at the end of such accounting period of any condition or event that constitutes a Default or an Event of Default, nor do I have any knowledge of the existence of any such condition or event as at the date of this certificate [except, if such condition or event existed or exists, describe the nature and period of existence thereof and what action the Borrower has taken, is taking and proposes to take with respect thereto].

4.           I have attached hereto as Annex I a written report of all Patents, Trademarks or Copyrights that are registered or the subject of pending applications for registrations, and of all Intellectual Property Licenses that constitute Material Intellectual Property (as defined in the Guaranty and Security Agreement), in each case, which were acquired, registered, or for which applications for registration were filed by any Grantor during the accounting period covered by the financial statements referred to in Paragraph 2 above and any statement of use or amendment to allege use which were filed by any Grantor during such period with respect to intent-to-use trademark applications ..

5.           As of the date of this certificate, the Borrower and its Subsidiaries are in compliance with the financial covenants contained in Section 7.15 of the Credit Agreement as shown on Annex II and the Borrower and its Subsidiaries are in compliance with the other covenants and restrictions contained in the Credit Agreement.

[Signature Page Follows]

1 Signatory needs to be the chief financial officer or the treasurer of the Borrower.

WITNESS the following signature as of the day and year first written above.

NORTH ATLANTIC TRADING COMPANY, INC.

By:
Name:
Title:

ANNEX I

INTELLECTUAL PROPERTY

ANNEX II

FINANCIAL COVENANTS

For the Quarter/Year ended ______________________ (the “Statement Date”)

A.	Section 7.15(a) Maximum Consolidated Total Leverage Ratio

	(I)	Consolidated Funded Indebtedness as of the Statement Date	$

	(II)	Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to the Statement Date (See Schedule 1)	$

	(III)	Line A.(I) divided by Line A.(II)		____to 1.00

	(IV)	Maximum permitted Consolidated Total Leverage Ratio as set forth in Section 7.15(a) of the Credit Agreement		____to 1.00

	(V)	In Compliance?		Yes/No

B.	Section 7.15(b) Minimum Consolidated Fixed Charge Coverage Ratio

	(I)	Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to the Statement Date (See Schedule 1)	$

	(II)	Consolidated Fixed Charges for the period of four (4) consecutive fiscal quarters ending on or immediately prior to the Statement Date (See Schedule 3)	$

	(III)	Line B.(I) divided by Line B.(II)		____to 1.00

	(IV)	Minimum permitted Consolidated Fixed Charge Coverage Ratio as set forth in Section 7.15(b) of the Credit Agreement		1.25 to 1.00

	(V)	In Compliance?		Yes/No

Schedule 1
to
Annex 2 to Officer’s Compliance Certificate

	Consolidated EBITDA		Quarter 1 ended __/__/__	Quarter 2 ended __/__/__	Quarter 3 ended __/__/__	Quarter 4 ended __/__/__	Total (Quarters 1-4)
(1)	Consolidated Net Income for such period
(2)	The following amounts, without duplication, to the extent deducted in determining Consolidated Net Income for such period:
	(a)	income and franchise taxes payable during such period
	(b)	Consolidated Interest Expense for such period
	(c)	amortization expense for such period
	(d)	depreciation expense for such period
	(e)	other non-cash charges or non-cash losses or non- cash items for such period decreasing Consolidated Net Income (excluding any non- cash item to the extent it represents an accrual of or reserve for cash disbursements for any subsequent period, amortization of a prepaid cash expense that was paid in a prior period or a reserve for cash charges to be taken in the future)
	(f)	extraordinary, non-recurring or unusual losses during such period
	(g)	Transaction Costs payable during such period

	Consolidated EBITDA		Quarter 1 ended __/__/__	Quarter 2 ended __/__/__	Quarter 3 ended __/__/__	Quarter 4 ended __/__/__	Total (Quarters 1-4)
	(h)	without duplication of any amounts added back in calculating Consolidated EBITDA pursuant to the definition of Pro Forma Basis (see footnote below), anticipated cost savings, operating improvements and other synergies, in each case for such period, related to operating improvements, restructurings and other similar initiatives, in each case to the extent such amounts (x) are reasonably expected to be realized within twelve (12) months of such operating improvement, restructuring or other similar initiative, improvement, restructuring or initiative, as set forth in reasonable detail in a certificate of a Responsible Officer of Holdings delivered to the Administrative Agent, (y) are, in each case, reasonably identifiable, factually supportable, and expected to have a continuing impact on the operations of the Borrower and its Subsidiaries and (z) represent, when combined with all amounts added back to Consolidated EBITDA pursuant to clause (b) of the definition of Pro Forma Basis, less than ten percent (10%) of Consolidated EBITDA (determined without giving effect to this Line (2)(h) or such clause (b))
	(i)	product launch costs for such period in an amount not to exceed $2,500,000 in any period of four (4) consecutive fiscal quarters
(3)	Line (2)(a) plus Line (2)(b) plus Line (2)(c) plus Line (2)(d) plus Line (2)(e) plus Line (2)(f) plus Line (2)(g) plus Line (2)(h) plus Line (2)(i)
(4)	The following amounts, without duplication, to the extent included in determining Consolidated Net Income for such period:
	(a)	interest income during such period

	Consolidated EBITDA	Quarter 1 ended __/__/__	Quarter 2 ended __/__/__	Quarter 3 ended __/__/__	Quarter 4 ended __/__/__	Total (Quarters 1-4)
(b) extraordinary gains during such period
(c) non-cash gains or non-cash items increasing Consolidated Net Income during such period
(5)	Line (4)(a) plus Line (4)(b) plus Line (4)(c)
(6)	[Pro Forma Basis Adjustments to Consolidated EBITDA, if applicable1]
(7)	Totals (Line (1) plus Line (3) less Line (5) plus or minus, as applicable, Line (6))

1           “Pro Forma Basis” means, for purposes of calculating Consolidated EBITDA for any period during which one or more Specified Transactions occurs, that such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the applicable period of measurement and:

(a)           all income statement items (whether positive or negative) attributable to the Property or Person disposed of in a Specified Disposition shall be excluded and all income statement items (whether positive or negative) attributable to the Property or Person acquired in a Permitted Acquisition shall be included (provided that such income statement items to be included are reflected in financial statements or other financial data based upon reasonable assumptions and calculations which are expected to have a continuous impact); and

(b)           non-recurring costs, extraordinary expenses and other pro forma adjustments attributable to such Specified Transaction (including cost savings or other operating improvements and acquisition synergies) may be included to the extent that such costs, expenses or adjustments:

(i)           are reasonably expected to be realized within twelve (12) months of such Specified Transaction as set forth in reasonable detail on a certificate of a Responsible Officer of Holdings delivered to the Administrative Agent;

(ii)           are, in each case, reasonably identifiable, factually supportable, and expected to have a continuing impact on the operations of the Borrower and its Subsidiaries; and

(iii)          when combined with all amounts added back to Consolidated EBITDA pursuant to Line (2)(h) above, represent less than ten percent (10%) of Consolidated EBITDA (determined without giving effect to this clause (b) or such Line (2)(h));

provided that the foregoing costs, expenses and adjustments shall be without duplication of any costs, expenses or adjustments that are already included in the calculation of Consolidated EBITDA or clause (a) above.

“Specified Disposition” means any disposition of all or substantially all of the assets or Equity Interests of any Subsidiary of Holdings or any division, business unit, product line or line of business.

“Specified Transactions” means (a) any Specified Disposition (see definition above) and (b) any Permitted Acquisition (see definition in Credit Agreement).

Schedule 2
to
Annex 2 to Officer’s Compliance Certificate

	Quarter 1	Quarter 2	Quarter 3	Quarter 4	Total
	ended	ended	ended	ended	(Quarters 1-4)
	__/__/__	__/__/__	__/__/__	__/__/__
Consolidated
Interest Expense

Schedule 3
to
Annex 2 to Officer’s Compliance Certificate

	Quarter 1	Quarter 2	Quarter 3	Quarter 4	Total
	ended	ended	ended	ended	(Quarters 1-4)
	__/__/__	__/__/__	__/__/__	__/__/__
Consolidated Fixed
Charges

EXHIBIT G-1
to Second Lien Term Loan Credit Agreement

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [INSERT NAME OF ASSIGNOR] (the “Assignor”) and the parties identified on the Schedules hereto and [the] [each]1 Assignee identified on the Schedules hereto as “Assignee” or as “Assignees” (collectively, the “Assignees” and each, an “Assignee”). [It is understood and agreed that the rights and obligations of the [Assignees] [Assignors]2 hereunder are several and not joint.]3 Capitalized terms used but not defined herein shall have the meanings given to them in the Second Lien Term Loan Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the [Assignee] [respective Assignees], and [the] [each ] Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as, [the] [an] “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	[INSERT NAME OF ASSIGNOR]

2.	Assignee(s):	See Schedules attached hereto

3.	Borrower:	North Atlantic Trading Company, Inc.

4.	Administrative Agent:	Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

[1]    For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[2]    Select as appropriate.

[3]    Include bracketed language if there are multiple Assignees.

5.	Credit Agreement:	Second Lien Term Loan Credit Agreement dated as of January 13, 2014 among North Atlantic Trading Company, Inc., as Borrower, North Atlantic Holding Company, Inc., a Delaware corporation, NATC Holding Company, Inc., a Delaware corporation, the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time)

6.	Assigned Interest:	See Schedules attached hereto

[7.	Trade Date:	______________][4]

[Remainder of Page Intentionally Left Blank]

[4] To be completed if the Assignor and the Assignees intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:     _____________ ___, 20____ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEES

See Schedules attached hereto

[Consented to and][5] Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By
Title:

[Consented to:][6]

NORTH ATLANTIC TRADING COMPANY, INC.

By
Title:

[5]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement. May also use a master consent.
[6]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement. May also use a master consent.

SCHEDULE 1
to Assignment and Assumption

By its execution of this Schedule, the Assignee identified on the signature block below agrees to the terms set forth in the attached Assignment and Assumption.

Assigned Interests:

Facility Assigned[1]	Aggregate Amount of Commitment/Loans for all Lenders[2]	Amount of Commitment/Loans Assigned[3]	Percentage Assigned of Commitment/Loans[4]	CUSIP Number
	$	$	%
	$	$	%
	$	$	%

[NAME OF ASSIGNEE][5]
[and is an Affiliate/Approved Fund of [identify Lender]6]

By:
Title:

[1]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Agreement (e.g. “Initial Loan,” “Refinancing Loan,” etc.)
[2]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[3]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[4]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[5]	Add additional signature blocks, as needed.
[6]	Select as appropriate.

ANNEX 1

to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.            Representations and Warranties.

1.1            Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [the relevant] Assigned Interest, (ii) [the] [such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.            Assignee[s]. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets the requirements of an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under Section 10.9(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the] [such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the] [any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.            Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each ] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the] [the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.            General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT G-2

to Second Lien Term Loan Credit Agreement

[FORM OF] AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

This Affiliated Lender Assignment and Assumption (this “Affiliated Lender Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [INSERT NAME OF ASSIGNOR] (the “Assignor”) and the parties identified on the Schedules hereto and [the] [each]1 Assignee identified on the Schedules hereto as “Assignee” or as “Assignees” (collectively, the “Assignees” and each, an “Assignee”). [It is understood and agreed that the rights and obligations of the [Assignees] [Assignors]2 hereunder are several and not joint.]3 Capitalized terms used but not defined herein shall have the meanings given to them in the Second Lien Term Loan Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Affiliated Lender Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the [Assignee] [respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as, [the] [an] “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Affiliated Lender Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	[INSERT NAME OF ASSIGNOR]

2.	Assignee(s):	See Schedules attached hereto

3.	Borrower:	North Atlantic Trading Company, Inc.

4.	Administrative Agent:	Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

1 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

2 Select as appropriate.

3 Include bracketed language if there are multiple Assignees.

5.	Credit Agreement:	Second Lien Term Loan Credit Agreement dated as of January 13, 2014 among North Atlantic Trading Company, Inc., as Borrower, North Atlantic Holding Company, Inc., a Delaware corporation, NATC Holding Company, Inc., a Delaware corporation, the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time)

6.	Assigned Interest:	See Schedules attached hereto

[7.	Trade Date:	______________][4]

[Remainder of Page Intentionally Left Blank]

[4]	To be completed if the Assignor and the Assignees intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: _____________ ___, 20____ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR]

The terms set forth in this Affiliated Lender Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEES

See Schedules attached hereto

[Consented to and][5] Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By
Title:

[Consented to:][6]

NORTH ATLANTIC TRADING COMPANY, INC.

By
Title:

[5]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement. May also use a master consent.
[6]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement. May also use a master consent.

SCHEDULE 1

to Affiliated Lender Assignment and Assumption

By its execution of this Schedule, the Assignee identified on the signature block below agrees to the terms set forth in the attached Affiliated Lender Assignment and Assumption.

Assigned Interests:

Facility	Aggregate Amount of	Amount of	Percentage Assigned	CUSIP
Assigned[1]	Commitment/Loans	Commitment/Loans	of	Number
	for all Lenders[2]	Assigned[3]	Commitment/Loans[4]
	$	$	%
	$	$	%
	$	$	%

[NAME OF ASSIGNEE][5]
[and is an Affiliate/Approved Fund of [identify Lender]6]

By:
Title:

[1]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Agreement (e.g. “Initial Loan,” “Refinancing Loan,” etc.)
[2]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[3]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[4]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[5]	Add additional signature blocks, as needed.
[6]	Select as appropriate.

ANNEX 1
to Affiliated Lender Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR
AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

1.        Representations and Warranties.

1.1      Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [the relevant] Assigned Interest, (ii) [the] [such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Affiliated Lender Assignment and Assumption and to consummate the transactions contemplated hereby, [and] (iv) it is [not] a Defaulting Lender [and (v) it is [Standard General LP] [an Affiliate of Standard General LP]]; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.      Assignee[s]. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Affiliated Lender Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets the requirements of an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under Section 10.9(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the] [such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Affiliated Lender Assignment and Assumption and to purchase [the ] [such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Affiliated Lender Assignment and Assumption and to purchase [the] [such] Assigned Interest, [and] (vii) if it is a Foreign Lender, attached to the Affiliated Lender Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [such] Assignee, [(viii) it is [Standard General LP] [an Affiliate of Standard General LP]; and (ix) after giving effect to the assignment contemplated herein, the aggregate principal amount of Loans held by Standard General LP and its Affiliates does not exceed 20% of the aggregate principal amount of all Loans outstanding] and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the] [any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.      Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the] [the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.      General Provisions. This Affiliated Lender Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Affiliated Lender Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Affiliated Lender Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Affiliated Lender Assignment and Assumption. This Affiliated Lender Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

[Remainder of Page Intentionally Left Blank]

In witness whereof, the parties hereto have caused this Affiliated Lender Assignment and Assumption to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[NAME OF ASSIGNOR],
as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE],
as Assignee

By:
Name:
Title:

Address for notices:

[Insert Address (including contact name, fax number and e-mail address)]

Accepted and Agreed
this __ day of____ ____:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

SCHEDULE I
to Affiliated Lender Assignment and Assumption

Term Loans	____________%

Term Loan Outstanding Amount assigned to Assignee:	$_____________

Effective Date:	_________ __, ___

EXHIBIT H-1
to Second Lien Term Loan Credit Agreement

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Lien Term Loan Credit Agreement dated as of January 13, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among North Atlantic Trading Company, Inc., a Delaware corporation (the “Borrower”), North Atlantic Holding Company, Inc., a Delaware corporation, NATC Holding Company, Inc., a Delaware corporation, the lenders who are or may become a party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

Pursuant to the provisions of Section 3.11 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent (10%) shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (d) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (b) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20__

EXHIBIT H-2
to Second Lien Term Loan Credit Agreement

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Lien Term Loan Credit Agreement dated as of January 13, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among North Atlantic Trading Company, Inc., a Delaware corporation (the “Borrower”), North Atlantic Holding Company, Inc., a Delaware corporation, NATC Holding Company, Inc., a Delaware corporation, the lenders who are or may become a party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

Pursuant to the provisions of Section 3.11 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent (10%) shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (d) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (b) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: _______ ___, 20__

EXHIBIT H-3
to Second Lien Term Loan Credit Agreement

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Lien Term Loan Credit Agreement dated as of January 13, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among North Atlantic Trading Company, Inc., a Delaware corporation (the “Borrower”), North Atlantic Holding Company, Inc., a Delaware corporation, NATC Holding Company, Inc., a Delaware corporation, the lenders who are or may become a party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

Pursuant to the provisions of Section 3.11 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the participation in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such participation, (c) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a ten percent (10%) shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (a) an IRS Form W-8BEN or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (ii) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20__

EXHIBIT H-4
to Second Lien Term Loan Credit Agreement

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Lien Term Loan Credit Agreement dated as of January 13, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among North Atlantic Trading Company, Inc., a Delaware corporation (the “Borrower”), North Atlantic Holding Company, Inc., a Delaware corporation, NATC Holding Company, Inc., a Delaware corporation, the lenders who are or may become a party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

Pursuant to the provisions of Section 3.11 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (c) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a ten percent (10%) shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (a) an IRS Form W-8BEN or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (ii) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date: __________, 20__

EXHIBIT I
to Second Lien Term Loan Credit Agreement

[FORM OF] GUARANTY AND SECURITY AGREEMENT

See execution version.

EXHIBIT J
to Second Lien Term Loan Credit Agreement

[FORM OF] PARENT GUARANTY AGREEMENT

See execution version.

EXHIBIT K
to Second Lien Term Loan Credit Agreement

[FORM OF] SUBORDINATION AGREEMENT

This SUBORDINATION AGREEMENT, dated as of [_______] (this “Agreement”), is among [___________] (the “Subordinated Holder Representative”), [______________]1[, for itself and on behalf of the holders of Subordinated Obligations (as defined below) (the “Subordinated Holders”)], North Atlantic Trading Company, Inc., a Delaware corporation (the “Borrower”), and [Wells Fargo Bank, National Association], in its capacity as administrative agent under the Credit Agreement described below (in such capacity and together with its successors and assigns acting in such capacity, the “Administrative Agent”).

The Borrower, the Administrative Agent, and the banks, financial institutions and other entities from time to time party thereto have entered into that certain Second Lien Term Loan Credit Agreement, dated as of January 13, 2014 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein or the context otherwise requires, capitalized terms used in this Agreement have the meanings provided in the Credit Agreement.

The ability under the Credit Agreement of the Borrower to incur indebtedness under [____________][DESCRIBE CREDIT AGREEMENT, INDENTURE OR OTHER RELEVANT DOCUMENT] (the “Subordinated Document”) is conditioned upon the execution and delivery by the Subordinated Holder Representative and the Borrower of an agreement in the form hereof pursuant to which the Subordinated Holder Representative agrees to subordinate the rights of the Subordinated Holders with respect to the Subordinated Obligations (as defined below) to the rights of the Secured Parties under the Credit Agreement, all on the terms set forth herein.

Accordingly, the Subordinated Holder Representative (on behalf of the Subordinated Holders), the Borrower and the Administrative Agent (on behalf of the Secured Parties) (and each of their respective successors or assigns), hereby agree as follows:

SECTION 1. SUBORDINATION.

(a)          The Subordinated Holder Representative hereby agrees that all the right, title and interest of the Subordinated Holders in and to the Subordinated Obligations shall be subordinate and junior in right of payment to the rights of the Secured Parties and the Administrative Agent in respect of the Obligations of the Borrower arising under the Credit Agreement and the other Loan Documents, including, in each case, the payment in full of principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Borrower or any of its Affiliates whether or not a claim for post-filing interest is allowed or allowable in any such proceeding), fees, charges, expenses, indemnities, reimbursement obligations and all other amounts payable thereunder or in respect thereof (collectively, the “Senior Obligations”) and that the provisions hereof are for the benefit of the holders of Senior Obligations. For purposes hereof, “Subordinated Obligations” means all obligations of the Borrower to the Subordinated Holders in respect of loans, advances, extensions of credit or other indebtedness, including in respect of principal, premium (if any), interest, fees, charges, expenses, indemnities, reimbursement obligations and all other amounts payable in respect thereof under the Subordinated Document.

1 Insert trustee or other applicable representative.

1

(b)          Upon any distribution to creditors of the Borrower in a liquidation or dissolution of the Borrower or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Borrower or its property, in an assignment for the benefit of creditors or any marshaling of the Borrower’s assets and liabilities:

(1)        holders of Senior Obligations will be entitled to receive payment in full of all amounts due in respect of such Senior Obligations (including interest after the commencement of any bankruptcy proceeding at the rate specified in the Credit Agreement) before the holders of Subordinated Obligations will be entitled to receive any payment with respect to the Subordinated Obligations (except that the Subordinated Holders may receive (x) Equity Interests in Holdings and (y) debt securities that are subordinated to all Senior Obligations and any debt securities issued in exchange for Senior Obligations to substantially the same extent as, or to a greater extent than, the Subordinated Obligations are subordinated to Senior Obligations under this Agreement and, in each case, that mature no earlier than the date that is six months after the final maturity date under the Second Lien Term Loan Credit Agreement (or any debt securities issued in exchange for Senior Obligations) and that do not pay cash interest or require any other cash payments prior to the maturity date thereof (collectively, “Permitted Junior Securities”)

(2)         until all Senior Obligations (as provided in clause (1) above) are paid in full, any distribution to which holders of Subordinated Obligations would be entitled but for this Agreement will be made to the Administrative Agent, for the benefit of the Secured Parties as holders of Senior Obligations (except that the Subordinated Holders may receive Permitted Junior Securities).

(c)         The Borrower may not make any payment or distribution to the Subordinated Holders in respect of any Subordinated Obligations and may not acquire from the Subordinated Holders any Subordinated Obligations for cash or property (except that the Subordinated Holders may receive Permitted Junior Securities) until all Senior Obligations have been paid in full if:

(1)         a payment default on any Senior Obligations occurs and is continuing; or

(2)         any other default occurs and is continuing in respect of the Senior Obligations that permits the holders of the Senior Obligations to accelerate the maturity thereof and the Subordinated Holder Representative receives a notice of such default (a “Payment Blockage Notice”) from the Borrower, the Required Lenders or the Administrative Agent; provided that the Borrower, the Required Lenders and the Administrative Agent may not deliver more than two Payment Blockage Notices to the Subordinated Holder Representative in any 360-day period; provided, further, that the Borrower will not be prohibited from making any payment or distribution to the Subordinated Holders in respect of any Subordinated Obligations pursuant to this clause (2) for more than 180 days in any 360-day period.

2

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Subordinated Holder Representative may be, or may be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.

(d)          The Borrower may resume payments on and distributions in respect of the Subordinated Obligations and may acquire them upon the earlier of:

(1)         in the case of a payment default, upon the date upon which such default is cured or waived, and

(2)         in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or 180 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Senior Obligations has been accelerated, if the Credit Agreement otherwise permits such payment, distribution or acquisition at the time of such payment, distribution or acquisition.

(e)          Until the Senior Obligations are paid in full, no Subordinated Holder shall, without the prior written consent of the Administrative Agent and the Required Lenders, take any action to collect, enforce payment or accelerate any of the Subordinated Obligations, or exercise any of the remedies with respect to the Subordinated Obligations set forth in any Subordinated Document or that otherwise may be available to any Subordinated Holder, either at law or in equity, by judicial proceedings (including by filing a bankruptcy proceeding) or otherwise (an “Enforcement Action”), except as provided in the following sentence. Upon the earliest to occur of:

(1)         the passage of 180 days from the date of the Administrative Agent’s receipt of a written notice (a “Subordinated Default Notice”) of the existence of an event of default under the Subordinated Document (a “Subordinated Default”), if the Subordinated Default described therein shall not have been cured or waived within such period;

(2)         acceleration of the Senior Obligations (provided, however, that if, following any such acceleration of the Senior Obligations, such acceleration in respect of the Senior Obligations is rescinded, then the Subordinated Holders shall have no right under this clause (2) to take any Enforcement Action in respect of such acceleration); or

(3)         the occurrence of a bankruptcy proceeding involving the Borrower (provided, however, that if such bankruptcy proceeding is dismissed, the corresponding prohibition against the Subordinated Holders taking any Enforcement Action shall automatically be reinstated as of the date of dismissal as if such bankruptcy proceeding had not been initiated, unless Subordinated Holders shall have the right to take any Enforcement Action under another clause of this subsection (e); provided, further, that the running of the 180 day period under clause (1) above shall be tolled during the period from the date of initiation of such bankruptcy proceeding through the date of dismissal of such bankruptcy proceeding);

3

the Subordinated Holders may, upon five (5) Business Days’ prior written notice to the Administrative Agent, take Enforcement Actions.

(f)         Until the Senior Obligations are paid in full, no Subordinated Holder shall, without the prior written consent of the Required Lenders, (i) take any liens or security interests in any assets of the Borrower to secure the Subordinated Obligations or (ii) agree to any amendment, modification or supplement to the Subordinated Document in any manner materially adverse to the Borrower.

(g)         In the event that the Subordinated Holder Representative or any Subordinated Holder receives any payment in respect of any Subordinated Obligations at a time when such payment is prohibited by this Agreement, such payment will be held by the Subordinated Holder Representative or such Subordinated Holder, as applicable, in trust for the benefit of, and will be paid forthwith over and delivered, to the Administrative Agent (or, if the First Lien Term Loan Credit Agreement is then in effect, to the First Lien Term Loan Administrative Agent), for the benefit of the Secured Parties or the Secured Parties (as such term is defined in the First Lien Term Loan Credit Agreement), as applicable, for application (i) to the payment of all Senior Obligations in accordance with the Credit Agreement and the other Loan Documents or (ii) in accordance with the First Lien Term Loan Credit Agreement and the other Loan Documents (as such term is defined in the First Lien Term Loan Credit Agreement), as applicable.

(h)         With respect to the Administrative Agent and the Secured Parties, the Subordinated Holder Representative undertakes to perform only those obligations on the part of the Subordinated Holder Representative as are specifically set forth in this Agreement, and no implied covenants or obligations with respect to the holders of Senior Obligations will be read into this Agreement against the Subordinated Holder Representative. The Subordinated Holder Representative will not be deemed to owe any fiduciary duty to the Administrative Agent or the Secured Parties, and will not be liable thereto if the Subordinated Holder Representative pays over or distributes to or on behalf of the Administrative Agent, the Secured Parties or the Borrower or any other Person money or assets to which any to the Administrative Agent or the Secured Parties as holder of Senior Obligations are then entitled by virtue of this Agreement, except if such payment is made as a result of the willful misconduct or gross negligence of the Subordinated Holder Representative.

(i)         The Borrower will promptly notify the Subordinated Holder Representative of any facts known to the Borrower that would cause a payment of any Subordinated Obligations to violate this Agreement, but failure to give such notice will not affect the subordination of the Subordinated Obligations to the Senior Obligations as provided in this Agreement.

4

(j)         After all Senior Obligations are paid in full and until the Subordinated Obligations are paid in full, the Subordinated Holders will be subrogated (equally and ratably with all other Indebtedness pari passu in right of payment with the Subordinated Obligations) to the rights of holders of Senior Obligations to receive distributions applicable to Senior Obligations to the extent that distributions otherwise payable to the Subordinated Holders have been applied to the payment of Senior Obligations. A distribution made under this Agreement to holders of Senior Obligations that otherwise would have been made to the Subordinated Holder Representative or any Subordinated Holder is not, as between the Borrower and the Subordinated Holders, a payment by the Borrower on the Subordinated Obligations.

(k)         No right of any holder of Senior Obligations to enforce the subordination of the Subordinated Obligations may be impaired by any act or failure to act by the Borrower, the Subordinated Holder Representative or any Subordinated Holder or by the failure of the Borrower, the Subordinated Holder Representative or any Subordinated Holder to comply with this Agreement.

(l)          Whenever a distribution is to be made or a notice given to the Secured Parties, the distribution may be made and the notice given to the Administrative Agent. Upon any payment or distribution of assets of the Borrower referred to in this Agreement, the Subordinated Holder Representative and the Subordinated Holders will be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of the Administrative Agent or other Person making any distribution to the Subordinated Holder Representative or the Subordinated Holders for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Obligations and other Indebtedness of the Borrower, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Agreement.

(m)          Notwithstanding the provisions of this Agreement, the Subordinated Holder Representative will not be charged with knowledge of the existence of any facts that would prohibit the making of any payment or distribution by the Subordinated Holder Representative, and the Subordinated Holder Representative may continue to make payments on the Subordinated Obligations, unless the Subordinated Holder Representative has received at least two (2) Business Days prior to the date of such payment written notice of facts that would cause the payment of any Subordinated Obligations to violate this Agreement. Only the Borrower, the Required Lenders or the Administrative Agent may give the notice. The Subordinated Holder Representative in its individual or any other capacity may hold Subordinated Obligations with the same rights it would have if it were not the Subordinated Holder Representative.

SECTION 2. WAIVERS AND CONSENTS.

(a)          The Subordinated Holder Representative, for itself and on behalf of the Subordinated Holders, waives the right to compel that any assets or property of the Borrower or the assets or property of any guarantor of the Senior Obligations or any other person be applied in any particular order to discharge the Senior Obligations. The Subordinated Holder Representative, for itself and on behalf of the Subordinated Holders, expressly waives the right to require the Secured Parties to proceed against the Borrower, any assets or property securing the Senior Obligations or any guarantor of the Senior Obligations or any other person, or to pursue any other remedy in any Secured Party’s power which the Subordinated Holders cannot pursue, notwithstanding that the failure of any Secured Party to do so may thereby prejudice the Subordinated Holders. The Subordinated Holder Representative, for itself and on behalf of the Subordinated Holders, agrees that it shall not be discharged, exonerated or have its obligations hereunder to the Secured Parties reduced by any Secured Party’s delay in proceeding against or enforcing any remedy against the Borrower, any assets or property securing the Senior Obligations or any guarantor of the Senior Obligations or any other person; by any Secured Party releasing the Borrower, any assets or property securing the Senior Obligations or any other guarantor of the Senior Obligations or any other person from all or any part of the Senior Obligations; or by the discharge of the Borrower, any assets or property securing the Senior Obligations or any guarantor of the Senior Obligations or any other person by an operation of law or otherwise, with or without the intervention or omission of a Secured Party. Any Secured Party’s vote to accept or reject any plan of reorganization relating to the Borrower, any assets or property securing the Senior Obligations, or any guarantor of the Senior Obligations or any other person, or any Secured Party’s receipt on account of the Senior Obligations of any cash, securities or other property distributed in any bankruptcy, reorganization, or insolvency case (other than payment in full in cash of the Senior Obligations), shall not discharge, exonerate, or reduce the obligations of the Subordinated Holder Representative and the Subordinated Holders hereunder to the Secured Parties.

5

(b)         The Subordinated Holder Representative, for itself and on behalf of the Subordinated Holders, waives all rights and defenses arising out of an election of remedies by the Secured Parties, even though that election of remedies, including, without limitation, any nonjudicial foreclosure with respect to security for the Senior Obligations, has impaired the value of the Subordinated Holders’ rights of subrogation, reimbursement or contribution against the Borrower or any other guarantor of the Senior Obligations or any other person. The Subordinated Holder Representative, for itself and on behalf of the Subordinated Holders, expressly waives any rights or defenses it may have by reason of protection afforded to the Borrower or any other guarantor of the Senior Obligations or any other person with respect to the Senior Obligations pursuant to any anti-deficiency laws or other laws of similar import which limit or discharge the principal debtor’s indebtedness upon judicial or nonjudicial foreclosure of any assets or property securing the Senior Obligations.

(c)         The Subordinated Holder Representative, for itself and on behalf of the Subordinated Holders, agrees that, without the necessity of any reservation of rights against it, and without notice to or further assent by it, any demand for payment of any Senior Obligations made by a Secured Party may be rescinded in whole or in part by such Secured Party, and any Senior Obligation may be continued, and the Senior Obligations, or the liability of the Borrower or any other guarantor or any other person upon or for any part thereof, or any assets or property securing the Senior Obligations or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered, or released by the Secured Parties, in each case without notice to or further assent by the Subordinated Holder Representative or any Subordinated Holder, which will remain bound under this Agreement and without impairing, abridging, releasing or affecting the subordination and other agreements provided for herein.

(d)         The Subordinated Holder Representative, for itself and on behalf of the Subordinated Holders, waives any and all notice of the creation, renewal, extension or accrual of any of the Senior Obligations and notice of or proof of reliance by the Secured Parties upon this Agreement. The Senior Obligations and the consent given to create the obligations of the Borrower in respect of the Subordinated Obligations shall be deemed conclusively to have been created, contracted, incurred or given in reliance upon this Agreement, and all dealings between the Borrower and the Secured Parties shall be deemed to have been consummated in reliance upon this Agreement. The Subordinated Holder Representative, for itself and on behalf of the Subordinated Holders, acknowledges and agrees that the Secured Parties have relied upon the subordination and other agreements provided for herein in consenting to the Subordinated Obligations. The Subordinated Holder Representative, for itself and on behalf of the Subordinated Holders, waives notice of or proof of reliance on this Agreement and protest, demand for payment and notice of default.

6

SECTION 3. SENIOR OBLIGATIONS UNCONDITIONAL. All rights and interests of the Secured Parties hereunder, and all agreements and obligations of the Subordinated Holder Representative, the Subordinated Holders and the Borrower hereunder, shall remain in full force and effect irrespective of:

(a)         any lack of validity or enforceability of the Credit Agreement or any other Loan Document;

(b)         any change in the time, manner or place of payment of, or in any other term of, all or any of the Senior Obligations, or any amendment or waiver or other modification, whether by course of conduct or otherwise, of, or consent to departure from, the Credit Agreement or any other Loan Document;

(c)         any exchange, release or nonperfection of any Lien on any Collateral; or

(d)         any other circumstances that might otherwise constitute a defense available to, or a discharge of, the Borrower in respect of the Senior Obligations, or of the Subordinated Holder Representative, the Subordinated Holders or the Borrower in respect of this Agreement.

SECTION 4. REPRESENTATIONS AND WARRANTIES. The Subordinated Holder Representative represents and warrants to the Administrative Agent, for the benefit of the Secured Parties, that:

(a)         It has the power and authority to execute and deliver and to perform its obligations under this Agreement and has taken all necessary action to authorize its execution, delivery and performance of this Agreement.

(b)         It has been duly authorized by the Subordinated Holders to execute and deliver this Agreement, to agree to the terms of this Agreement on behalf of the Subordinated Holders and to perform its obligations hereunder, and the Subordinated Holder Representative has the power and authority to bind the Subordinated Holders to the terms of this Agreement to the extent set forth herein.

(c)         This Agreement has been duly executed and delivered by the Subordinated Holder Representative and constitutes a legal, valid and binding obligation of the Subordinated Holder Representative and the Subordinated Holders, enforceable against the Subordinated Holder Representative and the Subordinated Holders in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

7

(d)         No consent or authorization or filing with, or other act by or in respect of, any governmental authority, is required in connection with the execution, delivery or performance of this Agreement.

SECTION 5. WAIVER OF CLAIMS.

(a)         To the maximum extent permitted by law, the Subordinated Holder Representative, for itself and on behalf of the Subordinated Holders, waives any claim it might have against any Secured Party with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of any Secured Party or its directors, officers, employees, agents or affiliates with respect to any exercise of rights or remedies under the Loan Documents or any transaction relating to any assets or property securing the Senior Obligations. Neither the Secured Parties nor any of their respective directors, officers, employees, agents or affiliates shall be liable for failure to demand, collect or realize upon any assets or property securing the Senior Obligations or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any assets or property securing the Senior Obligations upon the request of the Borrower or the Subordinated Holder Representative or any other person or to take any other action whatsoever with regard to any documents relating to any assets or property securing the Senior Obligations.

(b)         The Subordinated Holder Representative, for itself and on behalf of the Subordinated Holders and their respective successors and assigns, hereby waives any and all now existing or hereafter arising rights it may have to require the Secured Parties to marshal assets for the benefit of the Subordinated Holders, or to otherwise direct the timing, order or manner of any sale, collection or other enforcement of any assets or property securing the Senior Obligations or enforcement of the Loan Documents. The Secured Parties are under no duty or obligation, and the Subordinated Holder Representative, for itself and on behalf of the Subordinated Holders, hereby waives any right it may have to compel the Secured Parties, to pursue any guarantor or other person who may be liable for the Senior Obligations, or to enforce any Lien or security interest in any assets or property securing the Senior Obligations.

(c)         The Subordinated Holder Representative, for itself and on behalf of the Subordinated Holders, hereby waives and releases all rights which a guarantor or surety with respect to the Senior Obligations could exercise.

(d)         The Subordinated Holder Representative, for itself and on behalf of the Subordinated Holders, hereby waives any duty on the part of the Secured Parties to disclose to it any fact known or hereafter known by the Secured Parties relating to the operation or financial condition of the Borrower or any guarantor of the Senior Obligations, or their respective businesses. The Subordinated Holder Representative enters into this Agreement on behalf of the Subordinated Holders based solely upon the independent knowledge of the Subordinated Holders of the Borrower’s results of operations, condition (financial or otherwise) and business and the Subordinated Holder Representative and Subordinated Holders assume full responsibility for obtaining any further or future information with respect to the Borrower or its results of operations, condition (financial or otherwise) or business.

8

SECTION 6. FURTHER ASSURANCES. The Subordinated Holder Representative and the Borrower, at the expense of the Borrower and at any time from time to time, upon the written request of the Administrative Agent, shall promptly and duly execute and deliver such further instruments and documents and take such further actions as the Administrative Agent reasonably may request for the purposes of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted.

SECTION 7. EXPENSES; INDEMNIFICATION.

(a)         To the extent required under Section 10.3 of the Credit Agreement, the Borrower shall pay or reimburse the Administrative Agent and the Secured Parties, promptly after demand, for all their respective documented, out-of-pocket costs and expenses in connection with the enforcement of any rights under this Agreement, including, without limitation, fees and disbursements of counsel to the Administrative Agent and the Secured Parties to the extent provided therein.

(b)         To the extent required under Section 10.3 of the Credit Agreement, the Borrower shall and hereby agrees to, pay, indemnify, and hold the Administrative Agent and the Secured Parties harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions (whether sounding in contract, tort or on any other ground), judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the failure of the Borrower, the Subordinated Holder Representative or any Subordinated Holder to perform any of its obligations arising out of or relating to this Agreement.

SECTION 8. PROVISIONS DEFINE RELATIVE RIGHTS. This Agreement is intended solely for the purpose of defining the relative rights of the Secured Parties on the one hand and the Subordinated Holder Representative, the Subordinated Holders and the Borrower on the other, and no other person shall have any right, benefit or other interest under this Agreement.

SECTION 9. NOTICES. All notices, requests and demands to or upon any party hereto shall be in writing and shall be given in the manner provided in Section 10.1 of the Credit Agreement and, in the case of Subordinated Holder Representative, to the address set forth below its signature hereto.

SECTION 10. COUNTERPARTS. This Agreement may be executed by one or more of the parties on any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall be deemed to constitute but one instrument. Delivery of an executed signature page to this Agreement by facsimile transmission, “.pdf” delivery or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 11. SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of theinvalid, illegal or unenforceable provisions.

9

SECTION 12. INTEGRATION. This Agreement represents the agreement of the Borrower, the Subordinated Holder Representative, the Subordinated Holders and the Secured Parties with respect to the subject matter hereof and there are no promises or representations by the Borrower, the Subordinated Holder Representative, the Subordinated Holders or the Secured Parties relative to the subject matter hereof not reflected herein.

SECTION 13. AMENDMENTS IN WRITING; NO WAIVER; CUMULATIVE REMEDIES.

(a)  None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Administrative Agent, the Borrower and the Subordinated Holder Representative.

(b)  No failure to exercise, nor any delay in exercising, on the part of the Secured Parties, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c)  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

SECTION 14. SECTION HEADINGS. The section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

SECTION 15. SUCCESSORS AND ASSIGNS.

(a)         This Agreement shall be binding upon the successors and assigns of each of the Borrower, the Subordinated Holder Representative and the Subordinated Holders and shall inure to the benefit of the Secured Parties and their respective successors and assigns.

(b)  Notwithstanding the provisions of Section 15(a) above, none of the Subordinated Holder Representative or any Subordinated Holder shall assign its obligations hereunder to any person (and any such assignment shall be null and void).

SECTION 16. GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a)         THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICT OF LAWS PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK).

10

(b)         The Subordinated Holder Representative, for itself and on behalf of the Subordinated Holders, hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement, however, shall affect any right that the Administrative Agent or any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement against the Subordinated Holder Representative or the Subordinate Holders or their respective properties in the courts of any jurisdiction.

(c)         The Subordinated Holder Representative, for itself and on behalf of the Subordinated Holders, hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, in any New York State court or Federal court of the United States of America sitting in New York City. Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)         The Subordinated Holder Representative, for itself and on behalf of the Subordinated Holders, hereby irrevocably consents to service of process in the manner provided for notices in Section 9 hereof. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 17. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17.

11

SECTION 18. FIRST LIEN SUBORDINATION AGREEMENTS. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, in the event of any conflict between the express terms and provisions of this Agreement, on the one hand, and of any agreement pursuant to which any Subordinated Indebtedness (as defined in the First Lien Term Loan Credit Agreement) is subordinated in right and time of payment to the Obligations (as defined in the First Lien Term Loan Credit Agreement) (a “First Lien Subordination Agreement”), on the other hand, the terms and provisions of such First Lien Subordination Agreement shall control.

[SIGNATURE PAGE FOLLOWS]

12

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

NORTH ATLANTIC TRADING COMPANY, INC.
a Delaware corporation

By:
Name:
Title:

13

[___________________________________],
as the Subordinated Holder Representative

By:
Name:
Title:
Address:

14

[WELLS FARGO BANK, NATIONAL ASSOCIATION],
as the Administrative Agent

By:
Name:
Title:

15